    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 7, 1997



                                                      REGISTRATION NO. 333-38569

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                            LUCENT TECHNOLOGIES INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

             DELAWARE                            3661                           22-3408857
 (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)           IDENTIFICATION NO.)

                              600 MOUNTAIN AVENUE
                         MURRAY HILL, NEW JERSEY 07974
                                 (908) 582-8500
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                PAMELA F. CRAVEN
                             VICE PRESIDENT -- LAW
                            LUCENT TECHNOLOGIES INC.
                              600 MOUNTAIN AVENUE
                         MURRAY HILL, NEW JERSEY 07974
                                 (908) 582-8500
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   Copies to:

             MICHAEL J. HOLLIDAY, ESQ.                           STEVEN E. BOCHNER, ESQ.
             LUCENT TECHNOLOGIES INC.                              NEVAN C. ELAM, ESQ.
                600 MOUNTAIN AVENUE                         WILSON SONSINI GOODRICH & ROSATI,
           MURRAY HILL, NEW JERSEY 07974                        PROFESSIONAL CORPORATION
                                                                   650 PAGE MILL ROAD
                                                               PALO ALTO, CALIFORNIA 94304

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC : As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger (the "Merger") of LaSalle Acquisition, Inc., a wholly-owned subsidiary of Lucent Technologies Inc., with and into Livingston Enterprises, Inc. pursuant to the Agreement and Plan of Merger described in the enclosed Proxy Statement/Prospectus have been satisfied or waived.

     If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE


=========================================================================================================
   TITLE OF EACH CLASS OF                        PROPOSED MAXIMUM   PROPOSED MAXIMUM
         SECURITIES             AMOUNT TO BE    OFFERING PRICE PER AGGREGATE OFFERING      AMOUNT OF
      TO BE REGISTERED          REGISTERED(1)          SHARE            PRICE(2)      REGISTRATION FEE(4)
---------------------------------------------------------------------------------------------------------
Common Stock, $.01 par
  value(3)...................  7,666,129 shares         (2)            $28,363,000          $8,595
=========================================================================================================


(1) Represents the estimated maximum number of shares of Lucent Common Stock which are issuable upon consummation of the Merger, computed based on the estimated maximum number of shares of Livingston Common Stock (15,904,832) that may be converted into shares of Lucent Common Stock to be registered.

(2) Pursuant to Rule 457(f)(2) promulgated under the Securities Act of 1933, the registration fee is based on the book value of the common stock, no par value, of Livingston Enterprises, Inc. as of August 31, 1997.

(3) Includes associated Preferred Share Purchase Rights, which initially are attached to and trade with the shares of Lucent Common Stock being registered hereby. Value attributable to such Preferred Share Purchase Rights, if any, is reflected in the market price of Lucent Common Stock.


(4) Already paid.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                            LUCENT TECHNOLOGIES INC.

                             CROSS-REFERENCE TABLE
 CROSS REFERENCE SHEET BETWEEN ITEMS OF FORM S-4 AND PROXY STATEMENT/PROSPECTUS
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K.


 ITEM                                                         CAPTION OR LOCATION IN
NUMBER               ITEM IN FORM S-4                       PROXY STATEMENT/PROSPECTUS
------  ------------------------------------------  ------------------------------------------
   1.   Forepart of Registration Statement and
          Outside Front Cover Page of
          Prospectus..............................  Facing Page, Cross-Reference Table and
                                                      Outside Front Cover Page of Proxy
                                                      Statement/Prospectus
   2.   Inside Front and Outside Back Cover Pages
          of Prospectus...........................  Table of Contents, "Available Information"
                                                    and "Incorporation of Documents by
                                                      Reference"
   3.   Risk Factors, Ratio of Earnings to Fixed
          Charges and Other Information...........  "Summary" and "Risk Factors"
   4.   Terms of the Transaction..................  "Summary," "The Merger," "Terms of the
                                                      Merger" and "Comparison of the Rights of
                                                      Holders of Lucent Common Stock and the
                                                      Rights of Holders of Livingston Common
                                                      Stock"
   5.   Pro Forma Financial Information...........  Not Applicable
   6.   Material Contacts with the Company Being
          Acquired................................  "The Merger"
   7.   Additional Information Required for
          Reoffering by Persons and Parties Deemed
          to be Underwriters......................  Not Applicable
   8.   Interests of Named Experts and Counsel....  "Experts" and "Legal Matters"
   9.   Disclosure of Commission Position on
          Indemnification for Securities Act
          Liabilities.............................  Not Applicable
  10.   Information with Respect to S-3
          Registrants.............................  "Incorporation of Documents by Reference,"
                                                      "Recent Developments" and "Certain
                                                      Information Concerning Lucent"
  11.   Incorporation of Certain Information by
          Reference...............................  "Incorporation of Documents by Reference"
                                                    and "Available Information"
  12.   Information with Respect to S-2 or S-3
          Registrants.............................  Not Applicable
  13.   Incorporation of Certain Information by
          Reference...............................  Not Applicable
  14.   Information with Respect to Registrants
          Other Than S-3 or S-2 Registrants.......  Not Applicable
  15.   Information with Respect to S-3
          Companies...............................  Not Applicable
  16.   Information with Respect to S-2 or S-3
          Companies...............................  Not Applicable
  17.   Information with Respect to Companies
          Other Than S-3 or S-2 Companies.........  "Summary" and "Certain Information
                                                      Concerning Livingston"

 ITEM                                                         CAPTION OR LOCATION IN
NUMBER               ITEM IN FORM S-4                       PROXY STATEMENT/PROSPECTUS
------  ------------------------------------------  ------------------------------------------
  18.   Information if Proxies, Consents or
          Authorizations Are to Be Solicited......  "Incorporation of Documents by Reference,"
                                                      "Summary," "Livingston Special Meeting,"
                                                      "The Merger," "Certain Transactions,"
                                                      "Certain Information Concerning
                                                      Livingston" and "Dissenters' Rights"
  19.   Information if Proxies, Consents or
          Authorizations Are Not to Be Solicited,
          or in an Exchange Offer.................  Not Applicable

                         [LIVINGSTON ENTERPRISES, INC.]


                                                               November 10, 1997


Dear Shareholder:


     At our Special Meeting of Shareholders (the "Special Meeting") to be held on December 12, 1997, you will be asked to vote upon the approval and adoption of the Agreement and Plan of Merger dated as of October 14, 1997 (the "Merger Agreement") among Lucent Technologies Inc. ("Lucent"), LaSalle Acquisition, Inc., a wholly-owned subsidiary of Lucent ("Acquisition"), and Livingston Enterprises, Inc. ("Livingston"), providing for the merger of Acquisition with and into Livingston upon the terms and subject to the conditions of the Merger Agreement (the "Merger"). The foregoing proposal is described more fully in the accompanying Proxy Statement/Prospectus.


     After careful consideration, Livingston's Board of Directors has unanimously determined that the terms of the Merger Agreement and the Merger are fair to, and in the best interests of, Livingston and its shareholders. Accordingly, Livingston's Board of Directors has unanimously approved the Merger Agreement and unanimously recommends that the shareholders of Livingston vote FOR approval of the Merger Agreement and the Merger. The approval of the Merger Agreement and the Merger requires the affirmative vote of holders of at least a majority of the outstanding shares of the Common Stock of Livingston. In connection with the execution of the Merger Agreement, Lucent entered into a Voting Agreement with Steven M. Willens and Jerrold Livingston, the beneficial holders of approximately 64% of the issued and outstanding shares of Livingston Common Stock, pursuant to which they have agreed to vote in favor of the approval of the Merger Agreement and the Merger and have granted certain officers of Acquisition an irrevocable proxy and power of attorney to vote their shares in favor of the approval of the Merger Agreement and the Merger.

     Shareholders are urged to review carefully the information contained in the Proxy Statement/Prospectus attached hereto prior to deciding how to vote their shares at the Special Meeting.

     Whether or not you expect to attend the Special Meeting in person, please complete, sign and promptly return the enclosed proxy in the enclosed postage-prepaid envelope to assure representation of your shares. You may revoke your proxy at any time before it has been voted, and if you attend the Special Meeting you may vote in person, even if you previously returned your proxy. Your prompt cooperation will be greatly appreciated.

                                          Sincerely,

                                          STEVEN M. WILLENS
                                          Chairman of the Board, President and
                                          Chief Executive Officer

                          LIVINGSTON ENTERPRISES, INC.
                                4464 WILLOW ROAD
                          PLEASANTON, CALIFORNIA 94588
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                        TO BE HELD ON DECEMBER 12, 1997


TO THE SHAREHOLDERS OF LIVINGSTON ENTERPRISES, INC.


     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Special Meeting") of Livingston Enterprises, Inc., a California corporation ("Livingston"), will be held on December 12, 1997, at 10:00 a.m., local time, at Livingston's principal offices at 4464 Willow Road, Pleasanton, California 94588.


     At the Special Meeting you will be asked to consider and vote upon the following proposal:

     To approve and adopt the Agreement and Plan of Merger dated as of October 14, 1997 (the "Merger Agreement"), among Lucent Technologies Inc., a Delaware corporation ("Lucent"), LaSalle Acquisition, Inc., a California corporation and a wholly-owned subsidiary of Lucent ("Acquisition"), and Livingston, providing for the merger of Acquisition with and into Livingston upon the terms and subject to the conditions of the Merger Agreement (the "Merger").

     Pursuant to the Merger Agreement (a) each share of Common Stock, no par value per share, of Livingston ("Livingston Common Stock") issued and outstanding at the effective time of the Merger will be converted into 0.482 ("Exchange Ratio") of a fully paid and nonassessable share of common stock, par value $.01 per share, of Lucent ("Lucent Common Stock"), and (b) each option to purchase shares of Livingston Common Stock ("Livingston Option") that is not exercised prior to the consummation of the Merger will be assumed by Lucent and will thereafter represent an option to purchase a certain number of shares of Lucent Common Stock at an exercise price proportionately adjusted to reflect the Exchange Ratio.

     THE BOARD OF DIRECTORS OF LIVINGSTON UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

     Detailed information concerning the Merger Agreement and the Merger is contained in the accompanying Proxy Statement/Prospectus; please read it carefully.

                                          For the Board of Directors,

                                          STEVEN M. WILLENS
                                          Chairman of the Board, President
                                          and Chief Executive Officer
Pleasanton, California

November 10, 1997


     WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. A SHAREHOLDER WHO EXECUTES A PROXY MAY REVOKE IT AT ANY TIME BEFORE IT IS EXERCISED BY GIVING WRITTEN NOTICE OF REVOCATION TO LIVINGSTON, BY SUBSEQUENTLY FILING ANOTHER PROXY OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.

               HOLDERS OF LIVINGSTON COMMON STOCK SHOULD NOT SEND
                     STOCK CERTIFICATES WITH THEIR PROXIES.

              LUCENT TECHNOLOGIES INC.                            LIVINGSTON ENTERPRISES, INC.
                600 MOUNTAIN AVENUE                                     4464 WILLOW ROAD
           MURRAY HILL, NEW JERSEY 07974                          PLEASANTON, CALIFORNIA 94588

                           PROXY STATEMENT/PROSPECTUS

                            ------------------------

     This Proxy Statement/Prospectus constitutes the prospectus of Lucent Technologies Inc., a Delaware corporation ("Lucent"), with respect to the issuance of approximately 7,661,129 shares of common stock of Lucent, par value $.01 per share (the "Lucent Common Stock"), together with the corresponding percentage right (a "Lucent Right") to purchase shares of Lucent junior preferred stock, par value $1.00 per share ("Lucent Junior Preferred Stock"), issued pursuant to the Rights Agreement, dated as of April 4, 1996 (the "Rights Agreement"), between Lucent and First Chicago Trust Company of New York (the "Rights Agent") to be issued in a merger (the "Merger") between Livingston Enterprises, Inc., a California corporation ("Livingston"), and LaSalle Acquisition, Inc., a California corporation that is a wholly-owned subsidiary of Lucent ("Acquisition"), upon the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of October 14, 1997 (the "Merger Agreement"), among Lucent, Acquisition and Livingston, with Livingston surviving as a wholly-owned subsidiary of Lucent. Subject to the terms and conditions of the Merger Agreement, each share of common stock, no par value per share, of Livingston ("Livingston Common Stock") outstanding immediately prior to the time the Merger is effective (other than the shares of Livingston Common Stock owned by Lucent or Livingston which shall be canceled and other than Dissenting Shares (as defined below)) will be converted into 0.482 (the" Exchange Ratio") of a share of Lucent Common Stock. Cash will be paid in lieu of any fractional share of Lucent Common Stock. Shares of Livingston which are not voted in favor of the Merger and as to which the holders have properly demanded appraisal ("Dissenting Shares") in accordance with the California Corporations Code (the "California Code") will be entitled to receive such consideration as determined to be due in accordance with the California Code.

     The consummation of the Merger is subject, among other things, (i) to the approval and adoption of the Merger Agreement by a majority of the outstanding shares entitled to vote thereon at the Livingston Special Meeting (as defined below), provided that a quorum is present and (ii) to the receipt of certain regulatory approvals. Concurrent with the Merger Agreement, Lucent has entered into a voting agreement with two Livingston shareholders who hold approximately 64% of the outstanding shares of Livingston Common Stock, pursuant to which such shareholders have agreed to vote in favor of the Merger and have granted certain officers of Acquisition an irrevocable proxy and power of attorney to vote their shares in favor of the Merger. SEE "RISK FACTORS" COMMENCING ON PAGE 10 FOR A DESCRIPTION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY SHAREHOLDERS BEFORE VOTING. A conformed copy of the Merger Agreement is attached hereto as Appendix A.


     Lucent Common Stock is listed for trading under the symbol "LU" on the New York Stock Exchange (the "NYSE"). On October 14, 1997, the last trading day prior to the public announcement of the Merger, the last reported sale price of Lucent Common Stock, as reported on the NYSE Composite Transactions Tape, was $88 per share. On November 6, 1997, the last trading day prior to the date of this Proxy Statement/Prospectus, the last reported sale price of Lucent Common Stock, as reported on the NYSE Composite Transactions Tape, was $84 13/16 per share.



     This Proxy Statement/Prospectus is being furnished to the shareholders of Livingston in connection with the solicitation of proxies by the Board of Directors of Livingston (the "Livingston Board") for use at a special meeting of the shareholders of Livingston (the "Livingston Special Meeting") to be held on December 12, 1997, at 10:00 a.m., local time, at Livingston's principal executive offices located at 4464 Willow Road, Pleasanton, California 94588, and at any adjournment thereof, for the purpose of considering and voting upon the Merger.


     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY LUCENT OR LIVINGSTON. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION, TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF LUCENT, LIVINGSTON OR ACQUISITION SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS OR THAT INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THE DATES THEREOF.

                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------


        The date of this Proxy Statement/Prospectus is November 7, 1997.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
AVAILABLE INFORMATION.................................................................     1
INCORPORATION OF DOCUMENTS BY REFERENCE...............................................     1
SUMMARY...............................................................................     3
  Risk Factors........................................................................     3
  The Companies.......................................................................     3
  Accounting Treatment................................................................     4
  Livingston Special Meeting..........................................................     4
  Share Ownership of Management.......................................................     4
  Quorum; Required Vote...............................................................     4
  The Merger and the Merger Agreement.................................................     4
  Other Related Matters...............................................................     6
  Comparison of the Rights of Holders of Lucent Common Stock and the Rights of Holders
     of Livingston Common Stock.......................................................     6
  Market Prices and Dividends.........................................................     6
  Summary Selected Financial Information..............................................     7
RISK FACTORS..........................................................................    10
  Fixed Exchange Ratio Despite Changes in Lucent Stock Price..........................    10
  Necessity of Receiving Governmental Approvals Prior to the Merger...................    10
  Conflicts of Interest...............................................................    10
  Absence of Review of Adequacy of Merger Consideration...............................    10
  Tax Risks Associated With the Merger................................................    11
LIVINGSTON SPECIAL MEETING............................................................    11
  Date, Time, Place and Purpose.......................................................    11
  Record Date; Voting Rights..........................................................    11
  Voting Agreements...................................................................    11
  Share Ownership of Management.......................................................    12
  Quorum; Required Vote...............................................................    12
  Proxies.............................................................................    12
  Solicitation of Proxies; Expenses...................................................    13
THE MERGER............................................................................    13
  General.............................................................................    13
  Background of the Merger............................................................    13
  Recommendation of the Livingston Board..............................................    15
  Interests of Certain Persons in the Merger..........................................    15
  Lucent's Reasons for the Merger.....................................................    16
  Livingston's Reasons for the Merger.................................................    17
  Resales of Lucent Common Stock......................................................    18
TERMS OF THE MERGER AGREEMENT.........................................................    18
  Conversion of Shares in the Merger..................................................    18
  No Fractional Shares................................................................    19
  Adjustment of Exchange Ratio........................................................    19
  Exchange Agent; Procedures For Exchange of Certificates.............................    19
  Effective Time of the Merger........................................................    20
  Dissenting Shares...................................................................    20
  Representations and Warranties......................................................    21
  Conduct of Business Pending the Merger..............................................    21

                                                                                        PAGE
                                                                                        ----
  Reorganization......................................................................    22
  No Solicitation.....................................................................    22
  Conditions to the Merger............................................................    22
  Stock Options; Unvested Restricted Stock............................................    24
  Indemnification.....................................................................    24
  Termination.........................................................................    24
  Fees and Expenses...................................................................    25
  Amendment...........................................................................    25
  Waiver..............................................................................    25
OTHER RELATED MATTERS.................................................................    25
  Regulatory Matters..................................................................    25
  Non-Competition Agreements..........................................................    25
  Accounting Treatment................................................................    26
  Certain Federal Income Tax Consequences.............................................    26
  Stock Exchange Listing..............................................................    27
DESCRIPTION OF LUCENT CAPITAL STOCK...................................................    27
DISSENTERS' RIGHTS....................................................................    28
  Rights of Dissenting Shareholders...................................................    28
  Federal Income Tax Treatment........................................................    29
COMPARISON OF THE RIGHTS OF HOLDERS OF LUCENT COMMON STOCK AND THE RIGHTS OF HOLDERS
  OF LIVINGSTON COMMON STOCK..........................................................    29
  Certain Voting Rights...............................................................    30
  Dividends...........................................................................    30
  Election of Directors; Board of Directors...........................................    31
  Removal of Directors; Filling Vacancies on the Board of Directors...................    31
  Special Meetings of Shareholders; Shareholder Action By Written Consent.............    32
  Inspection of Shareholders' List....................................................    32
  Shareholder Derivative Suits........................................................    32
  Amendment of Bylaws.................................................................    33
  Amendment of Charter................................................................    33
  Dissenting or Appraisal Rights......................................................    33
  Certain Business Combinations and Reorganizations...................................    34
  Loans to Officers and Employees.....................................................    34
  Interested Director Transactions....................................................    35
CERTAIN INFORMATION CONCERNING LUCENT.................................................    35
CERTAIN INFORMATION CONCERNING LIVINGSTON.............................................    35
  Management's Discussion and Analysis of Financial Condition and Results of
     Operations.......................................................................    36
  Executive Compensation..............................................................    41
  Aggregated Option Exercises in Fiscal 1997 and Fiscal 1997 Year-End Option Values...    42
  Livingston Stock Information........................................................    43
  Certain Transactions................................................................    43
LEGAL MATTERS.........................................................................    44
EXPERTS...............................................................................    44
LIVINGSTON CONSOLIDATED FINANCIAL STATEMENTS..........................................   F-1
APPENDICES
  Appendix A -- Agreement and Plan of Merger..........................................   A-1
  Appendix B -- California Corporations Code -- Dissenters' Rights....................   B-1

                             AVAILABLE INFORMATION

     Lucent is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the
Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials relating to Lucent may also be inspected at the NYSE, 20 Broad Street, New York, New York 10005. The Commission maintains a World Wide Website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.

     Lucent has filed with the Commission a registration statement on Form S-4 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") with respect to the issuance of shares of Lucent Common Stock in connection with the Merger. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to the Registration Statement and the Exhibits thereto for further information. Statements contained or incorporated by reference herein concerning the provisions of any agreement or other document filed as an Exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete and reference is hereby made to the copy thereof so filed for more detailed information, each such statement being qualified in its entirety by such reference.

     The information in this Proxy Statement/Prospectus concerning Lucent and Acquisition has been furnished by Lucent; the information concerning Livingston and its consolidated subsidiaries has been furnished by Livingston. Livingston is not subject to the informational requirements of the Exchange Act.

     All reports and other documents filed by Lucent pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the date of the Livingston Special Meeting, and any and all adjustments thereof shall be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.


     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF SUCH DOCUMENTS (OTHER THAN EXHIBITS THERETO WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF LIVINGSTON COMMON STOCK, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO CORPORATE HEADQUARTERS, LUCENT TECHNOLOGIES INC., 600 MOUNTAIN AVENUE, MURRAY HILL, NEW JERSEY 07974, TELEPHONE NUMBER 1-888-4 LUCENT. IN ORDER TO ENSURE TIMELY DELIVERY OF DOCUMENTS, ANY REQUEST THEREFOR SHOULD BE MADE NO LATER THAN DECEMBER 5, 1997.


                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents heretofore filed with the Commission pursuant to the Securities Act and the Exchange Act are incorporated herein by reference (Commission File No. 001-11639):

          1. Lucent's Transition Report on Form 10-K for the transition period from January 1, 1996 through September 30, 1996, filed with the Commission on December 30, 1996;

          2. Lucent's Quarterly Reports on Form 10-Q for the quarters ended December 31, 1996, March 31, 1997 (as amended by Form 10-Q/A filed May 21,
     1997) and June 30, 1997;

          3. The "Description of Capital Stock" section of Lucent's Registration Statement on Form 10 filed with the Commission on February 26, 1996, as amended by Amendment No. 1 thereto filed on Form 10/A on March 12, 1996, Amendment No. 2 thereto filed on form 10/A on March 22, 1996 and Amendment No. 3 thereto filed on Form 10/A on April 1, 1996; and

         4. Lucent's Current Report on Form 8-K dated October 21, 1997.

     As used herein, unless the context otherwise clearly requires: "Lucent" refers to Lucent Technologies Inc. and its consolidated subsidiaries and "Livingston" refers to Livingston Enterprises, Inc. and its consolidated subsidiaries. Capitalized terms not defined in this Proxy Statement/Prospectus have the respective meanings specified in the Merger Agreement.

                                    SUMMARY

     The following is a brief summary of certain information contained elsewhere in this Proxy Statement/ Prospectus or in documents incorporated herein by reference. This summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements included or incorporated by reference in this Proxy Statement/Prospectus. CERTAIN CAPITALIZED TERMS USED IN THIS SUMMARY ARE DEFINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS.
                            ------------------------

     SHAREHOLDERS OF LIVINGSTON ARE URGED TO READ THIS PROXY
STATEMENT/PROSPECTUS AND THE APPENDICES HERETO IN THEIR ENTIRETY AND SHOULD CONSIDER CAREFULLY THE INFORMATION SET FORTH BELOW UNDER THE HEADING "RISK FACTORS."
                            ------------------------

RISK FACTORS

     In considering whether to approve and adopt the Merger Agreement, the shareholders of Livingston should consider that: (i) the Exchange Ratio between the Livingston Common Stock and the Lucent Common Stock is a fixed ratio and will not be adjusted in the event of any increase or decrease in the market price of Lucent Common Stock prior to the time that the Merger becomes effective; (ii) the consummation of the Merger is conditioned upon the receipt of certain governmental approvals; (iii) no independent financial adviser to Livingston has considered whether the consideration to be received by holders of Livingston Common Stock in connection with the Merger is fair to such holders from a financial point of view; (iv) certain directors and executive officers of Livingston may be deemed to have conflicts of interest with respect to the Merger; and (v) there is a risk that all the gain or loss realized by the holders of Livingston Common Stock as a result of the Merger will be subject to tax. See "RISK FACTORS."

THE COMPANIES

     Lucent. Lucent is one of the world's leading designers, developers and manufacturers of telecommunications systems, software and products. These integrated systems and software applications enable network operators and business enterprises to connect, route, manage and store information between and within locations. Lucent is a global leader in the sale of public telecommunications systems, and is a supplier of systems or software to the world's largest networks. Lucent is also a global leader in the sale of business communications systems and microelectronic components for communications systems and computer manufacturers. Lucent was formed from the systems and technology units that were formerly part of AT&T Corp. ("AT&T"), including the research and development capabilities of Bell Laboratories. Lucent's principal executive offices are located at 600 Mountain Avenue, Murray Hill, New Jersey 07974 and its telephone number is (908) 582-8500.

     Livingston. Livingston is a leading provider of integrated remote access networking solutions for Internet Service Providers ("ISPs") worldwide. Used by ISPs to connect their subscribers to the Internet, Livingston's remote access servers deliver high performance at a low price per port, making them particularly well-suited for the intensely competitive ISP marketplace. Livingston also provides office routers and firewall routers that are resold by ISPs to corporate customers for Internet connectivity and other remote access networking applications. Since Livingston introduced its first remote access server in 1990, over 2,000 ISPs have purchased Livingston's remote access products. Its principal executive offices are located at 4464 Willow Road, Pleasanton, California 94588 and its telephone number is (510) 737-2100.

     Acquisition. Acquisition was incorporated in California on October 7, 1997 solely for the purpose of consummating the Merger. Acquisition has limited assets and no business and has not carried on any activities other than those which are directly related to its formation and its execution of the Merger Agreement. Its principal executive offices are located at 211 Mt. Airy Road, Basking Ridge, New Jersey 07920 and its telephone number is (908) 953-4900.

ACCOUNTING TREATMENT


     The Merger will be accounted for as a "purchase" transaction for accounting and financial reporting purposes, in accordance with generally accepted accounting principles. In connection with the Merger, it is anticipated that Lucent will take a one-time charge associated with acquired in-process research and development. Such charge is expected to be approximately $427 million and will be taken in the fiscal quarter in which the Merger is consummated.


LIVINGSTON SPECIAL MEETING


     Purpose. The Livingston Special Meeting will be held on December 12, 1997 at 10:00 a.m., local time, to consider and vote upon a proposal to approve and adopt the Merger Agreement, which provides for the merger of Acquisition with and into Livingston, with Livingston continuing as the surviving corporation (the "Surviving Corporation") and a wholly-owned subsidiary of Lucent. See "LIVINGSTON SPECIAL MEETING -- Purpose."



     Record Date. Only holders of record of Livingston Common Stock at the close of business on November 5, 1997 (the "Livingston Record Date") are entitled to receive notice of and to vote at the Livingston Special Meeting. At the close of business on the Livingston Record Date, there were approximately 12,414,495 shares of Livingston Common Stock outstanding, each of which entitles the registered holder thereof to one vote. See "LIVINGSTON SPECIAL
MEETING -- Record Date; Voting Rights."



VOTING RIGHTS



     In connection with the execution of the Merger Agreement, Lucent entered into a Voting Agreement with Steven M. Willens and Jerrold Livingston, beneficial owners of approximately 64% of the issued and outstanding Livingston Common Stock, pursuant to which they have agreed to vote in favor of the approval of the Merger Agreement and the Merger and have granted certain officers of Acquisition an irrevocable proxy and power of attorney to vote such shares in favor of approval of the Merger Agreement and the Merger. See "LIVINGSTON SPECIAL MEETING -- Voting Agreements."


SHARE OWNERSHIP OF MANAGEMENT


     As of the Livingston Record Date, the directors and executive officers of Livingston beneficially owned approximately 12,016,900 (approximately 97%) of the outstanding shares of Livingston Common Stock. See "THE MERGER -- Interests of Certain Persons in the Merger."


QUORUM; REQUIRED VOTE

     A majority of the shares of Livingston Common Stock entitled to vote on the Merger Agreement, represented in person or by proxy at the Livingston Special Meeting, is required in order for a quorum to be present. In the absence of a quorum, the Livingston Special Meeting may be adjourned by the vote of a majority of the shares represented.

     Approval and adoption of the Merger Agreement will require the affirmative vote of a majority of outstanding shares entitled to vote thereon at the Livingston Special Meeting, provided that a quorum is present.

THE MERGER AND THE MERGER AGREEMENT

     General. On October 14, 1997, Lucent, Acquisition and Livingston executed the Merger Agreement. A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement/Prospectus and is incorporated herein by reference. At the Effective Time (as defined below) of the Merger, Acquisition will be merged with and into Livingston, with Livingston continuing as the Surviving Corporation and a wholly-owned subsidiary of Lucent. As a result of the Merger, the separate corporate existence of Acquisition will cease and Livingston will succeed to all the rights and be responsible for all the obligations of Acquisition in accordance with the California Code. Subject to the terms and conditions of the Merger Agreement, each share of

Livingston Common Stock outstanding immediately prior to the Effective Time (other than shares owned directly or indirectly by Lucent or Livingston which shall be canceled and other than Dissenting Shares) will be converted into 0.482 of a share of Lucent Common Stock, together with the corresponding percentage of a Lucent Right. Cash will be paid in lieu of any fractional share of Lucent Common Stock. At the Effective Time, all outstanding stock options to purchase Livingston Common Stock ("Stock Options") will be assumed by Lucent and will thereafter represent options to purchase a number of shares of Lucent Common Stock at an exercise price proportionately adjusted to reflect the Exchange Ratio ("Substitute Options"). Following the Merger, the Substitute Options will continue to be subject to the terms and conditions of Livingston's 1994 Stock Option Plan, as amended (the "1994 Stock Plan"), and the applicable option agreements, including vesting restrictions, if any. The consideration for Dissenting Shares, if any, will be paid in accordance with the provisions of the California Code. The Exchange Ratio for Livingston Common Stock is subject to adjustment in certain circumstances. See "THE MERGER -- General," "TERMS OF THE MERGER AGREEMENT -- Conversion of Shares in the Merger," "-- No Fractional Shares," "-- Adjustment of Exchange Ratio" and "-- Dissenting Shares" and "DISSENTERS' RIGHTS."

     Recommendation of the Livingston Board. The Livingston Board has unanimously determined that the Merger is advisable and fair to, and in the best interests of, Livingston and its shareholders and has approved the Merger Agreement. THE LIVINGSTON BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF LIVINGSTON VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AT THE LIVINGSTON SPECIAL MEETING. For a discussion of the interests that certain officers and directors of Livingston have with respect to the Merger in addition to their interests as shareholders of Livingston generally see "THE
MERGER -- Interests of Certain Persons in the Merger." Such interests, together with other relevant factors, were considered by the Livingston Board in making its recommendation and approving the Merger Agreement. See "THE
MERGER -- Recommendation of the Livingston Board of Directors" and
"-- Livingston's Reasons for the Merger."


     Interests of Certain Persons in the Merger. As of the Livingston Record Date, the directors and executive officers of Livingston beneficially owned approximately (i) 12,016,900 shares of Livingston Common Stock for which they will receive the same consideration in connection with the Merger as other Livingston shareholders and (ii) unexercised options to acquire 890,000 shares of Livingston Common Stock which will be treated as described herein under "TERMS OF THE MERGER AGREEMENT -- Stock Options; Unvested Restricted Stock." Concurrent with the execution of the Merger Agreement, Lucent entered into an employment agreement with Steven M. Willens, the President, Chief Executive Officer, Chief Technology Officer and Chairman of Livingston, which provides certain benefits to Mr. Willens. See "THE MERGER -- Interests of Certain Persons in the Merger."


     Effective Time of the Merger. The Merger will become effective at the time (the "Effective Time") of the filing of an Agreement of Merger with the Secretary of State of the State of California in accordance with the provisions of the California Code, such later date as may be specified in the Agreement of Merger or such later date as Lucent, Acquisition and Livingston may mutually agree. The Agreement of Merger will be filed as soon as practicable following the satisfaction or waiver of the conditions in the Merger Agreement. The parties currently anticipate that the Merger will occur on or before December 31, 1997, although there can be no assurance as to whether or when the Merger will occur. See "TERMS OF THE MERGER AGREEMENT -- Effective Time of the Merger."

     Conditions of the Merger. The respective obligations of the parties to consummate the Merger are subject to the satisfaction or waiver of certain conditions including the approval and adoption of the Merger Agreement by the requisite vote of the Livingston shareholders, the continued effectiveness of the Registration Statement and the receipt of certain regulatory approvals. The respective obligations of Lucent and Acquisition on the one hand and Livingston on the other are also conditioned upon the satisfaction or waiver by the other party of certain conditions including performance of obligations, no material adverse change and receipt of certain consents. See "TERMS OF THE MERGER AGREEMENT -- Conditions to the Merger."

     Termination.  The Merger Agreement may be terminated (a) by mutual consent;
(b) by either Lucent or Livingston, if (i) the Effective Time does not occur by March 31, 1998, subject to certain limitations or (ii) any court or governmental authority having jurisdiction has permanently enjoined or prohibited the Merger; or (c) by either Lucent or Livingston if the other materially breaches its obligations under the Merger Agreement unless such failure is cured within 10 business days. See "TERMS OF THE MERGER AGREEMENT -- Termination."

OTHER RELATED MATTERS


     Regulatory Matters. Lucent and Livingston filed on October 28, 1997 and Steven M. Willens and Ronald H. Willens filed on October 31, 1997 with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Department of Justice") the notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Consummation of the Merger is subject to the expiration or the early termination of the waiting period under the HSR Act. In addition, Lucent and Livingston will make filings and applications with certain governmental agencies, domestic and foreign, with respect to the transactions contemplated by the Merger Agreement. See "OTHER RELATED MATTERS -- Regulatory Matters."


     Certain Federal Income Tax Consequences. It is a condition to the consummation of the Merger that Lucent and Livingston receive an opinion from their respective tax counsel that, among other things, the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and no gain or loss will be recognized by the shareholders of Livingston as a result of the Merger, except with respect to cash, if any, received in lieu of fractional shares of Lucent Common Stock. See "OTHER RELATED MATTERS -- Certain Federal Income Tax Consequences," "TERMS OF THE MERGER AGREEMENT -- Conditions to the Merger" and "DISSENTERS' RIGHTS -- Federal Income Tax Treatment."

COMPARISON OF THE RIGHTS OF HOLDERS OF LUCENT COMMON STOCK AND THE RIGHTS OF HOLDERS OF LIVINGSTON COMMON STOCK

     Livingston shareholders' rights are currently governed by California law, the Restated Articles of Incorporation of Livingston (the "Livingston Articles") and the Bylaws of Livingston, as amended (the "Livingston Bylaws"). Upon consummation of the Merger, shareholders of Livingston receiving Lucent Common Stock will become stockholders of Lucent and their rights as such will be governed by Delaware law, the Restated Certificate of Incorporation of Lucent (the "Lucent Certificate") and the Bylaws of Lucent (the "Lucent Bylaws"). See "COMPARISON OF THE RIGHTS OF HOLDERS OF LUCENT COMMON STOCK AND THE RIGHTS OF HOLDERS OF LIVINGSTON COMMON STOCK."

MARKET PRICES AND DIVIDENDS

     Lucent Common Stock is listed and traded on the NYSE under the symbol "LU." The table below indicates the high and low sales prices per share of Lucent Common Stock as quoted reported on the NYSE Composite Transactions Tape and the dividends declared per share, during the calendar quarters indicated. Dividends are declared at the discretion of Lucent's Board of Directors (the "Lucent Board") and may be discontinued at any time if the Lucent Board should determine that it is in the best interests of Lucent to eliminate the payment of dividends.


                                                                                    DIVIDENDS
                                                                 HIGH     LOW       DECLARED
                                                                 ---      ---       ---------
1996
  Second Quarter (from April 4, 1996)............................ 39 1/4  29 3/4      $.075
  Third Quarter.................................................. 45 7/8  30 5/8       .075
  Fourth Quarter................................................. 53 1/8  42 1/8       .075

1997
  First Quarter.................................................. 60 5/8  44 3/4       .075
  Second Quarter................................................. 74 3/16 49 7/8       .075
  Third Quarter.................................................. 90 3/4  72 3/16      .075
  Fourth Quarter (through November 5, 1997)...................... 90 3/16 72 7/16        --



     On October 14, 1997, the last full trading day prior to the public announcement of the Merger, the last sale price per share of Lucent Common Stock was $88. On November 6, 1997, the last full trading day for which information was available prior to the date of this Proxy Statement/Prospectus, the last sale price per share reported for Lucent Common Stock was $84 13/16. Because there is no established trading market for shares of Livingston Common Stock, information with respect to the market prices thereof and the equivalent per share market prices of Lucent Common Stock has been omitted.


     On October 5, 1997, the Lucent Board declared a cash dividend of $.075 per share of Lucent Common Stock. The dividend is payable on December 1, 1997 to holders of record of Lucent Common Stock on October 31, 1997. Holders of record of Livingston Common Stock will not be entitled to receive this dividend on Lucent Common Stock issued in the Merger.

     SHAREHOLDERS ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS FOR LUCENT COMMON STOCK. NO ASSURANCE CAN BE GIVEN AS TO THE MARKET PRICE OF LUCENT COMMON STOCK AT OR AFTER THE EFFECTIVE TIME OF THE MERGER.

SUMMARY SELECTED FINANCIAL INFORMATION

     Lucent. The following tables present summary historical financial information for Lucent. This information is based upon the consolidated financial statements of Lucent incorporated by reference and should be read in conjunction therewith and the notes thereto for the periods presented. The historical financial information set forth below may not be indicative of Lucent's future performance and does not necessarily reflect what the financial position and results of operations of Lucent would have been had Lucent operated as a separate, stand-alone entity during the periods covered. Per share data for net income and dividends for years prior to 1995 have not been presented because Lucent's businesses were operated through various divisions and subsidiaries of AT&T. See "INCORPORATION OF DOCUMENTS BY REFERENCE."

                                              NINE MONTHS
                                                 ENDED
                                             SEPTEMBER 30,            YEAR ENDED DECEMBER 31,
                                           -----------------   -------------------------------------
LUCENT HISTORICAL:                          1996      1995     1995(1)    1994      1993      1992
                                           -------   -------   -------   -------   -------   -------
                                                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
RESULTS OF OPERATIONS
Revenues.................................  $15,859   $13,986   $21,413   $19,765   $17,734   $17,312
Gross margin.............................    6,569     6,143     8,468     8,428     7,646     6,929
Operating income (loss)..................      487       434    (1,000)      971       669       404
Income (loss) before cumulative effect of
  accounting changes.....................      224       150      (867)      482       430       179
Cumulative effects of accounting
  change.................................       --        --        --        --    (4,208)       --
Net income (loss)........................      224       150      (867)      482    (3,778)      179
Earnings per common
  share -- Historical(2).................     0.38      0.28     (1.65)      n/a       n/a       n/a
Earnings per common share -- Pro
  Forma(3)...............................     0.35      0.24     (1.36)      n/a       n/a       n/a
Dividends per common share...............     0.15        --        --       n/a       n/a       n/a
FINANCIAL POSITION
Total assets.............................  $22,626   $18,219   $19,722   $17,340   $17,109   $14,466
Working capital..........................    2,068       188      (384)      246     1,773    (1,719)
Total debt...............................    3,997     4,192     4,014     3,164     3,195     3,942
Shareowners' equity......................    2,686     2,783     1,434     2,476     2,580     3,098
OTHER INFORMATION
Sales, general and administrative
  expenses as a percentage of revenues...    26.8%     28.9%     33.1%     27.1%     28.3%     27.8%
Research and development expenses as a
  percentage of revenue..................     11.6      12.0      11.1      10.6      11.1       9.9
Gross margin percentage..................     41.4      43.9      39.5      42.6      43.1      40.0

---------------
(1) Includes pretax restructuring and other charges of $2,801 ($1,847 after taxes) recorded as $892 of costs, $1,645 of selling, general and administrative expenses and $264 of research and development expenses.

(2) The calculation of earnings per share on a historical basis includes the retroactive recognition to January 1, 1995 of the 524,624,894 shares owned by AT&T.

(3) The calculation of earnings per share on a pro forma basis assumes that all 636,661,931 common shares outstanding on April 10, 1996 were outstanding since January 1, 1995 and gives no effect to the use of proceeds from the initial public offering of Lucent Common Stock.

(4) Beginning September 30, 1996, Lucent changed its fiscal year end from December 31 to September 30, and reported results for the nine-month transition period ended September 30, 1996.

     Livingston. The following selected consolidated financial data should be read in conjunction with Livingston's consolidated financial statements and the notes thereto, and with the section captioned "CERTAIN INFORMATION CONCERNING LIVINGSTON -- Management's Discussion and Analysis of Financial Condition." The consolidated statement of operations data for the years ended August 31, 1997, 1996, 1995 and 1994 and the consolidated balance sheet data at August 31, 1997, 1996 and 1995 are derived from, and are qualified by reference to, the audited consolidated financial statements of Livingston. The consolidated statement of operations data should be read in conjunction with such audited financial statements, the notes thereto and the audit report of KPMG Peat Marwick LLP, independent certified public accountants. See "FINANCIAL STATEMENTS OF LIVINGSTON." The consolidated statement of operations data for the years ended August 31, 1994 and 1993 and the consolidated balance sheet data at August 31, 1994 and 1993 are derived from audited and unaudited consolidated financial statements, respectively, which are not included in this Proxy Statement/Prospectus. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of Livingston's financial position and results of operations for such periods. The results of operations for the year ended August 31, 1997 may not be indicative of Livingston's future results.

                                                                 YEAR ENDED AUGUST 31,
                                                     ---------------------------------------------
LIVINGSTON HISTORICAL:                                1997      1996      1995      1994     1993
                                                     -------   -------   -------   ------   ------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA
Product revenues...................................  $65,495   $43,229   $20,138   $6,180   $2,083
Royalty revenues...................................    7,329     2,878       323       --       --
                                                     -------   -------   -------   -------  -------
Net revenues.......................................   72,824    46,107    20,461    6,180    2,083
Cost of revenues...................................   27,741    18,567     8,054    2,853      962
                                                     -------   -------   -------   -------  -------
  Gross profit.....................................   45,083    27,540    12,407    3,327    1,121
Operating expenses:
  Research and development.........................    4,289     2,512       890      462      277
  Selling and marketing............................   17,798     8,670     2,831      673      327
  General and administrative.......................    4,245     1,771       667      449      401
                                                     -------   -------   -------   -------  -------
     Total operating expenses......................   26,332    12,953     4,388    1,584    1,005
                                                     -------   -------   -------   -------  -------
Operating income...................................   18,751    14,587     8,019    1,743      116
Interest income (expense), net.....................      530        85       (20)     (21)      (9)
                                                     -------   -------   -------   -------  -------
Income before income taxes.........................   19,281    14,672     7,999    1,722      107
Provision for income taxes.........................    6,850     5,827     3,095      695       21
                                                     -------   -------   -------   -------  -------
     Net income....................................  $12,431   $ 8,845   $ 4,904   $1,027   $   86
                                                     =======   =======   =======   =======  =======
Net income per share...............................  $   .87   $   .64   $   .39   $  .08   $  .01
                                                     =======   =======   =======   =======  =======
Shares used in per share computations(1)...........   14,334    13,844    12,569   12,150   12,150

                                                                        AUGUST 31,
                                                        ------------------------------------------
                                                         1997      1996      1995     1994    1993
                                                        -------   -------   ------   ------   ----
                                                                      (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA
Cash and cash equivalents.............................  $11,054   $ 3,749   $1,486   $  627   $ 46
Working capital.......................................   25,557    14,243    5,891    1,511    509
Total assets..........................................   43,190    21,286    9,303    2,706    839
Total shareholders' equity............................   28,363    15,323    6,283    1,379    352

---------------
(1) See Note 1 of Notes to Livingston Consolidated Financial Statements for an explanation of the determination of net income per share and shares used in per share computations.

                                  RISK FACTORS

     THE FOLLOWING RISK FACTORS OR INVESTMENT CONSIDERATIONS, IN ADDITION TO THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS, SHOULD BE CONSIDERED BY HOLDERS OF LIVINGSTON COMMON STOCK IN EVALUATING WHETHER TO APPROVE THE MERGER AND THEREBY BECOME HOLDERS OF LUCENT COMMON STOCK. THESE FACTORS SHOULD BE CONSIDERED IN CONJUNCTION WITH THE OTHER INFORMATION INCLUDED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS.

     This Risk Factors section and other sections of this Proxy Statement/Prospectus contain forward-looking statements that are based on current expectations, estimates and projections about the industries in which Lucent and Livingston operate, their managements' beliefs and assumptions made by their management. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Lucent and Livingston undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. See "SUMMARY -- Market Prices and Dividends."

FIXED EXCHANGE RATIO DESPITE CHANGES IN LUCENT STOCK PRICE


     As a result of the Merger, each outstanding share of Livingston Common Stock will be converted into 0.482 of a share of Lucent Common Stock, including the corresponding Lucent Right. The Merger Agreement does not provide for adjustment of the Exchange Ratio based on fluctuations in the price of Lucent Common Stock prior to the Effective Time. Accordingly, the value of the consideration to be received by shareholders of Livingston as a result of the Merger will depend upon the market price of Lucent Common Stock at the Effective Time. The closing price for Lucent Common Stock on the NYSE on October 14, 1997, the last trading day prior to the public announcement of the Merger, was $88 per share and on November 6, 1997, the last trading day before the date of this Proxy Statement/Prospectus, was $84 13/16 per share. There can be no assurance that the market price of Lucent Common Stock on and after the Effective Time will not be lower than such prices. See "SUMMARY--Market Prices and Dividends."


NECESSITY OF RECEIVING GOVERNMENTAL APPROVALS PRIOR TO THE MERGER

     The consummation of the Merger is conditioned upon the expiration or earlier termination of the applicable waiting period under the HSR Act. In addition, Lucent and Livingston will make filings and applications with certain governmental agencies, domestic and foreign, with respect to the transactions contemplated by the Merger Agreement. See "OTHER RELATED MATTERS -- Regulatory Matters."

CONFLICTS OF INTEREST

     In considering the recommendation to adopt and approve the Merger by the Livingston Board, the shareholders of Livingston should be aware that certain officers and directors of Livingston may be deemed to have conflicts of interest with respect to the Merger; such interests, together with other relevant factors, were considered by the Livingston Board in recommending the Merger to the shareholders of Livingston and approving the Merger Agreement. See "THE MERGER -- Interests of Certain Persons in the Merger."

ABSENCE OF REVIEW OF ADEQUACY OF MERGER CONSIDERATION

     The Livingston Board has unanimously determined that the Merger is advisable and fair to, and in the best interests of, Livingston and its shareholders. The Board approved the Merger Agreement on October 13, 1997 and has recommended to the Livingston shareholders that the Merger be approved. In making its determination, the Livingston Board reviewed various other available alternatives to the Merger, including the sale of Livingston to other potential purchasers and an initial public offering of the Livingston Common Stock.

However, no independent financial adviser to Livingston has considered whether the consideration to be received by holders of Livingston Common Stock in connection with the Merger is fair to such holders from a financial point of view. See "THE MERGER -- Livingston's Reasons for the Merger."

TAX RISKS ASSOCIATED WITH THE MERGER

     The Merger Agreement provides that Acquisition will be merged with and into Livingston and Livingston will be the Surviving Corporation and a wholly-owned subsidiary of Lucent. Although the parties intend the Merger to constitute a tax-free reorganization, neither Lucent nor Livingston has sought or obtained a ruling from the Internal Revenue Service (the "IRS"). There is therefore a risk that all the gain or loss realized by a Livingston shareholder as a result of the Merger will be subject to tax. However, even if the Merger does not constitute a tax-free reorganization, neither Lucent nor its shareholders, as such, will realize taxable income or loss in the Merger. See "OTHER RELATED MATTERS -- Certain Federal Income Tax Consequences."

                           LIVINGSTON SPECIAL MEETING

DATE, TIME, PLACE AND PURPOSE


     This Proxy Statement/Prospectus is being furnished to Livingston shareholders in connection with the solicitation of proxies by the Livingston Board for use at the Livingston Special Meeting to be held on December 12, 1997 at 10:00 a.m., local time, at Livingston's principal executive offices located at 4464 Willow Road, Pleasanton, California 94588. At the Livingston Special Meeting, holders of Livingston Common Stock will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement, a copy of which is attached as Appendix A to this Proxy Statement/Prospectus, and the Merger of Acquisition with and into Livingston upon the terms and subject to the conditions of the Merger Agreement. After giving effect to the Merger, Livingston will continue as the Surviving Corporation and will be a wholly-owned subsidiary of Lucent.


     THE LIVINGSTON BOARD HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, LIVINGSTON SHAREHOLDERS. ACCORDINGLY, THE LIVINGSTON BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE LIVINGSTON SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER. CERTAIN MEMBERS OF THE LIVINGSTON BOARD MAY BE DEEMED TO HAVE A CONFLICT OF INTEREST IN RECOMMENDING SHAREHOLDER APPROVAL OF THE MERGER. SEE
"-- SHARE OWNERSHIP AND MANAGEMENT" AND "THE MERGER -- INTERESTS OF CERTAIN PERSONS IN THE MERGER."

     The Lucent Board has unanimously approved the Merger and the issuance of Lucent Common Stock in connection with the Merger. Lucent, as the sole shareholder of Acquisition, and the Board of Directors of Acquisition, have each approved the Merger Agreement and the Merger. No approval by stockholders of Lucent is required to effect the Merger.

RECORD DATE; VOTING RIGHTS


     Only shareholders of record of Livingston Common Stock at the close of business on November 5, 1997, will be entitled to notice of, and to vote at, the Livingston Special Meeting. At the close of business on the Livingston Record Date, there were approximately 12,414,495 shares of Livingston Common Stock outstanding. Each share of Livingston Common Stock entitles the registered holder thereof to one vote.


VOTING AGREEMENTS

     In connection with the execution of the Merger Agreement, Lucent entered into a Voting Agreement with Steven M. Willens and Jerrold Livingston, beneficial holders of approximately 64% of the issued and outstanding shares of Livingston Common Stock, pursuant to which they have agreed to vote in favor of approval of the Merger Agreement and the Merger and have granted certain officers of Acquisition an irrevocable proxy and power of attorney to vote their shares in favor of approval of the Merger Agreement and the Merger.

SHARE OWNERSHIP OF MANAGEMENT


     As of the Livingston Record Date, the directors and executive officers of Livingston beneficially owned approximately 12,016,900 (approximately 97%) of the outstanding shares of Livingston Common Stock. See "THE MERGER -- Interests of Certain Persons in the Merger."


QUORUM; REQUIRED VOTE

     A majority of the shares of Livingston Common Stock entitled to vote on the Merger Agreement, represented in person or by proxy at the Livingston Special Meeting, is required in order for a quorum to be present. In the absence of a quorum, the Livingston Special Meeting may be adjourned by the vote of a majority of the shares represented.

     Approval and adoption of the Merger Agreement will require the affirmative vote of a majority of outstanding shares entitled to vote thereon at the Livingston Special Meeting, provided that a quorum is present. See "-- Voting Agreements."

PROXIES

     Each of the persons named as proxies in the proxy is an officer of Livingston. All shares of Livingston Common Stock that are entitled to vote and that are represented at the Livingston Special Meeting either in person or by properly executed proxies received prior to or at the Livingston Special Meeting and not duly and timely revoked will be voted at the Livingston Special Meeting in accordance with the instructions indicated on such proxies. If no such instructions are indicated, such proxies will be voted for the approval of the Merger. If the Livingston Special Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Livingston Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Livingston Special Meeting (except for any proxies that have been effectively revoked or withdrawn).

     The Livingston Board knows of no matter other than the adoption of the Merger Agreement and the approval of the Merger that is to be presented at the Livingston Special Meeting. If any other matter upon which a vote may properly be taken should be presented at the Livingston Special Meeting, shares represented by all proxies received by the Livingston Board will be voted with respect thereto in accordance with the judgment of the persons named as proxies in the proxies.

     Execution of a proxy does not in any way affect a shareholder's right to attend the Livingston Special Meeting and vote in person. Any proxy may be revoked by a shareholder at any time before it is exercised by delivering a written revocation or a later-dated proxy to the Secretary of Livingston, or by attending the Livingston Special Meeting and voting in person. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Livingston Enterprises, Inc. at 4464 Willow Road, Pleasanton, California 94588,
Attention: Secretary, or hand-delivered to the Secretary of Livingston, in each case, at or before the taking of the vote at the Livingston Special Meeting.

     Every person entitled to vote for directors, or on any other matter, will have the right to do so either in person or by one or more agents authorized by a written proxy signed by the person and filed with the Secretary of Livingston. A proxy will be deemed signed if the shareholder's name or other authorization is placed on the proxy (whether by manual signature, typewriting, telegraphic or electronic transmission or otherwise) by the shareholder or the shareholder's attorney-in-fact. A validly executed proxy which does not state that it is irrevocable shall continue in full force and effect unless (i) the person who executed the proxy revokes it prior to the time of voting by delivering a written notice to Livingston at its principal executive offices that the proxy is revoked or by executing a subsequent proxy and presenting it to the meeting or by attendance at such meeting and voting in person, or (ii) written notice of the death or incapacity of the maker of that proxy is received by Livingston before the vote pursuant to that proxy is counted; provided that no proxy will be valid after the expiration of eleven (11) months from the date thereof, unless otherwise provided in the proxy. The dates contained on the forms of proxy presumptively determine the order of execution, regardless of the postmark dates on the envelopes in which they are mailed. The revocability of a proxy that states on its face that it is irrevocable will be governed by the provisions of Sections 705(e) and 705(f) of the California Code.

SOLICITATION OF PROXIES; EXPENSES

     All costs of solicitation of proxies will be borne by Livingston. Livingston will solicit proxies via first class U.S. mail to the shareholders of record as of the Livingston Record Date. In addition, proxies may also be solicited by certain directors, officers and employees of Livingston personally or by telephone or facsimile following the original solicitation by mail. Such directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith.

                                   THE MERGER

     This section of the Proxy Statement/Prospectus describes certain aspects of the proposed Merger. A significant portion of the description included in this section and under the caption "The Merger Agreement," relates to the Merger Agreement, which is attached as Appendix A to this Proxy Statement/Prospectus and is incorporated herein by reference. ALL SHAREHOLDERS OF LIVINGSTON ARE URGED TO READ THE MERGER AGREEMENT, AS WELL AS THE OTHER APPENDICES, IN THEIR ENTIRETY.

GENERAL

     At the Effective Time of the Merger, Acquisition will be merged with and into Livingston, with Livingston continuing as the Surviving Corporation and as a wholly-owned subsidiary of Lucent. As a result of the Merger, the separate corporate existence of Acquisition will cease and Livingston will succeed to all the rights and be responsible for all the obligations of Acquisition in accordance with the California Code. Subject to the terms and conditions of the Merger Agreement, each share of Livingston Common Stock outstanding immediately prior to the Effective Time (other than shares owned directly or indirectly by Lucent or Livingston which shall be canceled and other than Dissenting Shares) will be converted into 0.482 of a share of Lucent Common Stock, together with the corresponding percentage of a Lucent Right. Cash will be paid in lieu of any fractional share of Lucent Common Stock. At the Effective Time, all outstanding Stock Options will be assumed by Lucent and will thereafter represent Substitute Options. Following the Merger, the Substitute Options will continue to be subject to the terms and conditions of the 1994 Stock Plan and the applicable option agreements, including vesting restrictions, if any. The consideration for Dissenting Shares will be in accordance with the provisions of the California Code. The Exchange Ratio for Livingston Common Stock is subject to adjustment in certain circumstances. See "TERMS OF THE MERGER AGREEMENT -- Conversion of Shares in the Merger;" "-- No Fractional Shares," "-- Adjustment of Exchange Ratio," "-- Dissenting Shares," "-- Stock Options; Unvested Restricted Stock" and "DISSENTERS' RIGHTS."

BACKGROUND OF THE MERGER

     Prior to 1997, the companies' relationship was one of vendor and customer. Lucent had sold to Livingston, since 1995, certain modem chips, telecom chips and power components. Total revenues from such sales for the fiscal years 1995, 1996 and 1997 were approximately $400,000, $2,600,000 and $4,800,000, respectively. Such sales were not made pursuant to any contract and it is likely that Lucent would continue to provide these products to Livingston on similar terms and conditions whether or not the Merger is consummated. In 1997, the companies began to explore expanding their business relationship.

     On January 27, 1997, Eric Hager, the Livingston Key Accounts Manager and Cary Jackson, a Livingston Systems Engineer, met with Lucent representatives to discuss a resale or OEM arrangement between Livingston and Lucent relating to some or all of Livingston's product line.

     On February 4, 1997, Lucent and Livingston entered into a letter of intent regarding a proposed cooperative product compatibility and interoperability testing, technical development, cooperative marketing and product distribution arrangement with respect to Lucent's 56Kbps modem chipsets and Livingston's remote access products.

     In late March 1997, Mitch Auster, Lucent's Manager, Remote Access and Internetworking Products, contacted Mr. Hager and discussed a non-disclosure agreement between Lucent and Livingston. Messrs. Auster and Hager also scheduled a meeting between representatives of Lucent and Livingston to discuss, in greater detail, a possible business relationship between the two companies.

     On April 22, 1997, Messrs. Auster and Hager spoke again. Mr. Auster requested that Livingston provide Lucent with certain remote access products for demonstration and evaluation.

     On May 1, 1997, Lucent and Livingston executed a non-disclosure agreement. On May 7, 1997, Lucent representatives met with Steven M. Willens, President, Chief Executive Officer and Chairman of Livingston, Mr. Hager, and other representatives of Livingston in Las Vegas, Nevada and discussed potential joint venture and joint development arrangements between Lucent and Livingston.

     Messrs. Auster and Hager spoke again on May 30, 1997. Mr. Hager advised Mr. Auster that, within the next several days, Livingston would file a registration statement on Form S-1 with the Commission in anticipation of an initial public offering. Mr. Hager stated that if Livingston decided not to pursue a public offering but were to seek to be acquired, Lucent would be a logical purchaser.

     On July 1, 1997, Mr. Auster and other Lucent representatives met with Messrs. Hager and Jackson in Liberty Corner, New Jersey. At the meeting, the parties discussed certain products being produced by each company that could be of interest or benefit to the other. The parties also discussed terms of a possible strategic alliance and what form that alliance might take. Among the possibilities considered were a joint venture, joint product development and Lucent acquiring an equity position in Livingston.

     On July 17, 1997, Messrs. S. Willens, Hager, Jackson, Ronald H. Willens, Vice President of Operations, Executive Vice President and Secretary of Livingston and other representatives of Livingston met with Lucent representatives to discuss an arrangement in which Lucent would resell Livingston's remote access servers.

     On July 21, 1997, Robert Hawk, a director of Livingston, met with William O'Shea, President of Lucent's Business Communications Systems. Mr. Hawk suggested that it would be advisable for Mr. O'Shea to meet with Mr. S. Willens to discuss a strategic business relationship between the two companies.

     On July 23, 1997, Messrs. Auster and Hager met in Denver, Colorado to negotiate a Memorandum of Understanding setting forth the terms of a joint development and OEM relationship. The Memorandum of Understanding was not executed.

     On August 5, 1997, Messrs. S. Willens and O'Shea met at Lucent's offices in Basking Ridge, New Jersey, to discuss, among other matters, Livingston's business plan, operating results, market strategy and the status of its proposed initial public offering. They also discussed Lucent's interests in expanding its data networking business. At the conclusion of this meeting, Mr. Willens and Mr. O'Shea agreed that each of their respective companies would continue to explore a potential business combination and that it would be appropriate to commence due diligence investigations in furtherance thereof.

     During the period from August 8, 1997 through September 19, 1997, Lucent and Livingston conducted their respective due diligence efforts, including, but not limited to (i) exchanging business and operational information, (ii) face to face meetings in Pleasanton, California, (iii) discussions and evaluations conducted by key technical personnel regarding current and future products, (iv) conference calls between Lucent representatives and Livingston's legal and financial advisors and (v) a comprehensive review of all information pertaining to Livingston's business operations. In addition, during this period, a number of phone conversations and written communications took place between the executive and technical teams of Lucent and Livingston.

     On August 14, 1997, Livingston's financial advisors, Morgan Stanley & Co., met with Mr. S. Willens and Steven A. Hess, Chief Financial Officer of Livingston, to discuss market valuations, possible merger scenarios, and other alternative strategic business transactions that might be available to Livingston. Messrs. Willens and Hess weighed the relative benefits and risks of a potential merger compared with Livingston's plans to complete an initial public offering and decided to continue discussions with Lucent regarding a possible merger.

     From September 22, 1997 through September 24, 1997, Mr. O'Shea, Harry Bosco, Lucent's President of Broadband Networking, and William Viqueira, Lucent's Business Development Vice President, had a number of meetings with Messrs. S. Willens, R. Willens and Hess to discuss the principal terms of the acquisition of Livingston by Lucent. The parties discussed the general framework for the proposed merger but the parties were unable to agree upon a definitive agreement and structure.

     In a series of telephone conferences on September 24, 1997, Mr. Willens and Mr. O'Shea agreed to a general framework for the merger. This proposed framework was contingent upon additional due diligence inquiries and negotiation of definitive agreements. During the period from September 29, 1997 to October 10, 1997, the companies continued to perform additional technical, legal and financial due diligence.

     On October 2, 1997, the Livingston Board met to discuss a merger with Lucent. The members of the Board inquired as to the status of the negotiations and the preparation of definitive agreements. Although no formal action was taken, the Board authorized the officers of Livingston to continue negotiations and finalize the terms and conditions of the merger.

     On October 4, 1997, Lucent's Board of Directors approved the Livingston merger. Between October 11, 1997 and October 14, 1997 a series of telephone conferences were held by the parties and their respective counsel in which final terms of the merger were agreed upon.

     On October 13, 1997, the Livingston Board adopted and approved the Merger Agreement and the Merger and on October 14, 1997, the Board of Directors of Acquisition adopted and approved the Merger Agreement and the Merger.

     On October 14, 1997, (i) Lucent, Acquisition and Livingston executed the Merger Agreement, (ii) Mr. S. Willens executed an employment agreement with Lucent which is effective upon the Closing of the Merger, (iii) each of Messrs.
S. Willens, Jerrold Livingston, a director of Livingston, and R. Willens executed a non-competition agreement in favor of Lucent and Livingston and (iv) each of Messrs. S. Willens and Livingston executed a voting agreement pursuant to which each of them agreed to vote his shares of Livingston Common Stock in favor of the Merger and granted to certain officers of Acquisition an irrevocable proxy and power of attorney to vote their shares in favor of the Merger.

     The terms of the Merger were publicly announced on October 15, 1997.

RECOMMENDATION OF THE LIVINGSTON BOARD

     The Livingston Board has unanimously determined that the terms of the Merger Agreement and the Merger are fair to, and in the best interests of, Livingston shareholders. Accordingly, the Livingston Board has unanimously approved the Merger Agreement and unanimously recommends that the Livingston shareholders vote FOR approval and adoption of the Merger Agreement and approval of the Merger. See "-- Livingston's Reasons for the Merger." Certain members of the Livingston Board may be deemed to have a conflict of interest in recommending shareholder approval of the Merger. See "-- Interests of Certain Persons in the Merger" and "-- Share Ownership of Management."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Livingston Board with respect to the approval and adoption of the Merger and Merger Agreement, the Livingston shareholders should be aware that certain members of the management of Livingston and the Livingston Board may have certain interests in the Merger that are different from, or in addition to, the interests of Livingston shareholders generally.

     Share Ownership. Following the Merger, Livingston will continue as the Surviving Corporation and as a wholly-owned subsidiary of Lucent. As of the Livingston Record Date, the directors and executive officers of Livingston beneficially owned (as determined in accordance with the rules and regulations of the Commission) approximately (i) 12,016,900 shares of Livingston Common Stock for which they will receive the same consideration in connection with the Merger as other Livingston shareholders and (ii) 890,000 unexercised Stock Options which will be treated as described below in "TERMS OF THE MERGER AGREEMENT -- Stock Options; Unvested Restricted Stock."



     Non-competition Agreements. Lucent and Livingston have entered into non-competition agreements (the "Non-Competition Agreements") with the following persons: (a) Steven M. Willens, the President, Chief Executive Officer, Chief Technology Officer and Chairman of Livingston, (b) Ronald H. Willens, the Vice President of Operations, Executive Vice President, Secretary and Director of Livingston and (c) Jerrold Livingston, a director and co-founder of Livingston. Under the terms of the Non-Competition Agreements, the foregoing persons have agreed that, for a period of three years, they will not (i) directly or indirectly, participate in a business or activity that competes in any material manner with the business of selling, manufacturing, designing, developing or distributing remote access servers and related successor products or (ii) interfere with such business or with the customers (or potential customers), clients (or potential clients), suppliers or employees of such business. Steven
M. Willens, Ronald H. Willens and Jerrold Livingston will not receive any consideration for entering into the Non-Competition Agreements other than the Lucent Common Stock issuable to them in connection with the Merger.


     Employment Contract. Steven M. Willens has entered into an employment contract with Lucent (the "Employment Contract") which provides that, for a period of three years, Mr. Willens will serve as the President of Lucent's Remote Access business unit and will report to the President of Lucent's Business Communications Systems business unit. In consideration for his services, Mr. Willens will receive a base salary of $250,000 per annum and will participate in Lucent's standard executive compensation plans which may provide additional compensation based on the achievement of certain specific performance criteria. The Employment Contract is effective upon the Closing of the Merger.


     1994 Stock Option Plan. In connection with its approval of the Merger Agreement, the Livingston Board approved an amendment to the 1994 Stock Plan (the "Amendment"). Pursuant to the Amendment, each outstanding unvested option to purchase Livingston Common Stock that will be assumed by Lucent under the Merger Agreement, may be subject to full acceleration following the Effective Time in the event that an optionee is terminated in connection with a reorganization or other restructuring of Livingston or in the event that an optionee elects to terminate his or her employment as a result of (i) such optionee's base salary being reduced by more than 20% or (ii) such optionee being required to relocate to another workplace more than fifty (50) miles from his or her current workplace. On the Livingston Record Date, the officers and directors of Livingston held options to purchase approximately 890,000 shares of Livingston Common Stock.


     Change of Control Agreement. Livingston and Steven A. Hess, the Chief Financial Officer of Livingston, have entered into a Change of Control Agreement dated as of February 19, 1996. Under the terms of the Change of Control Agreement, Mr. Hess will be entitled to full acceleration with respect to a portion of his unvested options to purchase 225,000 shares of Livingston Common Stock in the event Mr. Hess' employment with Livingston terminates as a result of certain changes in the conditions of Mr. Hess' employment within twenty months following the Merger.

LUCENT'S REASONS FOR THE MERGER

     Lucent believes that the Merger will enable it to expand its product capability in the data networking area. Lucent believes that Livingston's products and product offerings currently under development will complement and enhance Lucent's existing Internet and data networking product line and that, as a result of the Merger, Lucent will be better able to provide Internet and data networking products and services to small, local and regional ISPs as well as large service providers.

LIVINGSTON'S REASONS FOR THE MERGER

     The Livingston Board believes that the following are reasons the Merger will be beneficial to Livingston and for its shareholders to vote FOR the
Merger:

     - The Merger may result in greater customer demand for Livingston's products, a higher market profile and greater financial strength that may present greater opportunities for marketing Livingston's products to a larger and more diverse group of ISPs, such as the large ISP and local telephone company customers. In particular, Livingston believes that, as a result of the Merger, Livingston may increase customer confidence in its maintenance and support capabilities.

     - The consideration to be paid to the Livingston shareholders in the Merger will be shares of Lucent Common Stock, securities that are publicly traded on the New York Stock Exchange and are more readily marketable than shares of Livingston Common Stock.

     - The Merger may permit Livingston to utilize Lucent's research and development capabilities in developing new products as well as product offerings currently under development and greater functionality for existing remote access products and may thereby enhance Livingston's ability to compete more effectively against larger competitors in the remote access market.

     - The Merger will permit Livingston and Lucent to develop and refine complementary technologies.

     - The addition of Lucent's sales and marketing resources and its established relationships with potential customers may increase the ability of Livingston to market its current products and next-generation products.

     In the course of its deliberations during meetings held on October 2, 1997 and October 13, 1997, the Livingston Board reviewed with Livingston management and Livingston's legal and financial advisors a number of additional factors that the Board deemed relevant to the Merger, including, but not limited to: (i) historical information concerning Livingston's and Lucent's businesses, prospects, strategic business plans, financial performance and condition, results of operations, technology position, current state of research and development and management structure, (ii) Livingston management's view as to the financial condition, results of operations and business of Livingston before and after giving effect to the Merger, (iii) Livingston management's view as to the prospects of Livingston continuing as an independent company, including the anticipated market value of Livingston as an independent public company, (iv) Livingston management's view as to Livingston's ability to gain access to the necessary capital to meet its strategic business goals in both the near-term and long-term and the relative costs associated with obtaining such capital, (v) current financial conditions and historical market prices, volatility and trading information with respect to Lucent Common Stock, (vi) Livingston management's view as to the potential for other third parties to enter into strategic relationships with or to acquire Livingston, (vii) Livingston management's view as to the effect of the Merger on the core business of Livingston including its research and development efforts, potential synergy of Lucent's technologies with Livingston's technologies, Lucent's breadth of product offerings and Livingston's sales and marketing infrastructure, (viii) the impact of the Merger on Livingston's customer base and employees, (ix) reports from Livingston management and Livingston's legal and financial advisors as to the results of their due diligence efforts and (x) Livingston's right to terminate the Merger Agreement under certain circumstances described in the Merger Agreement.

     During the course of its deliberations concerning the Merger, the Livingston Board also identified and considered a variety of potentially negative factors that could materialize as a result of the Merger, including, but not limited to: (i) the risk that the potential benefits sought in the Merger might not be fully realized, (ii) the possibility that the Merger might not be consummated and the effect of the public announcement of the Merger on Livingston's customers, employees and future business relationship with Lucent,
(iii) the risks associated with obtaining the necessary governmental, regulatory and other approvals required to complete the Merger, (iv) the effects of the diversion of management resources necessary to respond to due diligence inquiries and the negotiation and consummation of the Merger, and (v) and the other risks described under "RISK FACTORS."

     The Livingston Board concluded that the risks associated with the Merger were outweighed by the potential benefits of the Merger and unanimously determined that the Merger is fair to, and in the best interest of, Livingston and its shareholders. Certain directors of the Livingston Board may be deemed to have a conflict of interest in the Board's approval of the Merger and recommending shareholder approval of the Merger. See "-- Interests of Certain Persons in the Merger."

     The foregoing discussion of the potential benefits and negative factors considered by the Livingston Board in connection with its evaluation of the Merger is not intended to be an exhaustive list but does include substantially all the factors the Board deemed material to its deliberations regarding the Merger. In view of the wide variety of factors considered by the Livingston Board, the directors did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors discussed above.

RESALES OF LUCENT COMMON STOCK

     All shares of Lucent Common Stock issued in exchange for the Livingston Common Stock will be freely transferable, except (i) that shares received by any person who may be deemed to be an "affiliate" (as used in paragraphs (c) and (d) of Rule 145 under the Securities Act, including directors and certain executive officers) of Livingston for purpose of such Rule 145 may not be resold except in transactions permitted by such Rule 145 or as otherwise permitted under the Securities Act and (ii) for shares issued by Lucent in respect of Unvested Restricted Stock (as defined below) of Livingston. See "TERMS OF THE MERGER AGREEMENT -- Conditions to the Merger" and "-- Stock Options; Unvested Restricted Stock."

     Livingston has agreed to prepare and deliver to Lucent a list identifying each person who may be deemed to be an "affiliate" (as used in the preceding paragraph) of Livingston and to use its reasonable best efforts to cause each person so identified to deliver to Lucent on or prior to the Effective Time a written agreement, in the form previously approved by Lucent and Livingston, providing that such person will not sell, pledge, transfer or otherwise dispose of, or in any other way reduce such person's risk relative to, any shares of Livingston Common Stock or any shares of Lucent Common Stock issued to such person in connection with the Merger, except pursuant to an effective registration statement or in compliance with such Rule 145 or another exemption from the registration requirements of the Securities Act.

     At the Effective Time, Lucent will assume certain Restricted Stock Agreements (each a "Restricted Stock Agreement") to which Livingston is a party with respect to restricted shares of Livingston Common Stock that are outstanding and unvested ("Unvested Restricted Stock"). Holders of Unvested Restricted Stock will remain subject to the restrictions set forth in their respective Restricted Stock Agreements. Livingston has agreed to use its reasonable best efforts to terminate the right of any holder of Stock Options under the 1994 Stock Plan who is not a party to a Restricted Stock Agreement to enter into such an Agreement.

                         TERMS OF THE MERGER AGREEMENT

CONVERSION OF SHARES IN THE MERGER

     At the Effective Time, by virtue of the Merger, (a) each issued and outstanding share of capital stock of Acquisition shall be converted into one validly issued, fully paid and nonassessable share of Livingston Common Stock,
(b) each share of Livingston Common Stock held in the treasury of Livingston and each share of Livingston Common Stock owned by any subsidiary of Livingston, by Acquisition or Lucent, will be canceled without any conversion or payment made with respect thereto and (c) each share of Livingston Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled in accordance with subparagraph (b) and other than Dissenting Shares) will be converted into 0.482 of a share of Lucent Common Stock including the corresponding percentage of a Lucent Right. Cash will be paid in lieu of any fractional share of Lucent Common Stock. See "-- No Fractional Shares."

     The Exchange Ratio is subject to adjustment under certain circumstances. See "-- Adjustment of Exchange Ratio."

     All shares of Livingston Common Stock converted as provided in subparagraph
(c) above will automatically be canceled and retired, and each holder of a certificate representing any such shares will cease to have any rights with respect thereto other than (i) the right to receive shares of Lucent Common Stock to be issued in consideration for such Livingston Common Stock upon the surrender of such certificate, (ii) certain dividends and other distributions and (iii) any cash, without interest, to be paid in lieu of any fractional shares of Lucent Common Stock. See "-- Exchange Agent; Procedures for Exchange of Certificates."

NO FRACTIONAL SHARES

     No certificates or scrip representing fractional shares of Lucent Common Stock will be issued upon the surrender for exchange of certificates which represent outstanding shares of Livingston Common Stock (the "Certificates") and such a fractional share will not entitle its record or beneficial owner to vote or to any other rights of a Lucent stockholder. In lieu of receiving any fractional share of Lucent Common Stock, each holder of Livingston Common Stock who would otherwise have been entitled to a fractional share upon the surrender of Livingston certificates for exchange will receive cash (without interest) in an amount rounded to the nearest whole cent, determined by multiplying (a) the per share closing price of Lucent Common Stock (as reported in the NYSE Composite Transactions) on the date on which the Effective Time occurs (or, if the Lucent Common Stock does not trade on the NYSE on such date, the first day of trading in Lucent Common Stock on the NYSE thereafter) by (b) the fractional share to which such holder would otherwise be entitled.

ADJUSTMENT OF EXCHANGE RATIO

     If, prior to the Effective Date, any stock split, combination, reclassification or stock dividend with respect to the Lucent Common Stock, any change or conversion of Lucent Common Stock into other securities or any other dividend or distribution with respect to the Lucent Common Stock (other than regular quarterly dividends) occurs or, if a record date with respect to any of the foregoing occurs, appropriate and proportionate adjustments will be made to the Exchange Ratio.

EXCHANGE AGENT; PROCEDURES FOR EXCHANGE OF CERTIFICATES

     Lucent will designate a commercial bank or trust company reasonably acceptable to Livingston to act as the exchange agent (the "Exchange Agent") under the Merger Agreement. As of the Effective Time, Lucent will deposit with the Exchange Agent for the benefit of the holders of shares of Livingston Common Stock, certificates representing shares of the Lucent Common Stock to be issued pursuant to the Merger in accordance with the Merger Agreement.

     Promptly after the Effective Time, the Exchange Agent will send to each person or entity (a "Person") who was, at the Effective Time, a holder of record of Certificates the shares represented by which were converted into the right to receive Lucent Common Stock, a letter of transmittal which (a) will specify that delivery of Lucent Common Stock will be effected and risk of loss and title to such Certificates will pass, only upon actual delivery of such Certificates to the Exchange Agent and (b) will contain instructions for use in effecting the surrender of the Certificates. Upon surrender to the Exchange Agent of Certificates for cancellation, together with such letter of transmittal duly executed, such holder will be entitled to receive in exchange (i) a certificate representing the number of whole shares of Lucent Common Stock into which the Livingston Common Stock represented by the surrendered Certificate was converted at the Effective Time, (ii) cash in lieu of any fractional share of Lucent Common Stock and (iii) certain dividends and distributions described in the next paragraph, and the Certificates so surrendered will then be canceled.

     No dividends or other distributions declared or made after the Effective Time with respect to the Lucent Common Stock with a record date after the Effective Time will be paid to any holder entitled by reason of the Merger to receive Lucent Common Stock and no cash payment in lieu of a fractional share of Lucent Common Stock will be paid to any such holder until such holder has surrendered its Certificates as described above. Subject to applicable law, following surrender of any such Certificate, such holder will be paid, in each case, without interest, (a) the amount of any dividends or other distributions previously paid with respect to the shares of Lucent Common Stock represented by the Lucent certificate received by such holder and having a record date on or after the Effective Time and a payment date prior to such surrender and (b) at the appropriate payment date, or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of Lucent Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or after such surrender.

     If any certificate representing shares of Lucent Common Stock or any cash is to be issued or paid to any Person other than the registered holder of the Certificate surrendered in exchange therefor, it will be a condition to such exchange that such surrendered Certificate will be properly endorsed and otherwise in proper form for transfer and such Person either (a) will pay to the Exchange Agent any transfer or other taxes required as a result of the issuance of such certificates of Lucent Common Stock and the distribution of such cash payment to such Person or (b) will establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Lucent or the Exchange Agent will be entitled to deduct and withhold from the consideration payable pursuant to the Merger Agreement to any holder of Livingston Common Stock such amounts as Lucent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Lucent or the Exchange Agent, such withheld amounts will be treated for all purposes of the Merger Agreement as having been paid to the holder of the shares of Livingston Common Stock in respect of which such deduction and withholding was made by Lucent or the Exchange Agent. All amounts in respect of taxes received or withheld by Lucent will be disposed of by Lucent in accordance with the Code or such state, local or foreign tax law, as applicable.

     At the close of business on the day on which the Effective Time occurs, the stock transfer books of Livingston will be closed and thereafter there will be no further registration of transfers of shares of Livingston Common Stock on the records of Livingston. From and after the Effective Time, the holders of shares of Livingston Common Stock outstanding immediately prior to the Effective Time will cease to have any rights with respect to such shares except as otherwise provided herein or by applicable law. After the Effective Time, and until surrendered for shares of Lucent Common Stock as described above, Certificates which prior to the Effective Time represented Livingston Common Stock converted in the Merger will be deemed for all purposes, other than the right to receive payments of dividends and distributions and cash in lieu of any fractional share of Lucent Common Stock, to represent only the right to receive, upon such surrender, the number of shares of Lucent Common Stock into which such Livingston Common Stock was converted.

     SHAREHOLDERS OF LIVINGSTON SHOULD NOT FORWARD THEIR CERTIFICATES WITH THE ENCLOSED PROXY, NOR SHOULD THEY RETURN THEIR LIVINGSTON CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED A TRANSMITTAL LETTER.

EFFECTIVE TIME OF THE MERGER

     The Merger will become effective at the time of a filing of an Agreement of Merger with the Secretary of State of the State of California in accordance with the provisions of the California Code, such date as may be specified in the Agreement of Merger or such later date as the parties may agree. The parties intend to make such filing as promptly as practicable following the Livingston Special Meeting provided that the Merger is approved by the affirmative vote of a majority of the outstanding shares entitled to vote thereon and any other conditions precedent to the consummation of the Merger are satisfied or waived. See "-- Conditions to the Merger." The parties currently anticipate that the Merger will occur on or before December 31, 1997, although there can be no assurance as to whether or when the Merger will occur. Lucent and Livingston each have the right to terminate the Merger Agreement if the Merger has not been consummated on or before March 31, 1998. See "-- Termination."

DISSENTING SHARES

     Shares of Livingston Common Stock that are outstanding immediately prior to the Effective Time and which are held by shareholders who have not voted in favor of or consented in writing to the Merger and who have demanded properly in writing appraisal for such shares in accordance with the California Code (collectively, the "Dissenting Shares") will not be converted into or represent the right to receive the consideration set forth above. Such shareholders will be entitled to receive such consideration as is determined to be due with respect to such Dissenting Shares in accordance with the provisions of the California Code.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of Lucent, Livingston and Acquisition relating, among other things, to (a) their incorporation, existence, good standing, corporate power and similar corporate matters; (b) their capitalization; (c) their authorization, execution, delivery and performance and the enforceability of the Merger Agreement and related matters; (d) the absence of conflicts, violations and defaults under their corporate charters and by-laws and certain other agreements and documents; (e) their pending or threatened litigation; and (f) the absence of any occurrence or event that could reasonably be expected to have a material adverse effect on the assets, business, financial condition, operations or prospects (a "Material Adverse Effect") of Livingston, Lucent or Acquisition, as applicable.

     Livingston has provided certain additional representations and warranties, relating among other things, to (i) certain of its audited financial statements;
(ii) the absence of undisclosed liabilities; (iii) ownership of its properties;
(iv) material contracts and no defaults thereunder; (v) its licenses and permits; (vi) its Intellectual Property Rights; (vii) tax matters; (viii) its employee benefit plans; (ix) certain employee matters; (x) environmental matters; (xi) capitalization of subsidiaries; (xii) the accuracy and completeness of certain information provided to Lucent; (xiii) basis of preparation of financial projections; and (xiv) accuracy and completeness of information contained in this Proxy Statement/Prospectus.

     Lucent and Acquisition have also provided certain additional representations and warranties as to documents and reports filed by Lucent with the Commission and the accuracy and completeness thereof.

     All representations and warranties of Lucent, Livingston and Acquisition, except for the representations referred to in "OTHER RELATED MATTERS -- Certain Federal Income Tax Consequences," expire at the Effective Time.

CONDUCT OF BUSINESS PENDING THE MERGER

     Livingston has agreed that during the period from the date of the Merger Agreement through the Effective Time, it will maintain its existence; maintain the general character of its business and properties and conduct its business in the ordinary and usual manner consistent with past practices, except as expressly permitted by the Merger Agreement; maintain its business and accounting records consistent with past practices and use its reasonable best efforts to preserve intact its business, to keep available the services of its officers and employees and to preserve the goodwill of its suppliers, customers and others having business relations with Livingston or its subsidiaries. Each of Lucent and Livingston has agreed to promptly advise the other orally and in writing of any change or event having, or which would reasonably be expected to have, a Material Adverse Effect on Lucent or Livingston, as the case may be.

     Without limiting the generality of the foregoing, and except as expressly permitted by the Merger Agreement, Livingston has agreed that it will not, among other matters, (a) amend or otherwise change the Livingston Articles or the Livingston By-laws; (b) issue, sell or authorize for issuance or sale, or grant any options or make other agreements with respect to, any shares of its capital stock or any other of its securities, except for arrangements with the Exchange Agent in furtherance of the Merger Agreement and except as described in clause
(j) below; (c) declare, make or pay any dividend or other distribution of any kind with respect to any of its capital stock; (d) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock; (e) (i) acquire any corporation, partnership, other business organization or any division thereof or any material amount of assets; (ii) incur or guarantee any indebtedness or make any loans or advances, except in the ordinary course of business and consistent with past practice; (iii) enter into any contract or agreement resulting in obligations to Livingston in excess of $250,000 other than in the ordinary course of business, consistent with past practice; (iv) authorize any capital commitment which is in excess of $100,000 or capital expenditures which are, in the aggregate, in excess of

$200,000; or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this subparagraph (e); (f) subject to a lien or security interest, any of its assets or properties or agree to do so except for certain permitted liens; (g) assume, guarantee or otherwise become responsible for the obligations of any other Person; (h) (i) increase the compensation payable or to become payable to its officers or employees, except for increases in accordance with past practices in salaries or wages of employees of Livingston who are not officers of Livingston; (ii) grant any severance or termination pay to, or enter into any severance agreement with, any director, officer or other employee of Livingston, except for severance or termination pay to employees of Livingston in an amount not to exceed $100,000 in the aggregate; or establish, adopt, enter into or amend any employment, termination, benefit or collective bargaining agreement, or arrangement for the benefit of any director, officer or employee; (i) take any action, other than in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures; (j) enter into or agree to enter into any employment agreement, except for agreements with newly hired employees in the ordinary course of business, which contain terms and conditions that are consistent with industry standards and do not in the aggregate grant options representing more than 2,500 shares of Livingston Common Stock; (k) make any tax election or settle or compromise any material federal, state, local or foreign income tax liability; (l) settle or compromise any pending or threatened suit, action or claim which is material or which relates to any of the transactions contemplated by the Merger Agreement; (m) pay, discharge or satisfy any claim, liability or obligation, other than (i) the payment, discharge or satisfaction, in the ordinary course of business, of liabilities reflected or reserved against in Livingston's most recent audited balance sheet or subsequently incurred in the ordinary course of business and consistent with past practice or (ii) as contemplated by the Merger Agreement; or (n) except in connection with the sale of Livingston's products in the ordinary course of business and consistent with past practice, sell, assign, transfer, license, sublicense, pledge or otherwise encumber any of its Intellectual Property Rights.

REORGANIZATION

     Each of Lucent and Livingston has agreed to use its best efforts to cause the business combination to be effected by the Merger to be qualified as a "reorganization" described in Section 368(a) of the Code and Lucent has agreed that, after the Effective Date, it will not take any action that would have the effect of causing the Merger to fail to so qualify.

NO SOLICITATION

     Livingston has agreed that, from and after the date of the Merger Agreement, it will not authorize or permit any of its affiliates or any officer, director, employee or representative of Livingston, (a) to solicit, initiate, or encourage the submission of, any Acquisition Proposal (as defined below), (b) to enter into any agreement with respect to any Acquisition Proposal or (c) to take any action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Livingston has agreed to advise Lucent promptly of any Acquisition Proposal and inquiries with respect to any Acquisition Proposal. As used in this Proxy Statement/Prospectus, "Acquisition Proposal" means any proposal for a merger or other business combination involving Livingston or any of its affiliates or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in Livingston or any of its affiliates, any voting securities of Livingston or any of its affiliates or a substantial portion of the assets of Livingston (other than sales of Livingston's products and services in the ordinary course of business consistent with past practice).

CONDITIONS TO THE MERGER

     The respective obligations of Lucent, Livingston and Acquisition to effect the Merger are subject, among other things, to the satisfaction of the following conditions on or prior to the Closing (as defined below): (a) approval and adoption of the Merger Agreement by the requisite vote of the shareholders of Livingston; (b) the listing on the NYSE, upon official notice, of the shares of Lucent Common Stock to be issued in exchange for the shares of Livingston Common Stock and the shares of Lucent Common Stock issuable upon the exercise of Substitute Options (as defined below); (c) the expiration or earlier termination of the waiting period (including any extension) applicable to the consummation of the Merger under the HSR Act and the obtaining of all authorizations, consents, orders, declarations or approvals of, or the making of all filings with, or termination or expiration of all waiting periods imposed by, any governmental or regulatory authority, which the failure to obtain, make or occur would have the effect of making the Merger or any of the transactions contemplated under the Merger Agreement illegal or would have a Material Adverse Effect on Lucent or Livingston assuming the Merger had taken place; (d) the Registration Statement of which this Proxy Statement/Prospectus is a part will have become effective in accordance with the provisions of the Securities Act and no stop order or proceedings for that purpose will have been initiated or, threatened by the Commission; (e) receipt of all necessary state securities authorizations; (f) receipt by each of Lucent and Livingston of (i) a letter of representation from the other party relating to certain tax matters and (ii) a written opinion from its counsel to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; and (g) no court or other body will have issued a temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing the consummation of the Merger or any of the transactions contemplated by the Merger Agreement.

     The respective obligations of Lucent and Acquisition to effect the Merger are also subject to the fulfillment of certain additional conditions including:
(i) Livingston having performed and complied in all material respects with all agreements and conditions contained in the Merger Agreement that are required to be performed or complied with by it prior to or at the closing of the transactions contemplated by the Merger Agreement (the "Closing"); (ii) each of Livingston's representations and warranties contained in the Merger Agreement to the extent it is qualified by Material Adverse Effect will be true and correct and each of Livingston's representations and warranties to the extent it is not so qualified by Material Adverse Effect will be true and correct except as would have a Material Adverse Effect, in each case, on and as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing, except for changes permitted by the Merger Agreement and except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are as of such earlier date; (iii) receipt by Lucent of a favorable written opinion of Wilson Sonsini Goodrich & Rosati Professional Corporation, counsel to Livingston, in form satisfactory to Lucent and Acquisition; (iv) receipt by Lucent of the written resignation of each director and officer of Livingston as requested by Lucent; (v) no material adverse change in the assets, business, financial condition or operations of Livingston and no event or events will have occurred that could reasonably be expected to have a Material Adverse Effect (other than (A) conditions affecting the internetworking industry generally and (B) resulting from the announcement of the Merger) on Livingston; (vi) Livingston having received all necessary consents, in form and substance satisfactory to Lucent and Acquisition, from the other parties (i) to certain scheduled consents and (ii) to all other contracts, leases or other agreements to which Livingston is a party, except where the failure to receive such consent would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Livingston, impair the ability of Livingston to perform its obligations hereunder or to prevent or delay the consummation of the transactions contemplated hereunder; (vii) Steven M. Willens having entered into an employment agreement with Lucent; (viii) Steven M. Willens, Ronald H. Willens and Jerrold Livingston having entered into a Non-Competition Agreement with the Surviving Corporation; and (ix) Lucent having received written agreements from each Livingston Rule 145 Affiliate described herein under "THE MERGER -- Resales of Lucent Common Stock."

     The obligation of Livingston to effect the Merger is also subject to the fulfillment of the following additional conditions: (A) Acquisition and Lucent having performed and complied in all material respects with all agreements and conditions contained in the Merger Agreement that are required to be performed or complied with by them prior to or at the Closing, each of the representations and warranties of Acquisition and Lucent contained in the Merger Agreement to the extent it is qualified by Material Adverse Effect will be true and correct and each of the representations and warranties of Acquisition and Lucent to the extent it is not so qualified by Material Adverse Effect will be true and correct except as would have a Material Adverse Effect, in each case, on and as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing except for changes permitted by the Merger Agreement and except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are as of such earlier date; (B) Livingston having received the favorable written opinions of Sidley & Austin, special counsel to Acquisition and Lucent, and internal counsel to Acquisition and Lucent, each in form satisfactory to Livingston; and (C) no material adverse change in the assets, business, financial condition or operations of Lucent and no event or events will have occurred that could reasonably be expected to have a Material Adverse Effect (other than (i) conditions affecting the internetworking industry generally and (ii) resulting from the announcement of this transaction) on Lucent.

STOCK OPTIONS; UNVESTED RESTRICTED STOCK

     Not later than the Effective Time, each Stock Option which is outstanding immediately prior to the Effective Time pursuant to the 1994 Stock Plan will be assumed by Lucent and become and represent a Substitute Option to purchase the number of shares of Lucent Common Stock (decreased to the nearest full share) determined by multiplying (a) the number of shares of Livingston Common Stock subject to such Stock Option immediately prior to the Effective Time by (b) the Exchange Ratio. The exercise price of each Substitute Option will be proportionately adjusted to reflect the Exchange Ratio. After the Effective Time, except as provided herein, each Substitute Option will be exercisable upon the same terms and conditions as were applicable under the related Stock Option immediately prior to the Effective Time. Livingston has agreed that it will not grant any stock appreciation rights or limited stock appreciation rights and will not permit cash payments to holders of Stock Options in lieu of the substitution therefor of Substitute Options. Lucent will pay cash to each holder of Stock Options in lieu of issuing a fractional share of Lucent Common Stock upon the exercise of Substitute Options for shares of Lucent Common Stock.

     At the Effective Time, certain Restricted Stock Agreements will be assumed by Lucent and each share of Unvested Restricted Stock which is outstanding and unvested thereunder immediately prior to the Effective Time pursuant to the 1994 Stock Plan will become the right to 0.482 of a share of Lucent Common Stock subject to the same restrictions and vesting as set forth in such Restricted Stock Agreement (the "Substitute Restricted Stock"). Lucent will pay cash to each holder of shares of Unvested Restricted Stock in lieu of issuing a fractional share of Lucent Common Stock as soon as practicable after the date on which all Substitute Restricted Stock under such shareholder's Restricted Purchase Agreement shall vest. Livingston will use its reasonable best efforts to terminate the right of any holder of Stock Options who is not a party to a Restricted Stock Agreement to enter into such an Agreement.

     As soon as practicable after the Effective Time, Lucent will prepare and file with the Commission a registration statement on Form S-8 (or another appropriate form) registering a number of shares of Lucent Common Stock equal to the number of shares subject to the Substitute Options. Such registration statement will be kept effective (and the current status of the prospectus required thereby will be maintained) at least for so long as any Substitute Options remain outstanding.

INDEMNIFICATION

     Lucent will fulfill the obligations of Livingston to indemnify each person who is or was a director or an officer (an "Indemnified Party") of Livingston pursuant to any indemnification provision under any agreement between Livingston and an Indemnified Party or the Livingston Articles or the Livingston Bylaws as each is in effect on the date of the Merger Agreement. All rights to such indemnification in favor of any Indemnified Party, as provided in the Livingston Articles and the Livingston Bylaws in effect on the date of the Merger Agreement will survive the Merger and will continue in full force and effect, without amendment thereto, for a period of six years from the Effective Time to the extent such indemnification is consistent with the California Code.

TERMINATION

     The Merger Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time whether before or after the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the shareholders of Livingston or the shareholders of Acquisition: (a) by the mutual agreement of Lucent and Livingston; (b) by Lucent, Acquisition or Livingston if (i) the Effective Time will not have occurred by March 31, 1998; provided that the right to so terminate will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or (ii) any court of competent jurisdiction or other governmental authority will have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action will have become final and nonappealable;
(c) by Livingston, in the event Lucent or Acquisition materially breaches its obligations under the Merger Agreement, unless such breach is cured within 10 business days after notice to Lucent by Livingston; or (d) by Lucent or Acquisition, in the event Livingston materially breaches its obligations under the Merger Agreement, unless such breach is cured within 10 business days after notice by Lucent or Acquisition.

FEES AND EXPENSES

     Except for printing expenses and filing fees, which will be shared equally, Lucent and Livingston will each pay its own costs and expenses in connection with the Merger Agreement and the transactions contemplated thereby, whether or not the Merger is consummated.

AMENDMENT

     The Merger Agreement may be amended by the parties thereto upon the taking of requisite corporate action by the parties thereto.

WAIVER

     At any time prior to the Effective Time, the Merger Agreement permits a party by appropriate action, to extend the time for compliance by or waive performance of any representation, warranty, agreement, condition or obligation of any other party.

                             OTHER RELATED MATTERS

REGULATORY MATTERS


     Under the HSR Act, the Merger may not be consummated until notice and specified information has been furnished to the Department of Justice and the FTC, and certain waiting period requirements have been satisfied. Lucent and Livingston filed such notice and information with the Department of Justice and the FTC on October 28, 1997 and Steven M. Willens and Ronald H. Willens filed such notice and information on October 31, 1997. In addition, Lucent and Livingston will make filings and applications with certain governmental agencies, domestic and foreign, with respect to the transactions contemplated by the Merger Agreement.


NON-COMPETITION AGREEMENTS

     Lucent and Livingston have entered into Non-Competition Agreements with the following persons: (a) Steven M. Willens, the President, Chief Executive Officer, Chief Technology Officer and Chairman of Livingston, (b) Ronald H. Willens, the Vice President of Operations, Executive Vice President, Secretary and Director of Livingston and (c) Jerrold Livingston, a director and co-founder of Livingston. Under the terms of the Non-Competition Agreements, the foregoing persons have agreed that, for a period of three years, they will not (i) directly or indirectly participate in any business or activity that competes in any material manner with the business of selling, manufacturing, designing, developing or distributing remote access servers and related successor products or (ii) interfere with such business or with the customers (or potential customers), clients (or potential clients), suppliers or employees of such business. Steven M. Willens, Ronald H. Willens and Jerrold Livingston will not receive any consideration for entering into the Non-Competition Agreements other than the Lucent Common Stock issuable to them in connection with the Merger.

ACCOUNTING TREATMENT


     The Merger will be accounted for as a "purchase" transaction for accounting and financial reporting purposes, in accordance with generally accepted accounting principles. In connection with the Merger, it is anticipated that Lucent will take a one-time charge associated with acquired in-process research and development. Such charge is expected to be approximately $427 million and will be taken in the fiscal quarter in which the Merger is consummated.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the material federal income tax considerations relevant to the conversion of shares of Livingston Common Stock into Lucent Common Stock pursuant to the Merger that are generally applicable to holders of Livingston Common Stock. This discussion is based on currently existing provisions of the Code, existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Lucent, Acquisition, Livingston or Livingston's shareholders as described herein. Further, this discussion assumes the correctness of certain factual representations to be made by Lucent, Acquisition, Livingston, and certain Livingston shareholders with respect to the requirements to qualify the Merger as a "reorganization" for federal income tax purposes.

     Livingston shareholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to certain Livingston shareholders in light of their particular circumstances, such as shareholders who are dealers in securities, who are subject to the alternative minimum tax provision of the Code, who are foreign persons, who do not hold their Livingston Common Stock as capital assets, who acquired their shares in connection with stock option or other compensatory transactions or who dissent from the Merger. See "DISSENTERS' RIGHTS -- Federal Income Tax Treatment." In addition, the following discussion does not address the tax consequences of the Merger under foreign, state or local tax laws, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the Merger (whether or not any such transactions are undertaken in connection with the Merger), including without limitation any transaction in which shares of Livingston Common Stock are acquired or shares of Lucent Common Stock are disposed of, or the tax consequences of the assumption by Lucent of the Stock Options and Unvested Restricted Stock. ACCORDINGLY, LIVINGSTON SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

     The Merger is intended to constitute a "reorganization" within the meaning of section 368(a) of the Code, in which case, subject to the limitations and qualifications referred to herein, the Merger will generally result in the following federal income tax consequences:

     (a) No gain or loss will be recognized by holders of Livingston Common Stock solely as a result of the conversion of their shares of Livingston Common Stock into shares of Lucent Common Stock in the Merger. However, a shareholder of Livingston who receives cash in lieu of a fractional share of Lucent Common Stock will be deemed to receive the fractional share and exchange it for the cash received. Therefore, gain or loss will be recognized by such shareholder to the extent the amount of the cash received exceeds or is less than the basis of the fractional share of Lucent Common Stock deemed distributed to such shareholder. The basis of the fractional share of Lucent Common Stock deemed distributed to such shareholder will be an allocable portion of the aggregate basis of the Lucent Common Stock received by such shareholder, as determined in paragraph (b), below. The gain or loss recognized will be long-term capital gain or loss, if the Livingston Common Stock deemed exchanged for the fractional share of Lucent Common Stock was held for more than one year, and will be short-term capital gain or loss otherwise.

     (b) The aggregate tax basis of the Lucent Common Stock received by Livingston shareholders in the Merger will be the same as the aggregate tax basis of the Livingston Common Stock converted pursuant to the Merger.

     (c) The holding period of the Lucent Common Stock received by each Livingston shareholder in the Merger will include the period for which the Livingston Common Stock surrendered in exchange therefor was considered to be held, provided that the Livingston Common Stock so surrendered is held as a capital asset at the time of the Merger.

     (d) Lucent, Acquisition and Livingston will not recognize any gain or loss solely as a result of the Merger.

     The parties are not requesting a ruling from the IRS in connection with the Merger. The obligations of each of Lucent, Acquisition and Livingston to effect the Merger are contingent on receipt by each party of an opinion from its counsel (which opinions will be based, in part, upon certain factual representations from each party) to the effect that the Merger will qualify as a "reorganization" for federal income tax purposes within the meaning of section 368(a) of the Code. These opinions will neither bind the IRS nor preclude the IRS from adopting a contrary position. In addition, the opinions will be subject to certain assumptions and qualifications and will be based on the truth and accuracy of the representations made by the parties, and their respective managements. Of particular importance are those assumptions and representations relating to the "continuity of interest" requirement for a "reorganization."

     To satisfy the continuity of interest requirement, Livingston shareholders must not, pursuant to a plan or intent existing at or prior to the Effective Time, dispose of or transfer so much of either (i) their Livingston Common Stock in anticipation of the Merger or (ii) the Lucent Common Stock to be received in the Merger (collectively, "Planned Dispositions"), such that Livingston shareholders, as a group, would no longer have a significant equity interest in the Livingston business being conducted after the Merger. Livingston shareholders will generally be regarded as having a significant equity interest as long as the number of shares of Lucent Common Stock received in the Merger less the number of shares subject to Planned Dispositions (if any) represents, in the aggregate, a substantial portion of the entire consideration received by the Livingston shareholders in the Merger. No assurance can be made that the continuity of interest requirement will be satisfied, and if such requirement is not satisfied, that the Merger would not be treated as a "reorganization."

     A successful IRS challenge to the reorganization status of the Merger (as a result of a failure to satisfy the continuity of interest requirement or otherwise) would result in Livingston shareholders recognizing taxable gain or loss with respect to each share of Livingston Common Stock surrendered equal to the difference between each shareholder's basis in such share and the fair market value, as of the Effective Time, of the Lucent Common Stock received in exchange therefor. In such event, a Livingston shareholder's aggregate basis in the Lucent Common Stock so received would equal its fair market value, and the shareholder's holding period for such stock would begin the day after the Effective Time.

STOCK EXCHANGE LISTING

     Lucent has agreed to apply to list on the NYSE, subject to official notice of issuance, the shares of Lucent Common Stock issuable in connection with the Merger.

                      DESCRIPTION OF LUCENT CAPITAL STOCK

     The statements set forth under this heading with respect to the Lucent Certificate, the Lucent Bylaws and the Rights Agreement are brief summaries thereof and do not purport to be complete; such statements are subject to the detailed provisions of the Lucent Certificate, the Lucent Bylaws and the Rights Agreement. See "INCORPORATION BY REFERENCE."

     The total authorized shares of capital stock of Lucent consists of (a) 3,000,000,000 shares of Lucent Common Stock and (b) 250,000,000 shares of Lucent Junior Preferred Stock. At the close of business on September 30, 1997, 642,070,130 shares of Lucent Common Stock were issued and outstanding and no shares of Lucent Junior Preferred Stock were issued and outstanding.

     The Lucent Board is authorized to provide for the issue from time to time of Lucent Junior Preferred Stock in series and, as to each series, to fix the designation, the dividend rate (and whether cumulative) and the preferences, if any, which dividends on such series will have with respect to any other class or series of capital stock of Lucent, the voting rights, if any, the voluntary and involuntary liquidation prices, the conversion or exchange privileges, if any, applicable thereto and the redemption price or prices and the other terms of redemption, if any, applicable thereto. Cumulative dividends, dividend preferences and conversion, exchange and redemption provisions, to the extent that some or all of these features may be present when shares of Lucent Junior Preferred Stock are issued, could have an adverse effect on the availability of earnings for distribution to the holders of Lucent Common Stock or for other corporate purposes.

                               DISSENTERS' RIGHTS

RIGHTS OF DISSENTING SHAREHOLDERS

     Shareholders of Livingston who dissent from the Merger by complying with the procedures set forth in Chapter 13 of the California Code ("Chapter 13") would be entitled to receive an amount equal to the fair market value of their shares as of October 14, 1997, the last trading day before the public announcement of the Merger. A copy of Chapter 13 is attached hereto as Appendix B and should be read for more complete information concerning dissenters' rights. THE REQUIRED PROCEDURE SET FORTH IN CHAPTER 13 MUST BE FOLLOWED EXACTLY OR ANY DISSENTERS' RIGHTS MAY BE LOST. The information set forth below is a general summary of dissenters' rights as they apply to Livingston shareholders and is qualified in its entirety by reference to Appendix B.

     In order to be entitled to exercise dissenters' rights, a shareholder of Livingston must vote "AGAINST" the Merger. Thus, any shareholder who wishes to dissent and executes and returns a proxy in the accompanying form must specify that his or her shares are to be voted "AGAINST" the Merger. If the shareholder returns a proxy without voting instructions or with instructions to vote "FOR" the Merger, his or her shares will automatically be voted in favor of the Merger and the shareholder will lose any dissenters' rights. In addition, if the shareholder abstains from voting his or her shares, the shareholder will lose his or her dissenters' rights.

     If the Merger is approved by the shareholders, Livingston will have ten days after such approval to send to those shareholders who have voted against the approval of the Merger written notice of such approval accompanied by a copy of Sections 1300, 1301, 1302, 1303 and 1304 of Chapter 13, a statement of the price determined by Livingston to represent the fair market value of the dissenting shares as of October 14, 1997, and a brief description of the procedure to be followed if a shareholder desires to exercise dissenters' rights. In order to preserve his or her dissenters' rights, a shareholder must make a written demand upon Livingston for the purchase of dissenting shares and payment to such shareholder of their fair market value, specifying the number of shares held of record by such shareholder and a statement of what the shareholder claims to be the fair market value of those shares as of October 14, 1997. Such demand must be addressed to Livingston Enterprises, Inc., 4464 Willow Road, Pleasanton, California; Attention: Secretary, and must be received by Livingston not later than thirty days after the date on which the notice of approval of the Merger is mailed to the shareholder. A vote "Against" the Merger does not constitute such written demand.

     Furthermore, within 30 days after the date on which the notice of the approval of the Merger is mailed, the dissenting shareholder must surrender to Livingston at the office designated in the notice of approval, the certificates representing the dissenting shares to be stamped or endorsed with a statement that they are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed. Any shares of Livingston Common Stock that are transferred prior to their submission for endorsement lose their status as dissenting shares.

     If Livingston and the dissenting shareholder agree that the surrendered shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder will be entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Payment of the fair market value of the dissenting shares will be made within 30 days after the amount thereof has been agreed upon or 30 days after any statutory or contractual conditions to the Merger have been satisfied, whichever is later, subject to the surrender of the certificates therefor, unless provided otherwise by agreement.

     If Livingston denies that the shares surrendered are dissenting shares, or Livingston and the dissenting shareholder fail to agree upon a fair market value of such shares of Livingston Common Stock, then the dissenting shareholder of Livingston must, within six months after the notice of approval is mailed, file a complaint in the Superior Court of the proper county requesting the court to make such determination or intervene in any pending action brought by any other dissenting shareholder. If the complaint is not filed or intervention in a pending action is not made within the specified six-month period, the dissenters' rights are lost. If the fair market value of the dissenting shares is at issue, the court will determine, or will appoint one or more impartial appraisers to determine, such fair market value. The costs of the action will be assessed or apportioned as the Superior Court considers equitable, but if the "fair market value" is determined to exceed the price offered by Livingston to the shareholder, Livingston shall pay such costs (including, in the discretion of the Superior Court, attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments, if such "fair market value" is determined to exceed 125% of the price offered by Livingston).

     A dissenting shareholder may not withdraw his or her dissent or demand for payment unless Livingston consents to such withdrawal.

FEDERAL INCOME TAX TREATMENT

     Any shareholder of Livingston who effectively dissents from the Merger and who receives cash for his or her shares of Livingston Common Stock will recognize a gain or loss for federal income tax purposes equal to the amount by which the cash received for those shares exceeds or is less than the shareholder's tax basis for the shares. The amount of that gain or loss, if any, will be treated as ordinary income or loss, long-term capital gain or loss or short-term capital gain or loss depending on the length of time the shares are held by the dissenting shareholder, whether the shares are held as a capital asset, and whether the dissenting shareholder is deemed to own shares of Livingston Common Stock pursuant to the attribution rules of Section 318 of the Code. In certain circumstances, a dissenting shareholder can be deemed for tax purposes to own shares that are actually owned by a non-dissenting shareholder that is related to the dissenting shareholder, with the possible result that the cash received in the exercise of the dissenting shareholder's rights could be treated as a dividend received pursuant to a corporate distribution rather than an amount received pursuant to a sale or exchange of Livingston Common Stock. Further, a dissenting shareholder may be subject to foreign, state or local income taxation. Because the tax treatment of dissenting shareholders depends upon their individual circumstances, such shareholders are urged to consult their own tax advisors.

           COMPARISON OF THE RIGHTS OF HOLDERS OF LUCENT COMMON STOCK
              AND THE RIGHTS OF HOLDERS OF LIVINGSTON COMMON STOCK

     Lucent is incorporated under the laws of the State of Delaware and Livingston is incorporated under the laws of the State of California. Shareholders whose rights as shareholders are currently governed by California law and the Livingston Articles and Livingston Bylaws, will, in the event that such shareholders receive Lucent Common Stock as full or partial consideration in the Merger, become shareholders of Lucent, and their rights as such will be governed by Delaware law and the Lucent Certificate and Lucent Bylaws. Certain differences between the rights of holders of shares of Lucent Common Stock and shares of Livingston Common Stock are summarized below.

     The following summary does not purport to be a complete statement of the rights of shareholders under the applicable California laws and the Livingston Articles and Livingston Bylaws as compared with the rights of Lucent shareholders under the applicable Delaware laws, the Lucent Certificate and Lucent Bylaws or a complete description of the specific provisions referred to herein. The identification of specific differences is not meant to indicate that other equally or more significant differences do not exist. The summary is qualified in its entirety by reference to the General Corporation Law of the State of Delaware ("DGCL") and the California Code and the governing corporate instruments of Lucent and Livingston, to which such shareholders are referred.

CERTAIN VOTING RIGHTS

     California law generally requires approval of any reorganization (which includes a merger, certain exchange reorganizations and certain sale-of-asset reorganizations) or sale of all or substantially all the assets of a corporation by the affirmative vote of the holders of a majority (unless the articles of incorporation require a higher percentage) of the outstanding shares of each class of capital stock of the corporation entitled to vote thereon. The Livingston Articles do not require a higher percentage.

     Under Delaware law, any merger, consolidation or sale of all or substantially all the assets of a corporation requires the approval of the holders of a majority (unless the certificate of incorporation requires a higher percentage) of the outstanding shares of such corporation entitled to vote thereon. The Lucent Certificate does not require a higher percentage.

     In general, under California law, no approval of a reorganization is required by the holders of the outstanding shares in the case of any corporation if such corporation, or its shareholders immediately before such reorganization, or both, own, immediately after such reorganization, equity securities (other than warrants or rights) of the surviving or acquiring corporation, or the parent of either of the constituent corporations, possessing more than five-sixths of the voting power of such surviving or acquiring corporation or such parent.

     Delaware law provides that (unless required by the certificate of incorporation) no authorization by stockholders of a surviving or acquiring corporation is necessary for a merger if (1) the merger does not amend the certificate of incorporation of the corporation, (2) each share of stock of the corporation outstanding prior to the merger remains identical after the merger, and (3) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such shares are to be issued or delivered under the plan of merger or the authorized unissued shares or the treasury shares of common stock of the corporation to be issued or delivered under the merger plus shares issuable upon conversion of any other shares, securities or obligations to be issued or delivered under the merger do not exceed 20% of the shares of common stock of the corporation outstanding prior to the merger. The Lucent Certificate does not require stockholder authorization for mergers of the type described in the preceding sentence.

     Under California law, a parent corporation may, without shareholder approval, merge into itself a subsidiary of which it owns at least 90% of the outstanding shares of each class of stock. In such mergers, known as short-form mergers, minority shareholders are given the same right to dissent and receive in cash the fair market value of their shares as in other mergers. Similarly, Delaware law permits a merger of a 90% owned subsidiary corporation into its parent without stockholder approval so long as the resolution of the board of directors of the parent providing for the merger states the terms and conditions of the merger, including the consideration to be given by the parent in exchange for the subsidiary shares not owned by the parent.

DIVIDENDS

     Generally, a California corporation may transfer cash or property to its shareholders without consideration, whether by way of dividend or otherwise out of retained earnings or if, after giving effect thereto, (1) the sum of the assets (excluding goodwill and certain other assets) of the corporation is at least equal to 1 1/4 times its liabilities (excluding certain deferred credits) and (2) the current assets of such corporation are at least equal to (A) its current liabilities or (B) if the average of the earnings of such corporation before taxes and interest expense for the two preceding fiscal years was less than the average of the interest expense of such corporation for such fiscal years, 1 1/4 times its current liabilities. In addition, the ability of a California corporation to pay dividends is restricted by certain limitations for the benefit of certain preference shares. Each dividend other than one chargeable to retained earnings is required to be identified in a notice to shareholders as being made from a source other than retained earnings, stating the accounting treatment thereof.

     Under Delaware law, a corporation may pay dividends out of surplus or, in the event that no surplus exists, out of its net profits for the fiscal year in which the dividend is declared or its net profits for the preceding fiscal year, subject to certain limitations for the benefit of certain preference shares. The Lucent

Bylaws provide that the Lucent Board may, in accordance with applicable law and the Certificate of Incorporation, declare dividends.

ELECTION OF DIRECTORS; BOARD OF DIRECTORS

     Under California law (unless a listed corporation's articles of incorporation or bylaws provide otherwise), any shareholder of a corporation is entitled to cumulate his or her votes for the election of directors provided that at least one shareholder has given notice at the meeting prior to the voting, of such shareholder's intention to cumulate his or her votes. Cumulative votes may only be cast for candidates who have been nominated before the voting. Livingston is not a listed corporation and therefore cannot eliminate cumulative voting.

     Delaware law permits cumulative voting in the election of directors of a corporation if the certificate of incorporation of such corporation provides for cumulative voting. The Lucent Certificate does not provide for cumulative voting.

     Under California law, a company which is not a listed corporation (such as Livingston) is not permitted to classify its board of directors into different classes.

     Under Delaware law, Lucent is permitted to provide in its certificate of incorporation or in an initial bylaw or in a bylaw adopted by a vote of the stockholders for classification of its Board into up to three classes. The Lucent Certificate provides that the Lucent Board consists of three classes. The directors in each class serve on the Lucent Board for approximately three years each. Notwithstanding the foregoing, the directors who currently serve in class one will serve through the 2000 Lucent stockholders' meeting, the directors who currently serve in class two will serve through the 1998 Lucent stockholders' meeting and the directors who currently serve in class three will serve through the 1999 Lucent stockholders' meeting. This method of electing directors makes a change in the composition of the board of directors, and a potential change in control of a corporation, a lengthier and more difficult process.

REMOVAL OF DIRECTORS; FILLING VACANCIES ON THE BOARD OF DIRECTORS

     Under California law, the holders of at least 10% of the number of outstanding shares of any class of stock may initiate a court action to remove any director for cause. In addition, any or all of the directors of a California corporation may be removed without cause by the affirmative vote of a majority of the outstanding shares entitled to vote. However, no director may be removed (unless the entire board is removed) when the votes cast against removal would be sufficient to elect the director if voted cumulatively at an election at which the same total number of votes were cast and the entire number of the directors authorized at the time of the director's most recent election were then being elected. If the articles provide that the holders of the shares of any class or series, voting as such, are entitled to elect one or more directors, any director so elected may only be removed by the vote of the holder of the shares of that class or series.

     Under Delaware law, any or all directors of a corporation may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors. However, in the case of a corporation whose board is classified, stockholders may remove directors only for cause, and in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he or she is a part.

     Under California law (unless otherwise provided in the articles of incorporation or bylaws and except for a vacancy created by the removal of a director), vacancies on the board of directors, including any vacancy resulting from an increase in the authorized number of directors, may be filled by approval of the board. If the number of directors is less than a quorum, a vacancy may be filled by the unanimous written consent of the directors then in office, by the affirmative vote of a majority of the directors at a meeting held pursuant to notice or waivers of notice or by a sole remaining director. In addition, any vacancy not filled by the directors may be filled by the vote of the majority of shares entitled to vote at an annual or special meeting. Neither the Livingston Articles nor the Livingston Bylaws provide otherwise. Under Delaware law (unless otherwise provided in the articles of incorporation or bylaws), vacancies and newly-created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors in office. Neither the Lucent Certificate nor the Lucent Bylaws provides otherwise.

SPECIAL MEETINGS OF SHAREHOLDERS; SHAREHOLDER ACTION BY WRITTEN CONSENT

     Under California law, a special meeting of shareholders may be called by the board of directors, the chairman of the board, the president or the holders of shares entitled to cast not less than 10% of the votes at the meeting or such additional persons as may be provided in the articles of incorporation or bylaws. Neither the Livingston Articles nor the Livingston Bylaws permit any other person to call a special meeting.

     Under Delaware law, a special meeting of shareholders may be called by the board of directors or such other persons as may be authorized by the certificate of incorporation or by-laws. The Lucent Bylaws provide that a special meeting may be called by the board of directors pursuant to a resolution stating the purpose or purposes of the meeting and approved by a majority of the total number of directors of the board (assuming if no vacancies) (the "Whole Board") or by the Chairman of the board of directors.

     Under California law (unless otherwise provided in the articles), any action which may be taken at a meeting of shareholders may also be taken by the written consent of the holders of at least the same proportion of outstanding shares as would be necessary to take such action at a meeting at which all shares entitled to vote were present and voted, except that California law provides that the election of directors by written consent generally requires the unanimous consent of all shares entitled to vote for the election of directors. The Livingston Articles do not provide otherwise.

     Under Delaware law (unless otherwise provided in the certificate of incorporation), any action which is required to be taken or may be taken at a meeting of stockholders, may be taken by a written consent signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting. However, the Lucent Certificate provides that such action may not be effected by any consent in writing of the holders but must be effected at a duly called annual or special meeting of the stockholders.

INSPECTION OF SHAREHOLDERS' LIST

     Both the California Code and the DGCL allow any shareholder to inspect the shareholders' list for a purpose reasonably related to such person's interest as a stockholder. The California Code provides, in addition, for an absolute right to inspect and copy the corporation's shareholder list by persons holding an aggregate of five percent or more of a corporation's voting shares, or shareholders holding an aggregate of one percent or more of such shares who have filed a Schedule 14A with the Commission relating to the election of directors. This absolute right may not be limited by the articles or the bylaws. The right applies to any domestic corporation and to any foreign corporation having its principal executive office or customarily holding meetings of its board in California. The DGCL does not provide for any such absolute right of inspection, and no such right is granted under the Lucent Charter or Lucent Bylaws. Lack of access to shareholder records could result in impairment of a shareholders' ability to coordinate opposition to management proposals.

SHAREHOLDER DERIVATIVE SUITS

     Generally, under California law, a derivative action on behalf of a corporation may not be sustained unless the plaintiff was a shareholder at the time of the alleged wrongdoing and the plaintiff alleges in the complaint with particularity plaintiff's efforts to obtain from the board of directors redress for such wrongdoing, or the reasons for not making such effort. However, California law recognizes an exception to this contemporaneous ownership requirement that gives a shareholder standing to institute a derivative action where the shareholder acquires shares prior to disclosure of any alleged wrongdoing provided certain other conditions are satisfied.

     Under the DGCL, a stockholder may only bring a derivative action on behalf of the corporation if the stockholder was a stockholder of the corporation at the time of the transaction in question or his or her stock thereafter devolved upon him or her by operation of law. The California Code also provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond. Delaware law does not have a similar bonding requirement.

AMENDMENT OF BYLAWS

     Under California law, bylaws may be adopted, amended or repealed either by the vote of a majority of the outstanding shares entitled to vote thereon or (subject to any restrictions in the articles of incorporation or bylaws) by the approval of the board of directors, except that amendments to the bylaws specifying or changing a fixed number of directors or the maximum or minimum number or changing from a fixed to a variable board or vice versa may only be adopted by approval of the affirmative vote of a majority of the outstanding shares entitled to vote. There are no such further restrictions in the Livingston Articles or Livingston Bylaws.

     Under Delaware law, the power to adopt, amend or repeal by-laws is vested in the stockholders entitled to vote unless the certificate of incorporation confers the power to adopt, amend or repeal by-laws upon the directors as well. The Lucent Certificate provides that the Lucent Bylaws may be altered or repealed and new bylaws may be adopted (i) at any annual or special meeting of stockholders, by the affirmative vote of the holders of a majority of the voting power of the stock issued and outstanding and entitled to vote at such meeting, provided, that any proposed alteration or repeal of, or the adoption of any Bylaw inconsistent with Sections 2.2, 2.7 or 2.10 of the Lucent Bylaws (relating to special meetings of stockholders, notice of stockholder business and nominations and actions by written consent of stockholders, respectively) or with Sections 3.2, 3.9 or 3.11 of the Lucent Bylaws (relating to the number and tenure of the directors, vacancies on the board of directors and removal of directors, respectively) by the stockholders requires the affirmative vote of the holders of a least 80% of the voting power of all shares of Lucent entitled to vote generally in the election of directors ("Voting Stock") then outstanding, voting together as a single class or (ii) by the majority of the Whole Board.

AMENDMENT OF CHARTER

     Under both California and Delaware laws, amendments to the articles or certificate of incorporation of a corporation generally require approval by vote of the board of directors and the holders of a majority of outstanding shares entitled to vote thereon and, where their rights are affected, by the holders of a majority of the outstanding shares of a class, whether or not such class is entitled to vote thereon by the provision of the charter. The Lucent Certificate provides that the affirmative vote of the holders of at least 80% of the Voting Stock then outstanding, voting together as a single class, is required to alter, amend, adopt any provision inconsistent with or repeal Articles V, VII or VIII of the Lucent Certificate (relating to stockholder action, the board of directors and the Lucent Bylaws, respectively).

DISSENTING OR APPRAISAL RIGHTS

     Under California law, in connection with the merger of a corporation for which the approval of outstanding shares is required, dissenting shareholders of such corporation who follow prescribed statutory procedures are entitled to receive payment of the fair market value of their shares. For a more complete description of such rights, see "DISSENTERS RIGHTS" and "TERMS OF THE MERGER AGREEMENT -- Dissenting Shares."

     Under Delaware law, appraisal rights are generally available for the shares of any class or series of stock of a corporation in a merger or consolidation; provided that no appraisal rights are available for the shares of any class or series of stock which, at the record date for the meeting held to approve such transaction, were either (1) listed on a national securities exchange or (2) held of record by more than 2,000 stockholders; and further provided that no appraisal rights are available to stockholders of the surviving corporation if the merger did not require their approval. Notwithstanding the foregoing, appraisal rights are available for such class or series if the holders thereof receive in the merger or consolidation anything except: (1) shares of stock of the corporation surviving or resulting from such merger or consolidation; (2) shares of stock of any other corporation which at the effective date of the merger or consolidation is either listed on a national securities exchange or held of record by more than 2,000 stockholders; (3) cash in lieu of fractional shares; or (4) any combination of the foregoing.

CERTAIN BUSINESS COMBINATIONS AND REORGANIZATIONS

     Under California law, if a tender offer or written proposal to acquire a corporation by a reorganization or certain sales of assets is made to a corporation's shareholders by an Interested Party (as hereinafter defined) (each an "Interested Party Proposal"), (1) an affirmative opinion in writing as to the fairness of the consideration to the shareholders of such corporation must be delivered to shareholders of such corporation (or, in the event that no shareholder approval is required for the consummation of the transaction, to the corporation's board of directors) and (2) such shareholders must be (A) informed of certain later tender offers or written proposals for a reorganization or sale of assets made by other persons and (B) afforded a reasonable opportunity to withdraw any vote, consent or proxy previously given or shares previously tendered in connection with the Interested Party Proposal. For the purposes of this paragraph, "Interested Party" shall mean a person who is a party to the transaction and (x) directly or indirectly controls the corporation that is the subject of the tender offer or proposal; (y) is, or is directly or indirectly controlled by, an officer or director of the subject corporation; or (z) is an entity in which a material financial interest (as defined in Section 310 of the California Code) is held by any director or executive officer of the subject corporation.

     In addition, in connection with any merger transaction, California law generally requires that, unless all shareholders of a class or series consent (and except with respect to fractional shares), each share of such class or series must be treated equally with respect to any distribution of cash, property, rights or securities. California law also provides generally that if a corporation that is party to a merger, or its parent, owns more than 50% but less than 90% of the voting power of the other corporation that is party to such merger, the nonredeemable shares of common stock of the controlled corporation may be converted only into nonredeemable shares of the surviving corporation or a parent party unless all of the shareholders of the class consent. If the buyer in an asset sale is in control of or under common control with the seller of such assets, the principal terms of the sale must be approved by at least 90% of the voting power of the corporation unless the sale is to a domestic or foreign corporation in consideration of the nonredeemable common shares of the purchasing corporation or its parent.

     Generally, Delaware law would prevent an "Interested Stockholder" (defined as a person beneficially owning 15% or more of a corporation's outstanding voting stock) from engaging in a Business Combination (as defined in Section 203 of the DGCL) with a corporation for three years following the date such person became an Interested Stockholder unless: (1) before such person became an Interested Stockholder, the board of directors of such corporation approved either the business combination or the transaction in which the Interested Stockholder became an Interested Stockholder; (2) upon consummation of the transaction which resulted in the Interested Stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of such corporation outstanding at the time the transaction commenced (excluding stock held by (A) directors who are also officers and (B) employee stock ownership plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (3) at or subsequent to such time, the Business Combination is (x) approved by the board of directors of such corporation and (y) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of such corporation not owned by the Interested Stockholder.

LOANS TO OFFICERS AND EMPLOYEES

     Under California law, any loan or guaranty to or for a director or officer of the corporation or its parent requires approval of a majority of a corporation's shareholders entitled to act thereon, unless such loan or guaranty is authorized under an employee benefit plan approved by a majority of the shareholders entitled to act thereon (after disclosure to such shareholders that such plan authorizes such loans or guaranties to or for officers and directors). In addition, California law provides that, notwithstanding the foregoing, if the corporation has outstanding shares held of record by 100 or more shareholders on the date such loan or guaranty is approved by the board of directors, and the corporation has a bylaw approved by shareholders authorizing the board alone to approve such loan or guaranty, such a loan or guaranty may be approved by the board alone (excluding the vote of any interested director) if the board determines that any such loan or guaranty may reasonably be expected to benefit the corporation. The Livingston Bylaws authorize the board to grant such loans or guaranties. Under Delaware law, a corporation may make loans to, guarantee the obligations of or otherwise assist its officers or other employees and those of its subsidiaries (including directors who are also officers or employees) when such action, in the judgment of the directors, may reasonably be expected to benefit the corporation.

INTERESTED DIRECTOR TRANSACTIONS

     Under both the California Code and the DGCL, certain contracts or transactions in which one or more of a corporation's directors has an interest are not void or voidable because of such interest provided that certain conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. Under the California Code, however, if shareholder approval of the interested transaction is sought, the interested director is not entitled to vote his shares at a shareholder meeting with respect to the transaction and if board approval is sought, the contract or transaction must be approved by a majority vote of a quorum of the directors, without counting the vote of any interested directors (except that interested directors may be counted for purposes of establishing a quorum). Under the DGCL, if board approval is sought, the contract or transaction must be approved by a majority of the disinterested directors (even though less than a majority of a quorum). Therefore, certain transactions that the Lucent Board might not be able to approve because of the number of interested directors could be approved by a majority of the disinterested directors of Lucent, although less than a majority of a quorum.

                     CERTAIN INFORMATION CONCERNING LUCENT

     Lucent is one of the world's leading designers, developers and manufacturers of telecommunications systems, software and products. These integrated systems and software applications enable network operators and business enterprises to connect, route, manage and store information between and within locations. Lucent is a global leader in the sale of public telecommunications systems, and is a supplier of systems or software to the world's largest networks. Lucent is also a global leader in the sale of business communications systems and microelectronic components for communications systems and computer manufacturers. Lucent was formed from the systems and technology units that were formerly part of AT&T, including the research and development capability of Bell Laboratories..

     Lucent was incorporated in Delaware in November 1995. Lucent was a wholly-owned subsidiary of AT&T prior to its initial public offering on April 10, 1996 and became completely separate from AT&T when the remaining shares of Lucent Common Stock held by AT&T were distributed to AT&T's stockholders on September 30, 1996. See "INFORMATION INCORPORATED BY REFERENCE."

                   CERTAIN INFORMATION CONCERNING LIVINGSTON

     Livingston is a leading provider of remote access networking solutions for ISPs worldwide. Used by ISPs to connect their subscribers to the Internet, Livingston's remote access servers deliver high performance at a low price per port, making them particularly well-suited for the intensely competitive ISP marketplace. Livingston also provides office routers and firewall routers that are resold by ISPs to corporate customers for Internet connectivity and other remote access networking applications. Since Livingston introduced its first remote access server in 1990, over 2,000 ISPs have purchased Livingston's remote access products. In November 1996, Livingston introduced the PortMaster 3 access concentrator, its remote access platform, which Livingston believes positions it to better address the needs of large ISPs and local telephone companies, and to maintain its leadership position with Livingston's established base of local and regional ISP customers.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  OVERVIEW

     Livingston is a leading provider of remote access networking solutions for ISPs worldwide. In 1990, Livingston introduced its first PortMaster communications server incorporating its proprietary ComOS operating system, which was developed specifically for remote access applications. In 1991, Livingston introduced its remote access routers which are resold by ISPs to corporate customers for Internet connectivity and other remote access networking applications. In November 1996, Livingston began shipping its PortMaster 3 access concentrator which incorporates Livingston's enhanced ComOS, support for high speed digital connections such as ISDN PRI and T1/E1, and up to 60 digital modems. Because this remote access solution includes modem functionality, the PortMaster 3 has a substantially higher selling price than Livingston's earlier generation products. The PortMaster 3 has been designed to be easily upgraded to support emerging technologies such as 56K modem functionality. Livingston has announced its offer to provide this upgrade, when and if available, to existing PortMaster 3 customers, upon request, at no additional charge (other than shipping costs). Livingston accrues for the cost of providing the 56K upgrade at the time of sale. Sales of the PortMaster 3 have increased significantly since its introduction while sales of Livingston's earlier generation communications servers have declined.

     In 1994, Livingston entered into an OEM Software License and Development Agreement ("USR Agreement") with US Robotics Access Corp, Inc. ("USR"), pursuant to which Livingston receives software license royalties related to sales by USR of products that incorporate the Livingston's ComOS operating system. Royalty payments are normally received by Livingston sixty days after USR's quarter end, and are recorded as royalty revenue at that time. As of fiscal 1997, cumulative royalties from USR totaled $10.5 million. On December 17, 1996, Livingston and USR settled a lawsuit related to the USR Agreement ("Settlement") and in connection with such settlement, the parties entered into Amendment No. 1 to the USR Agreement (the "Amendment"). Pursuant to the Amendment, the parties agreed that USR's right and license to Livingston's ComOS source code will terminate on December 31, 1998. Under the terms of the USR Agreement, USR may, in its sole discretion terminate the USR Agreement upon 30 days notice. As a result of the Settlement, Livingston expects royalty revenues from USR to terminate in fiscal 1998, if not earlier.

     On September 23, 1997, Livingston filed a claim against USR requesting declaratory and injunctive relief with respect to a patent owned by USR. USR has not filed an answer to the complaint. On October 2, 1997, USR filed a complaint against Livingston claiming that Livingston is infringing the same patent. Livingston has not filed an answer to the complaint. Livingston believes that the patent may be invalid, however, there can be no assurance that Livingston will prevail in its suit or that it will be successful in defending the patent infringement suit. Furthermore, there can be no assurance that USR, or other third parties, will not assert additional patent claims in the future with respect to Livingston's products.

     On September 29, 1997, Livingston filed a claim against USR for copyright infringement, misappropriation of trade secrets, breach of written contract, and unfair competition. These claims arise from the Settlement. Livingston believes that USR has violated the terms of the settlement agreement and is seeking to enforce its rights under such agreement. USR has not filed an answer to the complaint.

     International sales accounted for 29.7% and 41.7% of Livingston's product revenues in fiscal 1996 and fiscal 1997, respectively. Livingston expects that international sales will continue to account for a significant portion of its product revenues in future periods. Although Livingston's international sales are currently denominated in U.S. dollars, fluctuations in currency exchange rates could cause Livingston's products to become relatively more expensive to customers in a particular country, leading to a reduction in sales or profitability in such country. Furthermore, future international activity may result in foreign currency denominated sales, and, in such event, gains and losses on the conversion to U.S. dollars of accounts receivable and accounts payable arising from international operations may cause material fluctuations in Livingston's results of operations.

     Historically, the majority of Livingston's sales have been made to local and regional ISPs through Livingston's reseller channel. In connection with the introduction of the PortMaster 3, Livingston began to significantly expand its direct sales force in order to better address the needs of large ISPs and local telephone companies. Recently, Livingston has expanded its direct sales force and has established eight branch offices in North America, a European headquarters in France and a branch office in the United Kingdom. In response to growth in the ISP demand and Livingston's expanded base of customers, Livingston has significantly increased its research and development activities. Livingston has also expanded its technical support operations and manufacturing capacity. These activities, and the expansion of Livingston's infrastructure to support them, have resulted in significantly higher operating expenses in fiscal 1996 and fiscal 1997.

     Livingston typically provides certain post contract customer support ("PCS") in connection with the sale of its products. Prior to the second quarter of fiscal 1996, PCS consisted principally of telephone support and minor maintenance for its PortMaster 2 products. During this period, Livingston recognized revenue at the time of product shipment and accrued the estimated costs of providing PCS. During the second quarter of fiscal 1996, Livingston decided to provide significant feature enhancements to ComOS, free of charge, to Livingston's customers. Accordingly, Livingston recognized the portion of product revenue attributable to the value of PCS ratably over 12 months, the period during which PCS is expected to be provided. In November 1996, Livingston began selling PortMaster 3, which is accompanied by a one year hardware and software warranty. The portion of the PortMaster 3 selling price that is attributable to PCS is recognized ratably over the 12 month support period. Additional warranty and support coverage is made available to PortMaster 3 customers as a purchase option. PCS revenues to date have not been significant.

  RESULTS OF OPERATIONS

     The following table sets forth, as a percentage of net revenues (except for gross-margin on product revenues), certain statement of operations data for the period indicated:

                                                               1995       1996       1997
                                                              ------     ------     ------
    Product revenues........................................    98.4%      93.8%      89.9%
    Royalty revenues........................................     1.6        6.2       10.1
                                                               -----      -----      -----
    Net revenues............................................   100.0%     100.0%     100.0%
    Cost of revenues........................................    39.4       40.3       38.1
                                                               -----      -----      -----
      Gross profit..........................................    60.6       59.7       61.9
    Operating expenses:
      Research and development..............................     4.3        5.5        5.9
      Selling and marketing.................................    13.8       18.8       24.4
      General and administrative............................     3.3        3.8        5.8
                                                               -----      -----      -----
              Total operating expenses......................    21.4       28.1       36.1
                                                               -----      -----      -----
    Operating income........................................    39.2       31.6       25.8
    Interest income (expense), net..........................    (0.1)       0.2        0.7
                                                               -----      -----      -----
    Income before income taxes..............................    39.1       31.8       26.5
    Provision for income taxes..............................    15.1       12.6        9.4
                                                               -----      -----      -----
              Net income....................................    24.0%      19.2%      17.1%
                                                               =====      =====      =====
    Gross margin on product revenues........................    60.0%      57.0%      57.6%

  YEAR ENDED AUGUST 31, 1997 COMPARED TO YEAR ENDED AUGUST 31, 1996

     Net Revenues. Net revenues increased 58.0% to $72.8 million for fiscal 1997 as compared to $46.1 million for fiscal 1996. The increased net revenues reflect the introduction and increased sales of Livingston's PortMaster 3 product and increased royalties, partially offset by declining sales of the PortMaster 2 products. Specifically, sales of Livingston's PortMaster 2 products declined by 55.0% from fiscal 1996, while royalty revenues increased 155% from fiscal 1996. Royalty revenues were $7.3 million and $2.9 million in fiscal 1997 and in fiscal 1996, respectively. Sales to international customers accounted for approximately 41.7% of product revenues for fiscal 1997 compared to 29.7% for fiscal 1996.

     Gross Profit. Livingston's gross profit in fiscal 1997 increased to $45.1 million from $27.5 million in fiscal 1996. This increase was attributable to the introduction and increased sales of the PortMaster 3 products and to increased royalties, partially offset by $2.3 million in charges for obsolete PortMaster 2 product and component inventory. Gross margin on product revenues increased to 57.6% in fiscal 1997, compared to 57.0% in fiscal 1996. The higher gross margin was due to increased sales of the higher margin PortMaster 3 products offset by a charge for obsolete PortMaster 2 inventory and approximately $3.4 million reserved to provide, when and if available, Livingston's 56K modem solution, upon request, for PortMaster 3 products sold during the period.

     Research and Development. Research and development expenses consist primarily of employee compensation, amounts paid for outside services, and costs of materials utilized in product development. Research and development expenses increased to $4.3 million, or 5.9% of net revenues in fiscal 1997, from $2.5 million, or 5.5% of net revenues in fiscal 1996. The increase was due primarily to the addition of personnel for the development of PortMaster 3, enhancement of the ComOS operating system and development of future products. Livingston believes that significant research and development efforts are necessary in order for it to compete in the evolving market for remote access products. Accordingly, Livingston expects its research and development expenditures to increase in absolute dollars and as a percentage of net revenues.

     Selling and Marketing. Selling and marketing expenses consist primarily of base and incentive compensation paid to sales, customer support and marketing personnel, travel and related expenses, and costs associated with promotional and trade show activities. Selling and marketing expenses increased to $17.8 million, or 24.4% of net revenues, in fiscal 1997 from $8.7 million, or 18.8% of net revenues, in fiscal 1996. The increase reflects significant hiring of direct sales personnel in North America and Europe and technical support personnel in North America, as well as increased incentive compensation due to increased sales volume. Also included are charges relating to a marketing program to promote Livingston's presence in Europe. Livingston expects selling and marketing expenses to increase both in absolute dollars and as a percentage of net revenues as Livingston pursues its strategy of expanding its direct sales force.

     General and Administrative. General and administrative expenses consist primarily of compensation paid to administrative personnel and related overhead. General and administrative expenses increased to $4.2 million, or 5.8% of net revenues, in fiscal 1997 from $1.8 million, or 3.8% of net revenues, in fiscal 1996 as Livingston continued to build its infrastructure to support growth in its manufacturing, research and development, and selling and marketing functions. Livingston expects that general and administrative expenses will increase in absolute dollars as Livingston continues to expand its operations.

     Provision for Income Taxes. Livingston's effective tax rate for fiscal 1997 was 35.5% compared to 39.7% in fiscal 1996. See Notes 1 and 4 of Notes to the Livingston Consolidated Financial Statements.

  YEAR ENDED AUGUST 31, 1996 COMPARED TO THE YEAR ENDED AUGUST 31, 1995

     Net Revenues. Net revenues increased 125% to $46.1 million for fiscal 1996, as compared to $20.5 million for fiscal 1995. This increase was due primarily to higher sales of Livingston's communication servers and routers. Royalty revenues were $2.9 million and $323,000 in fiscal 1996 and fiscal 1995, respectively. Sales to international customers accounted for 29.7% of product revenues in fiscal 1996 compared to 16.9% in fiscal 1995. This increase in international sales was the result of an expansion of Livingston's reseller relationships in Japan and Europe.

     Gross Profit. Livingston's gross profit for fiscal 1996 increased to $27.5 million from $12.4 million for fiscal 1995. This increase was due primarily to higher unit sales and increased royalties. Gross margin on product revenues (excluding royalty revenues) declined to 57.0% in fiscal 1996 compared to 60.0% in fiscal 1995 as a result of a charges of $1.3 million taken in the second half of fiscal 1996 related to Livingston's establishment of an inventory reserve in connection with the PortMaster 2 product line.

     Research and Development. Research and development expenses increased to $2.5 million, or 5.5% of net revenues, in fiscal 1996 compared to $890,000, or 4.3% of net revenues, in fiscal 1995, due primarily to the addition of personnel for the development of the PortMaster 3 and for enhancements and feature upgrades to ComOS. Research and development expenses in fiscal 1996 included $632,000 for purchased in-process research and development, primarily related to modem technology.

     Selling and Marketing. Selling and marketing expenses increased to $8.7 million, or 18.8% of net revenues, in fiscal 1996 compared to $2.8 million, or 13.8% of net revenues, in fiscal 1995. The increase was due primarily to increased staffing levels in sales intended to broaden the geographic reach for Livingston's products, increased marketing expenses related to trade show participation and development of collateral materials, and increased staffing of technical support operations in response to a growing installed base of products.

     General and Administrative. General and administrative expenses increased to $1.8 million, or 3.8% of net revenues, in fiscal 1996 compared to $667,000, or 3.3% of net revenues, in fiscal 1995 due to increased personnel and overhead costs and increased use of outside professional services as Livingston began to build its infrastructure to support growth in its manufacturing, research and development, and selling and marketing functions.

     Provision for Income Taxes. Livingston's effective tax rate in fiscal 1996 was 39.7% compared to 38.7% in fiscal 1995.

  LIQUIDITY AND CAPITAL RESOURCES

     Since inception, Livingston has financed its operations primarily through cash flows from operating activities. As of August 31, 1997, Livingston's principal sources of liquidity consisted of $11.1 million of cash and cash equivalents and an unsecured $5 million line of credit. The line of credit bears interest at the bank's prime rate and specifies financial and operating covenants, including restrictions on Livingston's ability to purchase its own stock and a prohibition on payment of cash dividends. There have been no borrowings under the line of credit.

     Livingston's operating activities in fiscal 1997, 1996 and 1995 provided cash flows of $15.8 million, $3.4 million and $1.2 million, respectively. Cash provided by operating activities during these periods was attributable primarily to increases in net income, partially offset by increases in accounts receivable and inventories. As of August 31, 1997, Livingston's working capital was $25.6 million, which included $9.7 million and $5.7 million of accounts receivable and inventory, respectively.

     Livingston's investing activities have consisted primarily of purchases of property and equipment. Cash used in investing activities increased to $1.9 million in the year ended August 31, 1997 from $803,000 in the year ended August 31, 1996, due primarily to purchases of furniture and fixtures for the new headquarters facility which Livingston moved into in November 1996. Cash used in investing activities totaled $2.1 million, $881,000 and $348,000 in fiscal 1997, 1996 and 1995, respectively.

     Livingston expects to use approximately $2.5 million for capital expenditures over the next twelve months. Livingston believes that available funds, its existing bank line of credit and cash flows expected to be generated from operations will be sufficient to meet its anticipated cash needs at least through fiscal 1998.

MANAGEMENT OF LIVINGSTON

  Executive Officers and Directors

     The following table sets forth certain information with respect to the executive management and directors of Livingston:

NAME                                           AGE                     POSITION
---------------------------------------------  ---   ---------------------------------------------
Steven M. Willens............................  38    President, Chief Executive Officer, Chief
                                                     Technology Officer and Chairman
Ronald H. Willens............................  65    Vice President of Operations, Executive Vice
                                                     President, Secretary and Director
Joseph E. Sasek..............................  38    Vice President of Sales and Marketing
Steven A. Hess...............................  45    Chief Financial Officer
Jurgen Obermann..............................  34    Managing Director of Europe, the Middle East
                                                     and Africa
Paul L. Harvey...............................  45    Director of Customer Service
Jerrold Livingston...........................  67    Director
Albert A. Pimentel(1)(2).....................  42    Director
Robert C. Hawk(1)(2).........................  57    Director

---------------
(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

     Mr. Steven Willens co-founded Livingston in 1986 and joined Livingston on a full-time basis in 1989, serving as Vice President of Engineering. In October 1994, he was appointed President and Chief Executive Officer. In October 1995, he was appointed Chairman of the Board of Directors. Mr. Willens also served as Secretary of Livingston from 1986 to October 1994. From 1984 to 1989, Mr. Willens held several management positions in engineering and marketing at Sun Microsystems. From 1981 to 1984, he was a Product Manager at Hewlett Packard.

     Dr. Ronald Willens co-founded Livingston in 1986, has served as Vice President of Operations since 1988, as Executive Vice President of Livingston since September 1995 and as Secretary of Livingston since October 1994. From 1962 to 1988, Dr. Willens served in various technical management capacities with AT&T Labs in Murray Hill, New Jersey.

     Mr. Sasek joined Livingston in July 1994 as Director of Sales, was promoted to Vice President of Sales in August 1995 and to Vice President of Sales and Marketing in June 1996. From 1990 to 1992, Mr. Sasek held several field sales management positions, and from February 1992 to July 1994 was field sales director for Telebit Corporation, a dial-up networking company.

     Mr. Hess joined Livingston in February 1996 as Chief Financial Officer. From January 1995 to February 1996, he was Vice President of Finance and Chief Financial Officer at Asante Technologies, Inc., a manufacturer of local area networking equipment. From 1988 to October 1995, Mr. Hess held executive management positions, primarily as Chief Financial Officer for Telebit Corporation, a dial-up networking company.

     Mr. Obermann joined Livingston in September 1996, as Managing Director of Livingston's Europe, Middle East and Africa operations. From April 1993 to September 1996, Mr. Obermann was the Director of Marketing for Cisco responsible for Europe, the Middle East and Africa. Prior to that, from July 1991 to April 1993, he was product manager for LAN, WAN and Internet products at PanDacom GmbH, a German company which distributes telecommunications and internetworking equipment.

     Mr. Harvey joined Livingston in February 1997 as Director of Customer Service. From May 1992 to February 1997, Mr. Harvey was Director of Worldwide Customer Support Center of Amdahl Corporation, a manufacturer of mainframe computers. From 1976 to April 1992, he held a variety of customer support positions with Amdahl Corporation.

     Mr. Livingston co-founded Livingston in 1986, and served as its President and Chief Executive Officer until September 1994 and as its Chairman until October 1995 at which time he retired. From 1983 to 1986, Mr. Livingston was Director, Environmental Medical Services with Litton Industries. From 1971 to 1983 he served as Director of Environmental Safety for ITEK, a defense contractor.

     Mr. Pimentel has served as a member of Livingston's Board of Directors since November 1995. Mr. Pimentel has been Senior Vice President of Finance and Chief Financial Officer with WebTV Networks, Inc., an Internet appliance and service company, since November 1996. From July 1992 to October 1996, Mr. Pimentel was Senior Vice President and Chief Financial Officer with LSI Logic Corporation, a semiconductor company. From 1990 to June 1992, Mr. Pimentel was Vice President of Finance and Chief Financial Officer for Momenta Corporation, a pen-based PC company.

     Mr. Hawk has served as a member of Livingston's Board of Directors since February 1997. Mr. Hawk is currently retired. From May 1996 to April 1997, Mr. Hawk was President and Chief Executive Officer of US West Multimedia Group, a Denver, Colorado-based RBOC. From 1986 to April 1996, Mr. Hawk served as President of the Carrier and Information Provider division of US West Communications. Mr. Hawk currently serves as a director of Premisys Communications, Inc., PairGain Technologies, Inc. and Xylan Corporation.

     Dr. Ronald Willens is father of Mr. Steven Willens, and Jerrold Livingston is Steven Willens' father-in-law. Other than those relationships, there are no other family relationships among any of the directors and executive officers of Livingston.

DIRECTOR COMPENSATION

     Directors receive no cash compensation for services provided in that capacity but are reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors. Upon joining the Board of Directors, Mr. Pimentel was granted an option to purchase 150,000 shares of Livingston's Common Stock at a price of $.25 per share and Mr. Hawk was granted an option to purchase 35,000 shares of Livingston's Common Stock at a price of $10.50 per share, pursuant to the 1994 Stock Plan.

EXECUTIVE COMPENSATION

     The following table shows the compensation received in the fiscal year ended August 31, 1997 by Livingston's Chief Executive Officer and Livingston's other executive managers who earned in excess of $100,000 during such fiscal year (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                           SECURITIES
                                                                           UNDERLYING
                                                                          OPTIONS (#)
                                                   ANNUAL COMPENSATION     LONG-TERM
                                                   --------------------   COMPENSATION    ALL OTHER
NAME AND PRINCIPAL POSITION                         SALARY     BONUS(1)      AWARDS      COMPENSATION
-------------------------------------------------  --------    --------   ------------   ------------
Steven M. Willens................................  $236,058    $50,000         --                --
  Chairman, President and Chief Executive Officer
Ronald H. Willens................................  $236,058    $50,000         --                --
  Vice President of Operations, Executive Vice
  President and Secretary
Joseph E. Sasek..................................  $120,000    $40,000         --          $ 81,154(2)
  Vice President of Sales and Marketing
Steven A. Hess...................................  $140,000    $20,000         --                --
  Chief Financial Officer
Jurgen Obermann..................................  $156,000    $25,000         --          $ 52,000(3)
  Managing Director of Europe, the Middle East
  and Africa

---------------
(1) Earned for services during the year.

(2) Represents $79,058 in sales commissions and $2,096 for health and life insurance premiums paid by Livingston.

(3) Represents $25,000 in sales commissions, $18,000 as an auto allowance, and $9,000 for health insurance premiums paid by Livingston.

                         OPTIONS GRANTS IN FISCAL 1997

     The following table sets forth information for the Named Executive Officers with respect to grants of options to purchase Common Stock of Livingston made during the fiscal year ended August 31, 1997.

                                                                                      POTENTIAL REALIZABLE
                                  INDIVIDUAL GRANTS(1)                                        VALUE
                                -------------------------                            AT ASSUMED ANNUAL RATES
                                NUMBER OF     % OF TOTAL                                 OF STOCK PRICE
                                SECURITIES     OPTIONS                                    APPRECIATION
                                UNDERLYING    GRANTED TO    EXERCISE                   FOR OPTION TERM(2)
                                 OPTIONS     EMPLOYEES IN     PRICE     EXPIRATION   -----------------------
NAME                             GRANTED     FISCAL YEAR    PER SHARE      DATE         5%            10%
------------------------------  ----------   ------------   ---------   ----------   --------       --------
Steven M. Willens.............        --           --            --            --          --             --
Ronald H. Willens.............        --           --            --            --          --             --
Joseph E. Sasek...............        --           --            --            --          --             --
Steven A. Hess................        --           --            --            --          --             --
Jurgen Obermann...............    45,000          6.1%        10.50       1/21/07    $297,158       $753,165
                                  10,000          1.4%        17.50       5/09/07    $110,075       $278,950

---------------
(1) Consists of stock options granted pursuant to the 1994 Stock Plan. Each option became exercisable immediately, subject to a right of repurchase which lapses according to a vesting schedule of 25% at the end of one year following the vesting commencement date as determined by the Board of Directors and 1/36 of the remaining amount per month thereafter as long as each optionee remains an employee with, consultant to or director of Livingston. The maximum term of each option granted is ten years from the date of grant. The exercise price is equal to the fair market value of the stock on the date of grant as determined by the Board of Directors.

(2) Potential gains are net of the exercise price but before taxes associated with the exercise. The 5% and 10% assumed annual rates of compounded stock appreciation are mandated by the rules of the Commission and do not represent Livingston's estimate or projection of the future Common Stock price. Actual gains, if any, on stock option exercises are dependent on the future financial performance of Livingston, overall market conditions and the option holders' continued employment through the vesting period. This table does not take into account any appreciation in the price of the Common Stock from the date of grant to the date of this Proxy Statement/Prospectus, other than the columns reflecting assumed rates of appreciation of 5% and 10%.

AGGREGATED OPTION EXERCISES IN FISCAL 1997 AND FISCAL 1997 YEAR-END OPTION
VALUES

     The following table sets forth information for the Named Executive Officers with respect to exercises of options to purchase Common Stock of Livingston in the fiscal year ended August 31, 1997.

                                  SHARES
                                 ACQUIRED      VALUE
NAME                            ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
------------------------------  -----------   --------   -----------   -------------   ----------   -------------
                                    (#)         ($)
Steven M. Willens.............       --           --            --          --                 --        --
Ronald H. Willens.............       --           --            --          --                 --        --
Joseph E. Sasek...............       --           --       375,000          --         $6,500,253        --
Steven A. Hess................       --           --       225,000          --         $3,561,750        --
Jurgen Obermann...............       --           --        55,000          --         $  315,000        --

---------------
(1) Based on the fair market value of Livingston's Common Stock at August 31, 1997 ($17.50 per share as determined by the Board of Directors) less the exercise price payable for such shares.

LIVINGSTON STOCK INFORMATION

     The following table sets forth information known to Livingston with respect to the beneficial ownership of its Common Stock as of September 30, 1997 for (i) each person who is known by Livingston to own beneficially more than five percent of the Common Stock, (ii) each of Livingston's directors, (iii) each Named Executive Officer and (iv) all directors and executive officers as a group.

                                                                  NUMBER OF
                                                                    SHARES
                                                                  BENEFICIALLY      PERCENT
    NAME AND ADDRESS OF BENEFICIAL OWNER                           OWNED(1)       OF CLASS(2)
    ------------------------------------------------------------  ----------      -----------
    Steven M. Willens...........................................   4,050,000          32.6%
    Ronald H. Willens...........................................   4,050,000          32.6%
    Jerrold Livingston..........................................   4,050,000(3)       32.6%
    Joseph E. Sasek.............................................     375,000(4)        2.9%
    Steven A. Hess..............................................     225,000(5)        1.8%
    Albert A. Pimentel..........................................     150,000(6)        1.2%
    Jurgen Obermann.............................................     110,000(7)          *
    Robert C. Hawk..............................................      35,000             *
    All directors and executive officers as a group (9
      persons)..................................................  13,075,000(8)       97.1%

---------------
 *  Less than one percent.

(1) Except as otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Livingston Common Stock. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Options under the 1994 Stock Plan are immediately exercisable in full but subject to a right of repurchase by Livingston which lapses according to a vesting schedule. All shares of Common Stock subject to options exercisable are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person.

(2) Based on 12,408,195 shares outstanding as of September 30, 1997.

(3) Includes 72,460 shares held by the Randall Scott Livingston Trust, 17,390 shares held by the Joshua Matthew Livingston Trust, 17,390 shares held by the Travis Michael Livingston Trust, 17,390 shares held by the Rebecca Roseann Livingston Trust, 14,490 shares held by the Rhonda Denise Willens Trust, 14,490 shares held by the Melissa Leanne Willens Trust and 14,490 shares held by the Mark Daniel Willens Trust.

(4) Includes 375,000 shares issuable under stock options held by Mr. Sasek exercisable within 60 days of September 30, 1997.

(5) Includes 225,000 shares issuable under stock options held by Mr. Hess exercisable within 60 days of September 30, 1997.

(6) Includes 150,000 shares issuable under stock options held by Mr. Pimentel exerciseable within 60 days of September 30, 1997.

(7) Includes 110,000 shares issuable under stock options held by Mr. Obermann exerciseable within 60 days of September 30, 1997.

(8) Includes 890,000 shares issuable under stock options held by such directors and executive officers exerciseable within 60 days of September 30, 1997 and 168,100 shares of which Mr. Livingston is deemed to be the beneficial owner.

CERTAIN TRANSACTIONS

     Livingston and Jerrold Livingston entered into a Deferred Compensation Plan dated May 2, 1996, as amended (the "Compensation Plan"). Under the terms of the Compensation Plan, Mr. Livingston is entitled to receive an aggregate annual amount of $110,000 in recognition of past services rendered to Livingston. The Compensation Plan will terminate upon the earliest of (i) January 1, 2005, (ii) the termination of the lock-up period in connection with the closing of an initial public offering of the Livingston's Common Stock and (iii) the closing of a merger or sale of Livingston.

                                 LEGAL MATTERS

     The legality of the Lucent Common Stock offered by this Proxy Statement/Prospectus will be passed upon for Lucent by Pamela F. Craven, Vice President -- Law and certain federal tax consequences of the Merger for Lucent will be passed upon by William R. Carapezzi, Jr., Vice President -- Taxes and Tax Counsel. As of September 30, 1997, Pamela F. Craven owned 274 shares of Lucent Common Stock and options and stock units for 85,301 shares of Lucent Common Stock and William R. Carapezzi, Jr. owned options and stock units for 75,266 shares of Lucent Common Stock.

     Certain federal income tax consequences of the Merger for Livingston and its shareholders will be passed upon for Livingston by its counsel Wilson Sonsini Goodrich & Rosati, Professional Corporation.

                                    EXPERTS

     The consolidated financial statements and financial statement schedule of Lucent incorporated into this Proxy Statement/Prospectus by reference to Lucent's Transition Report on Form 10-K for the transition period from January 1, 1996 through September 30, 1996 have been audited by Coopers & Lybrand L.L.P., independent public accountants, as indicated in their report dated October 24, 1996, accompanying such financial statements, and are incorporated by reference in this Proxy Statement/Prospectus in reliance upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Livingston as of August 31, 1997 and 1996 and for each of the years in the three-year period ended August 31, 1997, have been included in this Proxy Statement/Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

                 LIVINGSTON ENTERPRISES, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Report of Independent Auditors........................................................  F-2
Consolidated Balance Sheets...........................................................  F-3
Consolidated Statements of Operations.................................................  F-4
Consolidated Statements of Shareholders' Equity.......................................  F-5
Consolidated Statements of Cash Flows.................................................  F-6
Notes to Consolidated Financial Statements............................................  F-7

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Livingston Enterprises, Inc.

     We have audited the accompanying consolidated balance sheets of Livingston Enterprises, Inc. and subsidiaries as of August 31, 1996 and 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended August 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Livingston Enterprises, Inc. and subsidiaries at August 31, 1996 and 1997, and the results of operations and its cash flows for each of the years in the three-year period ended August 31, 1997, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Palo Alto, California
September 26, 1997, except as to Notes 10 and 11, which are as of October 14, 1997

                 LIVINGSTON ENTERPRISES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                     IN THOUSANDS, EXCEPT PER SHARE AMOUNTS

                                                                               AUGUST 31,
                                                                           -------------------
                                                                            1996        1997
                                                                           -------     -------
                                            ASSETS
Current assets:
  Cash and cash equivalents..............................................  $ 3,749     $11,054
  Short term investments.................................................       --       6,830
  Accounts receivable, net of allowances of $648 in 1996 and $1,138 in
     1997................................................................    6,796       9,696
  Inventories............................................................    7,650       5,685
  Income taxes receivable................................................       --         792
  Deferred income taxes..................................................    1,858       5,881
  Prepaid expenses and other current assets..............................      153         446
                                                                           -------     -------
          Total current assets...........................................   20,206      40,384
Property and equipment, net..............................................      940       2,451
Other assets.............................................................      140         355
                                                                           -------     -------
          Total assets...................................................  $21,286     $43,190
                                                                           =======     =======
                             LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable.......................................................  $ 2,787     $ 4,734
  Accrued liabilities....................................................    1,540       6,669
  Deferred revenue.......................................................    1,636       3,424
                                                                           -------     -------
          Total current liabilities......................................    5,963      14,827
                                                                           -------     -------
Commitments and contingencies (Notes 7 and 10)
Shareholders' equity:
  Preferred stock, no par value; no shares authorized, issued or
     outstanding.........................................................       --          --
  Common stock, no par value; 30,000,000 shares authorized; issued and
     outstanding -- 12,235,200 in 1996 and 12,407,195 in 1997............      216       2,000
  Deferred compensation expense..........................................       --      (1,175)
  Retained earnings......................................................   15,107      27,538
                                                                           -------     -------
          Total shareholders' equity.....................................   15,323      28,363
                                                                           -------     -------
          Total liabilities and shareholders' equity.....................  $21,286     $43,190
                                                                           =======     =======

  The accompanying notes are an integral part of these consolidated financial statements.

                 LIVINGSTON ENTERPRISES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                      IN THOUSANDS, EXCEPT PER SHARE DATA

                                                                     YEAR ENDED AUGUST 31,
                                                                -------------------------------
                                                                 1995        1996        1997
                                                                -------     -------     -------
Product revenues..............................................  $20,138     $43,229     $65,495
Royalty revenues..............................................      323       2,878       7,329
                                                                -------     -------     -------
Net revenues..................................................   20,461      46,107      72,824
Cost of sales.................................................    8,054      18,567      27,741
                                                                -------     -------     -------
  Gross profit................................................   12,407      27,540      45,083
                                                                -------     -------     -------
Operating expenses:
  Research and development....................................      890       2,512       4,289
  Selling and marketing.......................................    2,831       8,670      17,798
  General and administrative..................................      667       1,771       4,245
                                                                -------     -------     -------
          Total operating expenses............................    4,388      12,953      26,332
                                                                -------     -------     -------
Operating income..............................................    8,019      14,587      18,751
Interest income (expense), net................................      (20)         85         530
                                                                -------     -------     -------
Income before income taxes....................................    7,999      14,672      19,281
Provision for income taxes....................................    3,095       5,827       6,850
                                                                -------     -------     -------
Net income....................................................  $ 4,904     $ 8,845     $12,431
                                                                =======     =======     =======
Net income per share..........................................  $  0.39     $  0.64     $  0.87
                                                                =======     =======     =======
Shares used in the per share computations.....................   12.569      13.844      14.334
                                                                =======     =======     =======

  The accompanying notes are an integral part of these consolidated financial statements.

                 LIVINGSTON ENTERPRISES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                              DOLLARS IN THOUSANDS

                                              COMMON STOCK
                                          --------------------      DEFERRED      RETAINED
                                            SHARES      AMOUNT    COMPENSATION    EARNINGS      TOTAL
                                          ----------    ------    ------------    ---------    -------
Balances, August 31, 1994...............  12,150,000    $   21      $     --       $  1,358    $ 1,379
  Net income............................                                              4,904      4,904
                                          ----------    ------       -------         ------     ------
Balances, August 31, 1995...............  12,150,000        21            --          6,262      6,283
  Issuance of common stock..............      15,000         4                                       4
  Issuance of common stock for acquired
     in-process research and
     development........................      18,000       189                                     189
  Exercise of common stock options......      52,200         2                                       2
  Net income............................                                              8,845      8,845
                                          ----------    ------       -------         ------     ------
Balances, August 31, 1996...............  12,235,200       216            --         15,107     15,323
  Exercise of common stock options......     171,995       483                                     483
  Deferred compensation expense relating
     to grants of stock options.........                 1,301        (1,301)                       --
  Amortization of deferred compensation
     expense............................                                 126                       126
  Net income............................                                             12,431     12,431
                                          ----------    ------       -------         ------     ------
Balances, August 31, 1997...............  12,407,195    $2,000      $ (1,175)      $ 27,538    $28,363
                                          ==========    ======       =======         ======     ======

  The accompanying notes are an integral part of these consolidated financial statements.

                 LIVINGSTON ENTERPRISES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  IN THOUSANDS

                                                                     YEAR ENDED AUGUST 31,
                                                                -------------------------------
                                                                 1995        1996        1997
                                                                -------     -------     -------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income....................................................  $ 4,904     $ 8,845     $12,431
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization...............................       60         193         404
  Interest on notes payable to shareholders...................       22          --          --
  Deferred income taxes.......................................      (91)     (1,719)     (4,023)
  In process research and development charged to expense as
     acquired.................................................       --         189          --
  Amortization of deferred compensation expense...............       --          --         126
  Changes in operating assets and liabilities:
     Accounts receivable......................................   (2,446)     (3,122)     (2,900)
     Inventories..............................................   (2,951)     (4,093)      1,965
     Income taxes receivable..................................       --          --        (792)
     Prepaids and other current assets........................       20         (98)       (293)
     Accounts payable.........................................    1,523       1,092       1,947
     Accrued liabilities......................................      186         453       5,129
     Deferred revenue.........................................       --       1,636       1,788
                                                                -------     -------     -------
Net cash provided by operating activities.....................    1,227       3,376      15,782
                                                                -------     -------     -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.........................     (288)       (803)     (1,915)
  Other assets................................................      (60)        (78)       (215)
                                                                -------     -------     -------
Net cash used in investing activities.........................     (348)       (881)     (2,130)
                                                                -------     -------     -------
CASH FLOWS USED IN FINANCING ACTIVITIES:
  Purchase of short term investments..........................       --          --      (6,830)
  Proceeds from common stock issued...........................       --           6         483
  Repayment of notes payable to shareholders..................      (20)       (238)         --
                                                                -------     -------     -------
Net cash flows used in financing activities...................      (20)       (232)     (6,347)
                                                                -------     -------     -------
Net increase in cash and cash equivalents.....................      859       2,263       7,305
Cash and cash equivalents at beginning of period..............      627       1,486       3,749
                                                                -------     -------     -------
Cash and cash equivalents at end of period....................  $ 1,486     $ 3,749     $11,054
                                                                =======     =======     =======
SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION:
  Common stock issued in exchange for acquired in-process
     research and development charged to expense..............  $    --     $   189     $    --
  Cash paid for income taxes..................................  $ 2,862     $ 8,063     $11,376
  Cash paid for interest......................................  $    20     $    35     $    --

  The accompanying notes are an integral part of these consolidated financial statements.

                 LIVINGSTON ENTERPRISES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The Company

     Livingston Enterprises, Inc. (the Company), a California corporation, is a provider of integrated remote access networking solutions for Internet Service Providers.

  Basis of Consolidation

     The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries from which intercompany accounts and transactions have been eliminated.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents and Short-Term Investments

     The Company considers all highly liquid investments with remaining maturities of three months or less at time of acquisition to be cash equivalents. Approximately $7.9 million of short-term investments were considered cash equivalents at August 31, 1997.

     The Company accounts for cash equivalents and short-term investments in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. All cash and cash equivalents are classified as available-for-sale under the provisions of SFAS No. 115. The securities are carried at cost which approximates fair value and any unrealized gains or losses, net of taxes, would be reported as a separate component of shareholders' equity.

  Revenue Recognition

     The Company recognizes revenues from sales of remote access products upon shipment. The Company grants its resellers limited rights to exchange products and price protection on unsold merchandise. The Company establishes an estimated allowance for future product returns based on historical returns experience and provides for appropriate price protection reserves at the time the related revenue is recorded. To date, returns for exchange and amounts granted for price protection have not been significant.

     The Company accounts for revenue related to the software portion of their product in accordance with Statement of Position 91-1, Software Revenue Recognition. Postcontract customer support ("PCS") revenues generally are recognized ratably over the term of the support period (generally one year). PCS revenues to date have not been significant and are included in product revenues. The unamortized portion of PCS is reported as deferred revenue.

     The Company records royalty revenue at the time the amount is determinable and collection is certain.

  Inventories

     Inventories are valued using standard costs, which approximate the lower of cost or market using the first-in, first-out method.

                 LIVINGSTON ENTERPRISES, INC. AND SUBSIDIARIES

  Property and Equipment

     Property and equipment are recorded at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, generally three to five years. Leasehold improvements are amortized using the straight-line method over the estimated useful life of the assets or related lease term, whichever is shorter.

     The Company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of, on September 1, 1996. SFAS No. 121 requires that long-lived assets and certain identified intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

  Research and Development Costs

     Research and development expenditures are generally charged to operations as incurred. SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, governs accounting for software development costs. This statement provides for the capitalization of certain software development costs once technological feasibility is established. The cost capitalized is then amortized on a straight-line basis over the estimated product life, or using the ratio of current revenue to total projected product revenues, whichever is greater. To date, software development costs incurred subsequent to the establishment of technological feasibility have not been material. Included in research and development expense in fiscal 1996 is approximately $632,000 principally related to modem technology acquired in exchange for 18,000 shares of common stock and $443,000 cash.

  Concentration of Credit Risk

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and trade receivables. Cash and cash equivalents consist of deposits with a major U.S. commercial bank. The Company sells its products primarily to Internet Service Providers through resellers. To reduce its credit risk, the Company performs ongoing credit evaluations of its customers and maintains an allowance for doubtful accounts to cover any credit losses.

  Fair Value of Financial Instruments

     The carrying amounts of cash, cash equivalents, short-term investments, accounts receivable, accounts payable, and accrued liabilities approximate fair values due to the short maturity of the instruments.

  Product Related Costs

     Product related costs consist of warranty costs, modem technology license fees, and costs related to the Company's 56K Modem Swap Program. This program allows customers to upgrade to 56K modem technology as it becomes available at no charge to them. The Company provides for all of the above costs at the time revenue is recognized.

  Income Taxes

     The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 prescribes an asset and liability approach that results in the recognition of deferred tax

                 LIVINGSTON ENTERPRISES, INC. AND SUBSIDIARIES assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's consolidated financial statements or tax returns. In estimating future tax consequences, SFAS No. 109 generally considers all expected future events other than enactment of changes in tax laws or rates.

  Per Share Information

     Net income per share is computed using the weighted average number of common shares and common share equivalents outstanding during the periods presented. Common share equivalents result from the dilutive effect of outstanding options to purchase common stock using the treasury stock method.

     The Financial Accounting Standards Board recently issued SFAS No. 128, Earnings Per Share, which requires the presentation of basic earnings per share
(EPS) and, for companies with potentially dilutive securities, such as convertible debt, options, and warrants, diluted EPS. SFAS No. 128 is effective for annual and interim periods ending after December 31, 1997. The Company expects that basic EPS will be higher than primary EPS as presented in the accompanying consolidated financial statements and that diluted EPS will not differ materially from fully diluted EPS.

  Stock Option Plans

     The Company accounts for its stock-based compensation arrangements in accordance with the provisions of Accounting Principles Board (APB) Opinion 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the fair value of the underlying stock exceeded the exercise price. On September 1, 1996, the Company adopted the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation, which requires entities to provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in fiscal year 1995 and future years as if the fair value-based method defined in SFAS No. 123 had been applied.

  Recent Accounting Pronouncements

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, Reporting Comprehensive Income, which is effective for the Company's fiscal 1998 financial statements. This statement establishes standards for reporting and displaying comprehensive income and its components in the financial statements. It requires that comprehensive income, as defined, be classified by its nature (e.g.: unrealized gains and losses on securities) in a financial statement, but does not require a specific format for that statement. The Company is in the process of determining its preferred format. The accumulated balance of other comprehensive income is to be displayed separately in the equity section of the balance sheet. Reclassification of financial statements for earlier periods provided for comparative purposes is required.

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, which is effective for fiscal years beginning after December 15, 1997. This statement provides specific segment disclosure requirements for annual and interim financial statements using management's appraisal to identify segments and to measure data disclosed. The Company is in the process of evaluating the disclosure requirements. Financial statement disclosures for prior periods are required to be restated.

  Reclassifications

     Certain amounts in the accompanying 1995 and 1996 consolidated financial statements have been reclassified to conform with the 1997 consolidated financial statement presentation.

                 LIVINGSTON ENTERPRISES, INC. AND SUBSIDIARIES

2.  BALANCE SHEET COMPONENTS

     Inventories consisted of the following (in thousands):

                                                                     AS OF AUGUST 31,
                                                                     -----------------
                                                                      1996       1997
                                                                     ------     ------
        Raw materials..............................................  $5,215     $3,122
        Work in process............................................     439      1,221
        Finished goods.............................................   1,996      1,342
                                                                     ------     ------
                                                                     $7,650     $5,685
                                                                     ======     ======

     Property and equipment consisted of the following (in thousands):

                                                                     AS OF AUGUST 31,
                                                                     -----------------
                                                                      1996       1997
                                                                     ------     ------
        Equipment..................................................  $1,026     $2,086
        Furniture and fixtures.....................................      91        672
        Leasehold improvements.....................................     177        452
                                                                     ------     ------
                                                                      1,294      3,210
        Less accumulated depreciation and amortization.............     354        759
                                                                     ------     ------
                                                                     $  940     $2,451
                                                                     ======     ======

     Accrued liabilities consisted of the following (in thousands):

                                                                     AS OF AUGUST 31,
                                                                     -----------------
                                                                      1996       1997
                                                                     ------     ------
        Compensation and related benefits..........................  $  825     $2,046
        Warranty costs.............................................      85        400
        Modem swap program.........................................      --      2,586
        Modem license fees.........................................      --        600
        Other......................................................     630      1,037
                                                                     ------     ------
                                                                     $1,540     $6,669
                                                                     ======     ======

3.  RELATED PARTY TRANSACTIONS

     The Directors of the Company periodically made cash advances to the Company to fund operations. Outstanding amounts due the Directors aggregated $238,000 as of August 31, 1995, which included interest of $34,000 at the rate of 9% per annum. In October 1995, all outstanding principal balances and accrued interest were repaid to the Directors.

                 LIVINGSTON ENTERPRISES, INC. AND SUBSIDIARIES

4.  INCOME TAXES

     The components of income tax expense are as follows (in thousands):

                                                                AS OF AUGUST 31,
                                                         ------------------------------
                                                          1995       1996        1997
                                                         ------     -------     -------
        Current:
          Federal......................................  $2,444     $ 5,838     $ 8,629
          State........................................     742       1,708       2,244
                                                         -------    -------      ------
                                                         3,186..      7,546      10,873
                                                         -------    -------      ------
        Deferred:
          Federal......................................     (68)     (1,453)     (3,035)
          State........................................     (23)       (266)       (988)
                                                         -------    -------      ------
                                                            (91)     (1,719)     (4,023)
                                                         -------    -------      ------
                                                         $3,095     $ 5,827     $ 6,850
                                                         =======    =======      ======

     The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are presented below (in thousands):

                                                                     AS OF AUGUST 31,
                                                                     -----------------
                                                                      1996       1997
                                                                     ------     ------
        Deferred tax assets:
          Accruals and reserves....................................  $1,279     $4,809
          Costs capitalized in inventory...........................      27         28
          Deferred revenue.........................................     650      1,491
                                                                     ------     ------
                                                                      1,956      6,328
        Less valuation allowance...................................      --         --
                                                                     ------     ------
        Net deferred asset.........................................   1,956      6,328
                                                                     ------     ------
        Deferred tax liability:
          Deferred state taxes.....................................     (98)      (447)
                                                                     ------     ------
        Net deferred asset.........................................  $1,858     $5,881
                                                                     ======     ======

     The differences between the "expected" income tax expense computed at the federal statutory rate of 35% and the Company's actual income tax expense are as follows (in thousands):

                                                                     AS OF AUGUST 31,
                                                               ----------------------------
                                                                1995       1996       1997
                                                               ------     ------     ------
    Income tax at statutory rate.............................  $2,800     $5,135     $6,748
    State tax, net of federal benefit........................     474        951        816
    Research and development tax credits.....................     (30)        --       (200)
    Foreign Sales Corporation benefit........................      --        (92)      (560)
    Other....................................................    (149)      (167)        46
                                                               ------     ------     ------
                                                               $3,095     $5,827     $6,850
                                                               ======     ======     ======

Management believes that it is more likely than not, based on historical operating results, that the Company will generate sufficient future taxable income to realize the net deferred tax assets.

                 LIVINGSTON ENTERPRISES, INC. AND SUBSIDIARIES

5.  SHAREHOLDERS' EQUITY

     In March 1996, the Company restated its Articles of Incorporation canceling its authorized Preferred Stock and the shareholders approved a three for one stock split. Common share and per share data in these consolidated financial statements have been retroactively adjusted to reflect the stock split.

     At August 31, 1997, the Company has one stock-based compensation plan, which is described below. The Company applied APB Opinion No. 25 and related interpretations in accounting for its plan. Accordingly, no compensation expense has been recognized for its plans, except with respect to options granted in 1997, where the Company recorded deferred compensation expense of $1,301,000 for the difference between the option grant price and the deemed fair value of the Company's common stock at the date of grant. The amount is being amortized over the vesting period of the individual options, generally a 60 month period. Had compensation expense for the Company's stock-based compensation plans been determined consistent with SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                     1996       1997
                                                                    ------     -------
        Net income
          As reported.............................................  $8,845     $12,431
          Pro forma...............................................  $8,765     $12,205
        Earnings per Share
          As reported.............................................  $ 0.64     $  0.87
          Pro forma...............................................  $ 0.63     $  0.85

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                                     1996       1997
                                                                    ------     -------
        Dividend yield............................................       0%          0%
        Expected volatility.......................................      63%         63%
        Risk-free interest rate...................................    5.57%       6.12%
        Expected option life (years)..............................     3.5         3.5

     The Company has reserved 4,000,000 shares of common stock for issuance under the 1994 Stock Option Plan (the 1994 Plan). The 1994 Plan provides for incentive and non-statutory stock options to be granted to employees (including officers), directors, consultants, and other independent contractors.

     The 1994 Plan provides that stock options are granted at prices of not less than 85% of the fair market value of the common stock at the time of grant, except that stock options granted to any employee who owns stock representing more than 10% of total combined voting power of all classes of the Company's capital stock must have an exercise price of not less than 110% of fair market value. Shares available for purchase on the exercise of options generally vest at a rate of 20% in the first year and thereafter at a rate of 1/48 per each month the optionee is employed or acts as a consultant of the Company. Options expire ten years from the date of grant.

                 LIVINGSTON ENTERPRISES, INC. AND SUBSIDIARIES

     A summary of stock option activity under the 1994 Plan follows:

                                                                                                WEIGHTED
                                                                                             AVERAGE VALUE
                                                          WEIGHTED        VESTED OPTIONS       OF OPTIONS
                                         NUMBER OF        AVERAGE         EXERCISABLE AT     GRANTED DURING
                                          SHARES       EXERCISE PRICE        YEAR END           THE YEAR
                                         ---------     --------------     --------------     --------------
Balances as of August 31, 1994.........         --         $
  Options granted......................  1,043,250           0.04
  Options forfeited....................   (132,000)          0.03
                                         ---------
Balances as of August 31, 1995.........    911,250           0.04                  --               N/A
  Options granted......................  1,668,250           2.56
  Options exercised....................    (52,200)          0.04
  Options forfeited....................   (301,500)          0.16
                                         ---------
Balances as of August 31, 1996.........  2,225,800           1.91             219,010            $ 1.29
  Options granted......................    739,000          11.68
  Options exercised....................   (171,995)          2.81
  Options forfeited....................   (183,568)          8.70
                                         ---------
Balances as of August 31, 1997.........  2,609,237         $ 4.14             769,691            $ 1.49
                                         =========          =====

     A summary of stock options outstanding at August 31, 1997 under the 1994 Plan follows:

                             OPTIONS OUTSTANDING
                    --------------------------------------
                                      WEIGHTED AVERAGE                VESTED
                                  ------------------------     OPTIONS EXERCISABLE
                                   REMAINING                   --------------------
    RANGE OF                      CONTRACTUAL     EXERCISE                 EXERCISE
EXERCISE PRICES       NUMBER         LIFE          PRICE        NUMBER      PRICE
----------------    ----------    -----------     --------     --------    --------
 $0.03 to $0.25      1,379,277        7.96         $ 0.16       578,750     $ 0.15
     $1.67             327,860        8.50         $ 1.67        99,071     $ 1.67
     $3.20               9,000        8.57         $ 3.20         3,412     $ 3.20
     $6.90              51,300        8.67         $ 6.90        13,390     $ 6.90
     $10.50            725,200        9.21         $10.50        74,318     $10.50
     $17.50            116,600        9.72         $17.50           750     $17.50
$0.03 to $17.50      2,609,237        8.47         $ 4.14       769,691     $ 1.49

     During September 1997, the Company's Board of Directors granted approximately 275,000 options with an exercise price of $17.50 to employees of the Company.

6.  REVENUE

     The Company distributes its products primarily through value added resellers. Export sales, identified by region, are summarized below:

                                                                      YEAR ENDED AUGUST 31,
                                                                      ----------------------
                                                                      1995     1996     1997
                                                                      ----     ----     ----
    Asia Pacific....................................................    5%      18%      20%
    Europe..........................................................    7%       7%      15%
    Canada..........................................................    3%       3%       5%
    Latin America...................................................    2%       2%       2%
                                                                       --       --       --
                                                                       17%      30%      42%
                                                                       ==       ==       ==

                 LIVINGSTON ENTERPRISES, INC. AND SUBSIDIARIES

     Significant resellers are summarized below:

                                                       YEAR ENDED AUGUST 31,        RECEIVABLE
                                                       ----------------------       BALANCE AT
                                                       1995     1996     1997     AUGUST 31, 1997
                                                       ----     ----     ----     ---------------
    Customer A.......................................   30%      27%       1%             0%
    Customer B.......................................   18%       6%       2%             0%
    Customer C.......................................   11%      13%      18%            13%

7.  COMMITMENTS

     The Company leases its facilities under non-cancelable operating leases expiring at various dates through 2004. Future minimum lease payments under operating leases with initial remaining non-cancelable terms of one or more years are as follows (in thousands):

                               YEAR ENDING AUGUST 31,
                ----------------------------------------------------
                1998................................................  $  986
                1999................................................   1,319
                2000................................................   1,305
                2001................................................   1,271
                2002................................................   1,271
                Thereafter..........................................   1,698
                                                                      ------
                Total minimum lease payments........................  $7,850
                                                                      ======

     Rent expense was $156,000, $566,000, and $816,000 for the years ended August 31, 1995, 1996, and 1997, respectively.

     The Company and one of its directors entered into a Deferred Compensation Plan dated May 2, 1996, as amended (the "Compensation Plan"). Under the terms of the Compensation Plan, the director is entitled to receive an aggregate annual amount of $110,000 in recognition of past services rendered to the Company. The Compensation Plan will terminate upon the earlier of (i) January 1, 2005, (ii) the termination of the lock-up period in connection with the closing of an initial public offering of the Company's Common Stock, or (iii) the closing of a merger or sale of the Company.

8.  BANK LINE OF CREDIT

     In May 1996, the Company obtained an unsecured, $5 million bank line of credit which bears interest at the bank's prime interest rate (8.5% at August 31, 1997). The line of credit expires March 1, 1998. Covenants under the line of credit require the Company to maintain certain minimum levels of profitability, net worth, and financial ratios, and restrict dividends and stock repurchases. There have been no borrowings under the line of credit agreement.

9.  RETIREMENT SAVINGS PLAN

     The Company sponsors a 401(k) defined contribution plan that covers all employees who have completed at least three months of service. This plan allows for employees to defer up to 15% of their pretax salary in certain investments at the discretion of the employees. The Company has the option to make discretionary employer contributions, however, no such contributions have been made since inception of the plan.

                 LIVINGSTON ENTERPRISES, INC. AND SUBSIDIARIES

10.  CONTINGENCIES

     On June 5, 1997, a complaint was filed against the Company by the Company's largest distributor in fiscal 1996. The Company terminated its relationship with this distributor in November 1996. The complaint alleges contract and tort claims arising out of the Company's termination of the distributor. The complaint seeks injunctive and declaratory relief as well as unspecified damages for alleged lost profits, other compensatory damages and punitive and treble damages. The Company denies the allegations and intends to defend its position. Nevertheless, litigation is subject to inherent uncertainties and thus there can be no assurance that this suit will be resolved favorably to the Company.

     On September 23, 1997, the Company filed a claim against a competitor requesting declaratory and injunctive relief with respect to a patent owned by the competitor. The competitor has not filed an answer to the complaint. On October 2, 1997, this same competitor filed a complaint against the Company claiming that the Company is infringing the same patent. The Company has not filed answer to the complaint. The Company believes that the patent may be invalid, however, there can be no assurance that the Company will prevail in its suit or that it will be successful in defending the patent infringement suit. Furthermore, there can be no assurance that this competitor, or other third parties, will not assert additional patent claims in the future with respect to the Company's products.

     On September 29, 1997, the Company filed a claim against the same competitor for copyright infringement, misappropriation of trade secrets, breach of written contract, and unfair competition. These claims arise from a settlement agreement entered into between the Company and the competitor during December 1996, with respect to an OEM Software License and Development Agreement between the parties dated September 1, 1994. The Company believes that the competitor has violated the terms of the settlement agreement and is seeking to enforce its rights under such agreement. The competitor has not filed an answer to the complaint.

11.  SUBSEQUENT EVENTS

     On October 2, 1997, the Company's Board of Directors granted to employees approximately 620,000 options with an exercise price of $17.50 to employees of the Company. Of these options, 583,000 have a vesting period of three years from the date of grant.

     On October 13, 1997, the Company's Board of Directors granted approximately 20,000 options with an exercise price of $42.42 to employees and consultants to the Company.

     On October 14, 1997, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Lucent Technologies Inc., a Delaware corporation ("Lucent"), and its wholly-owned subsidiary, LaSalle Acquisition, Inc., a Delaware corporation ("Purchaser"), that provides for the conversion of each issued and outstanding share into 0.482 shares of validly issued, fully paid and non-assessable shares of Lucent Common Stock. Upon the completion of the merger, Lucent will assume the obligations of the Company under the 1994 Plan and the options will be adjusted to reflect the exchange of each outstanding option to purchase the Company's Common Stock into an option to purchase 0.482 share of Lucent Common Stock. The Board of Directors of the Company has unanimously approved the Merger Agreement and the transactions contemplated thereby.

                                                                      APPENDIX A



                          AGREEMENT AND PLAN OF MERGER

                                                                  EXECUTION COPY

================================================================================


                          AGREEMENT AND PLAN OF MERGER



                                  BY AND AMONG



                            LUCENT TECHNOLOGIES INC.



                           LASALLE ACQUISITION, INC.



                                      AND



                          LIVINGSTON ENTERPRISES, INC.


                            ------------------------

                          DATED AS OF OCTOBER 14, 1997

                            ------------------------

================================================================================

                               TABLE OF CONTENTS

                                                                                           PAGE
                                                                                           ----
AGREEMENT AND PLAN OF MERGER.............................................................    1
BACKGROUND...............................................................................    1
  1. The Merger..........................................................................    1
     1.1    General......................................................................    1
     1.2    Articles of Incorporation....................................................    2
     1.3    By-Laws......................................................................    2
     1.4    Directors and Officers.......................................................    2
     1.5    Conversion of Securities.....................................................    2
     1.6    Adjustment of the Exchange Ratio.............................................    3
     1.7    Dissenting Shares............................................................    3
     1.8    Exchange Procedures; Distributions with Respect to Unexchanged Shares; Stock     3
            Transfer Books...............................................................
     1.9    No Fractional Shares.........................................................    4
     1.10   Return of Exchange Fund......................................................    5
     1.11   No Further Ownership Rights in Company Common Stock..........................    5
     1.12   Further Assurances...........................................................    5
  2. Approval by Shareholders............................................................    5
     2.1    Approval by Shareholders.....................................................    5
  3. Representations and Warranties of the Company.......................................    5
     3.1    Organization.................................................................    5
     3.2    Capitalization; Options and Other Rights.....................................    5
     3.3    Authority....................................................................    6
     3.4    Charter Documents............................................................    7
     3.5    Financial Statements.........................................................    7
     3.6    Absence of Undisclosed Liabilities...........................................    7
     3.7    Operations and Obligations...................................................    7
     3.8    Properties...................................................................    7
     3.9    Accounts Receivable; Inventory...............................................    7
     3.10   Contracts....................................................................    8
     3.11   Absence of Default...........................................................    8
     3.12   Litigation...................................................................    8
     3.13   Compliance with Law..........................................................    9
     3.14   Intellectual Property........................................................    9
     3.15   Tax Matters..................................................................   10
     3.16   Employee Benefit Plans.......................................................   10
     3.17   Executive Employees..........................................................   11
     3.18   Employees....................................................................   11
     3.19   Environmental Laws...........................................................   12
     3.20   Bank Accounts, Letters of Credit and Powers of Attorney......................   12
     3.21   Subsidiaries.................................................................   12
     3.22   Disclosure...................................................................   13
     3.23   Financial Projections........................................................   13
     3.24   Information in Registration Statement........................................   13
  4. Representations and Warranties of Acquisition and Lucent............................   13
     4.1    Organization.................................................................   13
     4.2    Authority....................................................................   13

                                                                                           PAGE
                                                                                           ----
     4.3    Capitalization...............................................................   14
     4.4    Litigation...................................................................   14
     4.5    SEC Filings; Lucent Financial Statements.....................................   14
     4.6    Operations and Obligations...................................................   15
  5. Conduct Pending Closing; Agreements.................................................   15
     5.1    Conduct of Business Pending Closing..........................................   15
     5.2    Prohibited Actions Pending Closing...........................................   16
     5.3    Access; Documents; Supplemental Information..................................   17
     5.4    No Solicitation..............................................................   18
     5.5    Registration; Filings; Other Actions.........................................   18
     5.6    Comfort Letters..............................................................   19
     5.7    Stock Exchange Listings......................................................   19
     5.8    Company Stock Options; Unvested Restricted Stock.............................   19
     5.9    Indemnification..............................................................   20
     5.10   Affiliates...................................................................   20
     5.11   Notification of Certain Matters..............................................   20
     5.12   Reorganization...............................................................   20
     5.13   Actions by the Parties.......................................................   20
  6. Conditions Precedent................................................................   21
     6.1    Conditions Precedent to Each Party's Obligation to Effect the Merger.........   21
     6.2    Conditions Precedent to Obligations of Acquisition and Lucent................   21
     6.3    Conditions Precedent to the Company's Obligations............................   22
  7. Nonsurvival of Representations and Warranties.......................................   23
     7.1    Representations and Warranties...............................................   23
  8. Brokers' and Finders' Fees..........................................................   23
     8.1    Company......................................................................   23
     8.2    Acquisition and Lucent.......................................................   23
  9. Expenses............................................................................   23
 10. Press Releases......................................................................   23
 11. Contents of Agreement; Parties in Interest; etc. ...................................   23
 12. Assignment and Binding Effect.......................................................   24
 13. Waiver..............................................................................   24
 14. Termination.........................................................................   24
 15. Definitions.........................................................................   24
 16. Notices.............................................................................   25
 17. Amendment...........................................................................   26
 18. Governing Law.......................................................................   26
 19. No Benefit to Others................................................................   26
 20. Severability........................................................................   26
 21. Extensions..........................................................................   26
 22. Section Headings....................................................................   26
 23. Schedules and Exhibits..............................................................   26
 24. Counterparts........................................................................   26
Glossary of Defined Terms................................................................    i

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of October 14, 1997 by and among LUCENT TECHNOLOGIES INC., a Delaware corporation ("Lucent"), LASALLE ACQUISITION, INC., a California corporation ("Acquisition"), and LIVINGSTON ENTERPRISES, INC., a California corporation (the "Company").

                                   BACKGROUND

     A. The Company is engaged principally in the design, development, production, marketing, distribution, maintenance and support of remote access products and centralized management software for network service providers.

     B. Acquisition is a wholly-owned subsidiary of Lucent and was formed to merge with and into the Company so that, as a result of the merger, the Company will survive and become a wholly-owned subsidiary of Lucent.

     C. The Board of Directors of each of Acquisition and the Company has determined that the merger of Acquisition with and into the Company (hereinafter referred to as the "Merger") in accordance with the laws of the State of California and subject to the terms and conditions of this Agreement and Plan of Merger (the "Agreement"), is in the best interests of Acquisition and the Company and their respective shareholders.

     D. The Boards of Directors of Acquisition and the Company have approved this Agreement by resolutions dated October 14, 1997 and October 13, 1997, respectively.

     E. The Company is a California corporation with its principal executive office located at 4464 Willow Road, Pleasanton, California and has authorized 30,000,000 shares of common stock, no par value per share ("Company Common Stock").

     F. Acquisition is a California corporation with its principal executive office located at 211 Mt. Airy Road, Basking Ridge, New Jersey, and has authorized an aggregate of 1,000 shares of common stock, no par value per share ("Acquisition Common Stock").

     G. Lucent is a Delaware corporation with its registered office located at 1013 Centre Road, Wilmington, Delaware.

     H. The parties intend that, for federal income tax purposes, the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a "Plan of Reorganization".

     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound do hereby agree as follows:

     1.  The Merger

     1.1  General.

     (a) Subject to the terms and conditions of this Agreement and in accordance with the applicable provisions of the laws of the State of California on the Effective Time, (i) Acquisition will be merged with and into the Company, (ii) the separate corporate existence of Acquisition shall cease and (iii) the Company shall be the surviving corporation (the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of California.

     (b) The Merger shall become effective at the time of filing of an Agreement of Merger, in a form reasonably acceptable to Lucent and the Company (the "Agreement of Merger"), with the Secretary of State of the State of California in accordance with the provisions of the California Corporations Code (the "California Code"), at such later time as may be stated in the Agreement of Merger or such later date as the parties may mutually agree (the "Effective Time"). Subject to the terms and conditions of this Agreement, the Company and Acquisition shall duly execute and file the Agreement of Merger with the Secretary of State of the State of California as soon as practicable after the satisfaction of the conditions to the Merger set forth herein. The closing of the transactions contemplated by the Agreement (the "Closing") shall take place at the offices of Lucent in Murray Hill, New Jersey, at 10:00 A.M. two business days after the date on which the last of the conditions set forth in Section 6 shall have been satisfied or waived, or on such other date, time and place as the parties may mutually agree (the "Closing Date").


     (c) At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the laws of the State of California. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Acquisition shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Acquisition shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

     1.2 Articles of Incorporation. The Articles of Incorporation of Acquisition, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided therein and by law.

     1.3 By-Laws. The By-laws of Acquisition, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided therein and by law.

     1.4 Directors and Officers. From and after the Effective Time, (a) the directors of Acquisition at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation, and (b) the officers of Acquisition at the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

     1.5 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Acquisition, the Company or the holders of any of the following securities:

          (a) Each issued and outstanding share of common stock of Acquisition shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, no par value per share, of the Surviving Corporation;

          (b) Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by any Subsidiary of the Company, by Acquisition or Lucent, shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

          (c) Subject to the provisions of Sections 1.6 and 1.9, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares canceled in accordance with Section 1.5(b) and (ii) Dissenting Shares) shall be converted into 0.482 (such number as adjusted in accordance with Section 1.6 (the "Exchange Ratio") of a validly issued, fully paid and nonassessable share of Lucent Common Stock including the corresponding percentage right (the "Right") to purchase shares of junior preferred stock, par value $1.00 per share, pursuant to the Rights Agreement dated as of April 4, 1996 between Lucent and First Chicago Trust Company of New York, as Rights Agent. All references in this Agreement to Lucent Common Stock to be received in accordance with the Merger shall be deemed, from and after the Effective Time, to include the Rights. All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto other than (i) the right to receive shares of Common Stock of Lucent to be issued in consideration therefor upon the surrender of such certificate, (ii) any dividends and other distributions in accordance with Section 1.8(c) and (iii) any cash, without interest, to be paid in lieu of any fractional share of Lucent Common Stock in accordance with Section 1.9.

     1.6 Adjustment of the Exchange Ratio. In the event that, prior to the Effective Date, any stock split, combination, reclassification or stock dividend with respect to the Lucent Common Stock, any change or conversion of Lucent Common Stock into other securities or any other dividend or distribution with respect to the Lucent Common Stock (other than regular quarterly dividends) should occur or, if a record date with respect to any of the foregoing should occur, appropriate and proportionate adjustments shall be made to the Exchange Ratio, and thereafter all references to the Exchange Ratio shall be deemed to be to the Exchange Ratio as so adjusted.



     1.7 Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by shareholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with the California Code (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the consideration set forth in Section 1.5(c). Such shareholders shall be entitled to receive such consideration as is determined to be due with respect to such Dissenting Shares in accordance with the provisions of the California Code, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under the California Code shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the shares of Lucent Common Stock specified in Section 1.5(c), without any interest thereon, upon surrender, in the manner provided in
Section 1.8, of the certificate or certificates that formerly evidenced such Dissenting Shares.


     (b) The Company shall give Lucent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the California Code and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the California Code. The Company shall not, except with the prior written consent of Lucent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.


     1.8 Exchange Procedures; Distributions with Respect to Unexchanged Shares; Stock Transfer Books. (a) As of the Effective Time, Lucent shall deposit with the Exchange Agent for the benefit of the holders of shares of Company Common Stock, certificates representing shares of the Lucent Common Stock to be issued pursuant to Section 1.5(c) in exchange for the shares of Company Common Stock. Such shares of Lucent Common Stock, together with any dividends or distributions with respect thereto pursuant to Sections 1.8(c) and 1.9, are referred to herein as the "Exchange Fund").


     (b) As soon as practicable after the Effective Time, Lucent shall use its reasonable efforts to cause the Exchange Agent to send to each Person who was, at the Effective Time, a holder of record of certificates which represented outstanding Company Common Stock (the "Certificates") which shares were converted into the right to receive Lucent Common Stock pursuant to Section 1.5(c), a letter of transmittal which (i) shall specify that delivery shall be effected and risk of loss and title to such Certificates shall pass, only upon actual delivery thereof to the Exchange Agent and (ii) shall contain instructions for use in effecting the surrender of the Certificates. Upon surrender to the Exchange Agent of Certificates for cancellation, together with such letter of transmittal duly executed, such holder shall be entitled to receive in exchange therefor (A) a certificate representing the number of whole shares of Lucent Common Stock into which the Company Common Stock represented by the surrendered Certificate shall have been converted at the Effective Time, (B) cash in lieu of any fractional share of Lucent Common Stock in accordance with
Section 1.9 and (C) certain dividends and distributions in accordance with
Section 1.8(c), and the Certificates so surrendered shall then be canceled. Subject to Section 1.8(c) and Section 1.9, until surrendered as contemplated by this Section 1.8(b), each Certificate, from and after the Effective Time shall be deemed to represent only the right to receive, upon such surrender, the number of shares of Lucent Common Stock into which such Company Common Stock shall have been converted.

     (c) No dividends or other distribution declared or made after the Effective Time with respect to the Lucent Common Stock with a record date after the Effective Time shall be paid to any holder entitled by reason of the Merger to receive certificates representing Lucent Common Stock and no cash payment in lieu of a fractional share of Lucent Common Stock shall be paid to any such holder pursuant to Section 1.9 until such holder shall have surrendered its Certificates pursuant to this Section 1.8. Subject to applicable law, following surrender of any such Certificate, such holder shall be paid, in each case, without interest, (i) the amount of any dividends or other distributions theretofore paid with respect to the shares of Lucent Common Stock represented by the certificate received by such holder and having a record date on or after the Effective Time and a payment date prior to such surrender and
(ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of Lucent Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or after such surrender.

     (d) If any certificate representing shares of Lucent Common Stock or any cash is to be issued or paid to any Person other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition to such exchange that such surrendered Certificate shall be properly endorsed and otherwise in proper form for transfer and such Person either (i) shall pay to the Exchange Agent any transfer or other taxes required as a result of the issuance of such certificates of Lucent Common Stock and the distribution of such cash payment to such Person or (ii) shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Lucent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Lucent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Lucent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Lucent or the Exchange Agent. All amounts in respect of taxes received or withheld by Lucent shall be disposed of by Lucent in accordance with the Code or such state, local or foreign tax law, as applicable.

     (e) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and subject to such other conditions as the Board of Directors of the Surviving Corporation may impose, the Surviving Corporation shall issue in exchange for such lost, stolen or destroyed Certificate the shares of Lucent Common Stock as determined under Section 1.5(c) and pay any cash, dividends and distributions as determined in accordance with Section 1.8(c) and Section 1.9 in respect of such Certificate. When authorizing such issue of shares of Lucent Common Stock (and payment of any such cash, dividends and distribution) in exchange for such Certificate, the Board of Directors of the Surviving Corporation (or any authorized officer thereof) may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give the Surviving Corporation a bond in such sum as the Board of Directors may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed.

     (f) At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by applicable law.

     1.9 No Fractional Shares. No certificates or scrip representing fractional shares of Lucent Common Stock shall be issued upon the surrender for exchange of Certificates and such a fractional share shall not entitle the record or beneficial owner thereof to vote or to any other rights as a stockholder of Lucent. In lieu of receiving any such fractional share, each holder of Company Common Stock who would otherwise have been entitled thereto upon the surrender of Certificates for exchange will receive cash (without interest) in an amount rounded to the nearest whole cent, determined by multiplying (i) the per share closing price on the New York Stock Exchange, Inc. (the "NYSE") of Lucent Common Stock (as reported in the NYSE Composite Transactions) on the date on which the Effective Time shall occur (or, if the Lucent Common Stock shall not trade on the NYSE on such date, the first day of trading in Lucent Common Stock on the

NYSE thereafter) by (ii) the fractional share to which such holder would otherwise be entitled. Lucent shall make available to the Exchange Agent the cash necessary for this purpose.

     1.10 Return of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former holders of Company Common Stock for six months after the Effective Time shall be delivered to Lucent, upon its request, and any such former holders who have not theretofore surrendered to the Exchange Agent their Certificates in compliance herewith shall thereafter look only to Lucent for payment of their claim for shares of Lucent Common Stock, any cash in lieu of fractional shares of Lucent Common Stock and any dividends or distributions with respect to such shares of Lucent Common Stock. Neither Lucent nor the Company shall be liable to any former holder of Company Common Stock for any such shares of Lucent Common Stock held in the Exchange Fund (and any cash, dividends and distributions payable in respect thereof) which is delivered to a public official pursuant to an official request under any applicable abandoned property, escheat or similar law.

     1.11 No Further Ownership Rights in Company Common Stock. All certificates representing shares of Lucent Common Stock delivered upon the surrender for exchange of any Company Certificate in accordance with the terms hereof (including any cash paid pursuant to Section 1.8 or 1.10) shall be deemed to have been delivered (and paid) in full satisfaction of all rights pertaining to the Company Common Stock previously represented by such Company Certificate.

     1.12 Further Assurances. If at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either the Company or Acquisition or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either the Company or Acquisition, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company or Acquisition, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company or Acquisition, as applicable, and otherwise to carry out the purposes of this Agreement.

     2.  Approval by Shareholders.

     2.1 Approval by Shareholders. Acquisition and the Company shall each call a meeting of its respective shareholders to be held as promptly as practicable after the date hereof for purposes of voting upon this Agreement. Each of the Company and Acquisition will, through their respective boards of directors, recommend to their respective shareholders approval of this Agreement. The Company, Acquisition and Lucent each agree to execute and deliver such further documents and instruments and to do such other acts and things as may be required to complete all requisite corporate action in connection with the transactions contemplated by this Agreement.

     3. Representations and Warranties of the Company. The Company represents and warrants to Acquisition and Lucent as follows:


     3.1 Organization. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority and all necessary governmental approvals to carry on its business as it has been and is now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing, would not have a material adverse effect on the assets, business, financial condition, operations or prospects of the Company and its Subsidiaries (a "Material Adverse Effect").


     3.2 Capitalization; Options and Other Rights. (a) The total authorized shares of capital stock of the Company consists solely of 30,000,000 shares of Company Common Stock, of which 12,414,495 shares (the

"Shares") are issued and outstanding. All the Shares have been duly and validly authorized and issued and are fully paid and nonassessable. None of the Shares has been issued in violation of the preemptive rights of any shareholder of the Company. The Shares were issued in compliance in all material respects with all applicable Federal and state securities laws and regulations.


     (b) Except as set forth in Schedule 3.2, there are no existing agreements, subscriptions, options, warrants, calls, commitments, trusts (voting or otherwise), or rights of any kind whatsoever between the Company and any Person, and, to the knowledge of the Company none of the foregoing exist granting any interest in or the right to purchase or otherwise acquire from the Company or granting to the Company any interest in or the right to purchase or otherwise acquire from any Person, at any time, or upon the occurrence of any stated event, any securities of the Company, whether or not presently issued or outstanding, nor are there any outstanding securities of the Company or any for other entity which are convertible into or exchangeable for other securities of the Company, nor are there any agreements, subscriptions, options, warrants, calls, commitments or rights of any kind granting to any Person any interest in or the right to purchase or otherwise acquire from the Company or, to the Company's knowledge, any other Person any securities so convertible or exchangeable, nor, to the Company's knowledge, are there any proxies, agreements or understandings with respect to the voting of the Shares.

     3.3 Authority. (a) The Company has full power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by the Company has been duly authorized and approved by the Company's Board of Directors and, except for (i) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder ("HSR Act"); (ii) the approval of this Agreement by the shareholders of the Company in accordance with Section 6.2; and (iii) the filing of appropriate merger documents as required by the California Code, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Company and is the legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).


     (b) The execution, delivery, performance by the Company of this Agreement and the consummation of the Merger do not, and will not, (i) violate or conflict with any provision of the Articles of Incorporation or By-laws of the Company or any of its Subsidiaries, (ii) violate any law, rule, regulation, order, writ, injunction, judgment or decree of any court, governmental authority or regulatory agency, except for violations which, individually or in the aggregate, will not have a Material Adverse Effect, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any note, bond, indenture, lien, mortgage, lease, permit, guaranty or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of its properties may be bound, except (A) as set forth on Schedule 3.13 and (B) for violations, breaches or defaults which, individually or in the aggregate, will not have a Material Adverse Effect.


     (c) The execution and delivery of this Agreement by the Company do not and the performance by the Company of this Agreement will not, require any consent, approval, authorization or permission of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, or any other Person except (i) in connection with the requirements of the HSR Act; (ii) and the filing and recordation of appropriate merger documents as required by the California Code; and (iii) any such consent, approval, authorization, permission, notice or filing which if not obtained or made would not (A) have a Material Adverse Effect, (B) materially impair the ability of the Company to perform its obligations under this Agreement or (C) prevent or delay the consummation of the transactions contemplated under this Agreement.

     3.4 Charter Documents. The Company has previously furnished to Lucent a true, complete and correct copy of the Articles of Incorporation and the By-laws of the Company and each of its Subsidiaries. The Articles of Incorporation and By-laws of the Company and each of its Subsidiaries are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any provision of its Articles of Incorporation or By-laws.

     3.5 Financial Statements. (a) The Company has previously furnished to Lucent true and complete copies of the following financial statements of the Company and its Subsidiaries (the "Financial Statements"):

          (i) audited consolidated balance sheets of the Company and, to the extent any of its Subsidiaries were then organized, such Subsidiaries as of May 31, 1997 (the "1997 Balance Sheet"), August 31, 1996, August 31, 1995,
     and August 31, 1994, each certified by KPMG Peat Marwick LLP; and

          (ii) audited consolidated statements of operations, shareholders' equity and cash flows of the Company and, to the extent any of its Subsidiaries were then organized, such Subsidiaries for the nine-month period ending May 31, 1997 and for the fiscal years ended August 31, 1996, August 31, 1995, August 31, 1994, each certified by KPMG Peat Marwick LLP.

     (b) The Financial Statements were prepared in accordance with GAAP applied on a basis consistent with that of preceding accounting periods (except as may be indicated herein or in the notes thereto). The Financial Statements were prepared on the basis of the books and records of the Company and, to the extent any of its Subsidiaries were then organized, such Subsidiaries and present fairly, in all material respects, the financial position of the Company and such Subsidiaries as of the dates thereof and the results of its operations and cash flow for each of the periods then ended in conformity with GAAP (applied as aforesaid).


     3.6  Absence of Undisclosed Liabilities.  Except as disclosed on Schedule
3.6 or as set forth in the notes to the Financial Statements, each of the Company and its Subsidiaries does not have any liability or obligation of any nature (whether absolute, accrued or contingent or otherwise) which is in excess of amounts shown or reserved therefor in the Financial Statements other than (a) liabilities or obligations not required under GAAP on a basis consistent with that of preceding accounting periods to be reported on such Financial Statements and (b) liabilities or obligations incurred after the date of the 1997 Balance Sheet reasonably incurred in the ordinary course of business.


     3.7 Operations and Obligations. (a) Except as set forth in Schedule 3.7, since August 31, 1997,

          (i) there has been no event or condition that has had or reasonably could be expected to have a Material Adverse Effect (other than as a direct result of the announcement of the transactions hereunder); and

          (ii) there has been no impairment, damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking adversely affecting in any respect any of the Company's material assets.

     (b) Except as set forth in Schedule 3.7, since August 31, 1997, each of the Company and its Subsidiaries has conducted its business only in the ordinary course.

     3.8 Properties. (a) Each of the Company and its Subsidiaries has good and valid title to all its properties and assets reflected on the 1997 Balance Sheet or acquired after the date thereof except for (i) properties and assets sold or otherwise disposed of in the ordinary course of business since the date of such Balance Sheet, (ii) leasehold interests, in which event the Company or such Subsidiary has a valid leasehold interest and (iii) properties and assets which individually or in the aggregate are not material.

     (b) The Company owns no real property.

     3.9 Accounts Receivable; Inventory. (a) All accounts receivable of the Company and its Subsidiaries have arisen from bona fide transactions by the Company or such Subsidiary in the ordinary course of its business. To the Company's knowledge, all such accounts receivable reflected in the 1997 Balance Sheet are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts reflected in such Balance Sheet.

     (b) The inventories (and any reserves with respect thereto that have been established by the Company) of the Company and its Subsidiaries as of August 31, 1997 are described in Schedule 3.9. All such inventories (net of any such reserves) are of such quality as to be useable and saleable in the ordinary course of business (subject in the case of work-in-process inventory to completion in the ordinary course of business) and (i) are reflected in the 1997 Balance Sheet and (ii) are reflected in the books and records of the Company or such Subsidiary at the lower of cost (determined under the first-in, first-out method) or market value. The inventories of the Company and its Subsidiaries are located at the locations set forth in Schedule 3.9.

     3.10 Contracts. Schedule 3.10 lists any of the following not otherwise listed on any other Schedule:

          (a) each written contract or commitment which creates an obligation on the part of the Company or any of its Subsidiaries in excess of $250,000;

          (b) each written debt instrument, including, without limitation, any loan agreement, line of credit, promissory note, security agreement or other evidence of indebtedness, where the Company or any of its Subsidiaries is a lender, borrower or guarantor, in a principal amount in excess of $250,000;

          (c) each written contract or commitment restricting the Company or any of its Subsidiaries from engaging in any line of business;

          (d) each written joint venture or partnership agreement to which the Company or any of its Subsidiaries is a party;

          (e) each material written distributorship, sales agency, sales representative, marketing or reseller agreement to which the Company or any of its Subsidiaries is a party;

          (f) each agreement, option or commitment or right with, or held by, any third party to acquire any assets or properties, or any interest therein, of the Company or any of its Subsidiaries, having a value in excess of $250,000, except for contracts for the sale of inventory, machinery or equipment in the ordinary course of business;

          (g) each written employment contract entered into by the Company or any of its Subsidiaries; and

          (h) each supply agreement that the Company could not readily replace without a Material Adverse Effect on the Company.

     Except as set forth on Schedule 3.10, (i) there are no oral contracts or commitments of the types described in this Section 3.10 which create an obligation on the part of the Company or any of its Subsidiaries in excess of $250,000 and (ii) there are no contracts or commitments between the Company or any of its Subsidiaries and any Affiliate.

     3.11 Absence of Default. Except as set forth in Schedule 3.11, (a) the agreements listed or which should be listed on Schedules 3.10, 3.14 and 3.17 are, and after giving effect to the Merger will be, valid, binding and in full force and effect; (b) the Company and its Subsidiaries are not and are not alleged in writing to be, and to the Company's knowledge, each other party to any such agreement is not, in default under any such agreement and (c) neither the Company nor any of its Subsidiaries is currently renegotiating any such agreement or paying liquidated damages in lieu thereof. The Company has previously delivered complete and correct copies of all such agreements (including all amendments) to Lucent.

     3.12 Litigation. (a) Except as set forth in Schedule 3.12, as of the date hereof: (i) there are no actions, suits, arbitrations, legal or administrative proceedings pending or, to the knowledge of the Company and its Subsidiaries, threatened against the Company or any such Subsidiary; (ii) to the knowledge of the Company, it is not the subject of any pending or threatened investigation; and (iii) neither the Company nor any of its Subsidiaries nor the assets, properties or business of the Company or any such Subsidiary, is subject to any judgment, order, writ, injunction or decree of any court, governmental agency or arbitration tribunal. Except as set forth in Schedule 3.12, neither the Company nor any of its Subsidiaries is the plaintiff in any such proceeding nor is the Company or any of its Subsidiaries contemplating commencing legal action against any other Person.

     (b) Neither the Company nor any of its Subsidiaries is a party to any suit, action, arbitration or legal, administrative, governmental or other proceeding or, to the knowledge of the Company, the subject of any investigation pending or, to its knowledge, threatened, which reasonably could adversely affect or restrict the ability of the Company to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder.

     (c) There is no judgment, order, writ, injunction or decree of any court, governmental agency or arbitration tribunal to which the Company or any of its Subsidiaries is subject which reasonably could adversely affect or restrict the ability of the Company to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder.

     3.13 Compliance with Law. Except as set forth in Schedule 3.13 annexed hereto:


          (a) each of the Company and its Subsidiaries has complied in all respects with, and is not in violation of, in any respect, any law, ordinance or governmental rule or regulation (collectively, "Laws") to which it or its business is subject, other than instances of non-compliance and violations which, individually or in the aggregate, would not result in a Material Adverse Effect;



          (b) each of the Company and its Subsidiaries has obtained all licenses, permits, certificates or other governmental authorizations (collectively "Authorizations") necessary for the ownership or use of its assets and properties or the conduct of its business other than Authorizations (i) which are ministerial in nature and which the Company or such Subsidiary has no reason to believe would not be issued in due course and (ii) which, the failure of the Company to possess, would not subject the Company and its Subsidiaries to penalties other than fines not to exceed $250,000 in the aggregate ("Immaterial Authorizations"); and



          (c) neither the Company nor any of its Subsidiaries has received notice of violation of, and does not know of any material violation of, any Laws to which it or its business is subject or any Authorization necessary for the ownership or use of its assets and properties or the conduct of its business (other than Immaterial Authorizations).


     3.14 Intellectual Property. (a) The Company and its Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trade secrets, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs which are material to the conduct of the business of the Company and its Subsidiaries (the "Intellectual Property Rights").

     (b) Other than as disclosed on Schedule 3.14(b), to the Company's knowledge, the Company and its Subsidiaries have not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property Rights or other proprietary information of any other Person. Neither the Company nor any of its Subsidiaries has received any written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that the Company or such Subsidiary must license or refrain from using any Intellectual Property Rights or other proprietary information of any other Person) which has not been settled or otherwise fully resolved. To the Company's knowledge, no other Person has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property Rights or other proprietary information of the Company or any of its Subsidiaries.

     (c) To the Company's knowledge, except as disclosed on Schedule 3.14(c), assuming that Lucent continues to operate the business of the Company and its Subsidiaries as presently conducted and proposed to be conducted by the Company and such Subsidiaries, Lucent will not interfere with, infringe upon, misappropriate or otherwise come into conflict with the Intellectual Property Rights or other proprietary information of any other Person.

     (d) Each employee, agent, consultant or contractor who has materially contributed to or participated in the creation or development of any copyrightable, patentable or trade secret material on behalf of the

Company, any of its Subsidiaries or any predecessor in interest thereto either:
(i) is a party to a "work-for-hire" agreement under which the Company or such Subsidiary is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of the Company or such Subsidiary (or such predecessor in interest, as applicable) of all right, title and interest in such material.

     (e) For purposes of this Section 3.14, all references to knowledge of the Company shall mean the knowledge of the persons listed on Schedule 3.14(e).

     3.15 Tax Matters. (a) Except as set forth on Schedule 3.15, (i) the Company and each of its Subsidiaries has filed all Tax Returns required to be filed or has established adequate reserves therefor; (ii) all such Tax Returns are complete and accurate in all material respects and all Taxes shown to be due on such Tax Returns have been timely paid or the Company has established adequate reserves therefor; (iii) all Taxes (whether or not shown on any Tax Return) owed by the Company and each of its Subsidiaries have been timely paid or the Company has established adequate reserves therefor; (iv) neither the Company nor any of its Subsidiaries has waived or been requested to waive any statute of limitations in respect of Taxes; (v) the Tax Returns referred to in clause (i) have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (vi) there is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened with respect to Taxes of the Company or any of its Subsidiaries; (vii) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) have been paid in full; Tax indemnity arrangements, if any, will terminate prior to Closing and the Surviving Corporation will not have any liability thereunder on or after Closing; (viii) there are no liens for Taxes upon the assets of the Company except liens relating to current Taxes not yet due; and (ix) all Taxes which the Company or any of its Subsidiaries is required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and entered on the books of the Company or such Subsidiary in accordance with GAAP.

     (b) No consent to the application of Section 341(f)(2) of the Code has been filed with respect to any property or assets held or acquired or to be acquired by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries shall make any election that could result in any adverse tax consequences to the Company or any of its Subsidiaries.

     (c) Each of the Company and its Subsidiaries (i) has not agreed to and is not required to make any adjustment pursuant to Section 481(a) of the Code; (ii) has no knowledge that the Internal Revenue Service ("IRS") has proposed any such adjustment or change in accounting method with respect to the Company or any of its Subsidiaries; and (iii) does not have any application pending with the IRS or any other tax authority requesting permission for any change in accounting method.

     (d) Except as set forth on Schedule 3.15, neither the Company nor any of its Subsidiaries owns an interest in any (i) domestic international sales corporation, (ii) foreign sales corporation, (iii) controlled foreign corporation, or (iv) passive foreign investment company.

     (e) Neither the Company nor any of its Subsidiaries is a party (other than as an investor) to any industrial development bond.

     3.16 Employee Benefit Plans. (a) Schedule 3.16 contains a list and brief description of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) (sometimes referred to as "Welfare Plans") and all other Benefit Plans (together with the Pension Plans and Welfare Plans, the "Plans") maintained, or contributed to, by the Company or any of its Subsidiaries or any Person that, together with the Company and its Subsidiaries, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (the Company and each such other Person, a "Commonly Controlled Entity") for the benefit of any current or any former employees, officers or directors of the Company or any of its Subsidiaries. The Company has made available to Lucent true, complete and correct copies of (i) each Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Plan (if any such report was required), (iii) the most recent summary plan description for each Plan for which such summary plan description is required, (iv) each trust agreement and group annuity contract relating to any Plan and (v) all correspondence with the IRS or the United States Department of Labor relating to any outstanding controversy or audit. Except as would not have a Material Adverse Effect on the Company, each Plan has been administered in accordance with its terms. Except as would not have a Material Adverse Effect on the Company, the Company, each of its Subsidiaries and all Plans are in compliance with applicable provisions of ERISA and the Code.

     (b) Except as would not have a Material Adverse Effect on the Company, all Pension Plans that are intended to be qualified under Section 401(a) of the Code have been the subject of determination, opinion, notification or advisory letters from the Internal Revenue Service to the effect that such Pension Plans are so qualified and are exempt from Federal income taxes under Section 501(a) of the Code, and no such determination letter has been revoked nor has any event occurred since the date of such Plan's most recent determination letter that would adversely affect its qualification or materially increase its costs.

     (c) Neither the Company, nor any of its Subsidiaries, nor any Commonly Controlled Entity has maintained, contributed to or been obligated to contribute to any Plan that is subject to Title IV of ERISA.

     (d) Neither the Company nor any of its Subsidiaries has any liability or obligation under any Welfare Plan to provide life insurance or medical benefits after termination of employment to any employee or dependent other than as required by Part 6 of Title I of ERISA.

     (e) Schedule 3.16 lists all outstanding Stock Options, showing for each such Option: (i) the number of shares issuable, (ii) the number of vested shares, (iii) the date of expiration and (iv) the exercise price.

     (f) Except as provided by this Agreement, no employee of the Company or any of its Subsidiaries will be entitled to any additional compensation or benefits or any acceleration of the time of payment or vesting of any compensation or benefits under any Plan as a result of the transactions contemplated by this Agreement.

     (g) The deduction of any amount payable pursuant to the terms of the Plans will not be subject to disallowance under Section 162(m) of the Code.

     3.17 Executive Employees. (a) Schedule 3.17 lists the names, titles and current annual salary rates of and bonuses paid or payable to all present officers and employees of each of the Company and its Subsidiaries whose 1996 annual base salary exceeds $75,000 ("Executive Employees").

     (b) Except as set forth in Schedules 3.16 or 3.17, neither the Company nor any of its Subsidiaries has any employment agreement with, or maintain any employee benefit plan (within the meaning of Section 3(3) of ERISA) with respect to, any of its Executive Employees. There are no agreements with respect to Executive Employees which are subject to Section 280G of the Code or which would obligate the Company or any of its Subsidiaries to make any payment or provide any benefit that could be subject to tax under Section 4999 of the Code.

     3.18 Employees. (a) Except as set forth is Schedule 3.18, each of the Company and its Subsidiaries has complied in all material respects with all applicable laws, rules and regulations respecting employment and employment practices, terms and conditions of employment, wages and hours, and neither the Company nor any of its Subsidiaries is liable for any arrears of wages or any taxes or penalties for failure to comply with any such laws, rules or regulations; (b) the Company believes that each of the Company's and its Subsidiaries' relations with their respective employees is satisfactory; (c) there are no controversies pending or, to the knowledge of the Company, threatened between the Company or any of its Subsidiaries and any of its respective employees, which controversies have or could have a Material Adverse Effect; (d) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any of its Subsidiaries, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (e) there are no unfair labor practice complaints pending against the Company or any of its Subsidiaries before the National Labor Relations Board or any current union representation questions involving employees of the Company or any of its Subsidiaries; (f) there is no strike, slowdown, work stoppage or lockout existing, or, to the knowledge of the Company, threatened, by or with respect to any employees of the Company or any of its Subsidiaries; (g) no charges are pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices with respect to the Company or any of its Subsidiaries; (h) there are no claims pending against the Company or any of its Subsidiaries before any workers' compensation board; and (i) neither the Company nor any of its Subsidiaries has received notice that any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws intends to conduct an investigation of or relating to the Company or any of its Subsidiaries and, to the knowledge of the Company, no such investigation is in progress.

     3.19 Environmental Laws. The Company has not received any notice or claim (and is not aware of any facts that would form a reasonable basis for any claim), or entered into any negotiations or agreements with any other Person, and, to the knowledge of the Company, the Company is not the subject of any investigation by any governmental or regulatory authority, domestic or foreign, relating to any material or potentially material liability or remedial action under any Environmental Laws. There are no pending or, to the knowledge of the Company, threatened, actions, suits or proceedings against the Company, its Subsidiaries or any of their respective properties, assets or operations asserting any such material liability or seeking any material remedial action in connection with any Environmental Laws.

     3.20  Bank Accounts, Letters of Credit and Powers of Attorney.  Schedule
3.20 lists (a) all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of each of the Company and its Subsidiaries (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto), (b) all outstanding letters of credit issued by financial institutions for the account of the Company or any of its Subsidiaries (setting forth, in each case, the financial institution issuing such letter of credit, the maximum amount available under such letter of credit, the terms (including the expiration date) of such letter of credit and the party or parties in whose favor such letter of credit was issued), and (c) the name and address of each Person who has a power of attorney to act on behalf of the Company or any of its Subsidiaries. The Company has heretofore delivered to Lucent true, correct and complete copies of each letter of credit and each power of attorney described on Schedule 3.20.

     3.21 Subsidiaries. (a) Schedule 3.21 sets forth (i) the name and jurisdiction of incorporation of each Subsidiary of the Company, (ii) the total number of shares of each class of capital stock of each Subsidiary authorized, the number of shares outstanding and the number of shares owned by the Company or any other Subsidiary of the Company and (iii) a complete list of the directors and officers of the Company and each Subsidiary. All the issued and outstanding capital stock in each Subsidiary have been duly and validly authorized and issued and are fully paid, non-assessable and free of pre-emptive rights. None of the outstanding capital stock in any Subsidiary has been issued in violation of the preemptive rights of any shareholder of such Subsidiary. The shares of each Subsidiary were issued in compliance in all material respects with all applicable Federal and state securities laws and regulations, and are owned free and clear of all Liens.

     (b) Except as set forth in Schedule 3.21, there are no existing agreements, subscriptions, options, warrants, calls, commitments, trusts (voting or otherwise), or rights of any kind whatsoever granting to any Person any interest in or the right to purchase or otherwise acquire from the Company or any Subsidiary, at any time, or upon the occurrence of any stated event, any capital stock of or equity interest in any Subsidiary, whether or not presently issued or outstanding, nor are there any outstanding capital stock of or equity interest in any Subsidiary or any other entity which are convertible into or exchangeable for other capital stock of or equity interests in any Subsidiary nor are there any agreements, subscriptions, options, warrants, calls, commitments or rights of any kind granting to any Person any interest in or the right to purchase or otherwise acquire from any Subsidiary or any other Person any capital stock or equity interests so convertible or exchangeable, nor are there any proxies, agreements or understandings with respect to the voting of the capital stock of or equity interests in any Subsidiary. Except for the Company's ownership of the Subsidiaries as disclosed on Schedule 3.21, the Company does not, directly or indirectly, have any ownership or other interest in, or control of, any Person, nor is the Company or any Subsidiary controlled by or under common control with any Person.

     3.22 Disclosure. To the knowledge of the Company, there is no fact which the Company has not disclosed to Lucent in writing which has had or would reasonably be expected to have a Material Adverse Effect. For purposes of this
Section 3.22, the reference to knowledge of the Company shall mean the knowledge of the persons listed on Schedule 3.14(e)(i).

     3.23 Financial Projections. The Company has made available to Lucent certain financial projections with respect to the Company's business which projections were prepared for internal use only. The Company makes no representation or warranty regarding the accuracy of such projections or as to whether such projections will be achieved or otherwise, except that the Company represents and warrants that such projections were prepared in good faith and are based on assumptions believed by it to be reasonable.

     3.24 Information in Registration Statement. None of the information supplied or to be supplied by the Company or any of its Subsidiaries for the purpose of inclusion in the Registration Statement will, at the time the Registration Statement is filed with the SEC, at the time the Registration Statement becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein to make the statements therein, in light of the circumstances under which they were made, not misleading.

     4. Representations and Warranties of Acquisition and Lucent. Each of Acquisition and Lucent represents and warrants to the Company as follows:

          4.1 Organization. Each of Lucent and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite corporate power and authority to enter into and perform this Agreement and the transactions contemplated hereby to be performed by it.

          4.2 Authority. (a) Each of Lucent and Acquisition has full power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by it has been duly authorized and approved (i) in the case of Acquisition, by its Board of Directors and
     (ii) in the case of Lucent, by all necessary corporate action and, except for (A) the pre-merger notification requirements of the HSR Act, (B) the adoption of this Agreement by the shareholders of Acquisition in accordance with Section 7.8 and (C) the filing of appropriate merger documents as required by the California Code, no other corporate proceedings on the part of either Lucent or Acquisition is necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by each of Lucent and Acquisition and is the legal, valid and binding obligation of each of Lucent and Acquisition enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). The filing of a registration statement on Form S-4 with the Securities and Exchange Commission (the "SEC") by Lucent under the Securities Act of 1933 (together with the rules and regulations thereunder, the "Securities Act"), for the purpose of registering shares of Lucent Common Stock to be issued in the Merger (together with any amendments or supplements thereto, whether prior to or after the effective date thereof, the "Registration Statement") has been duly authorized by Lucent.

          (b) The execution, delivery, performance by each of Lucent and Acquisition of this Agreement and the consummation of the Merger do not, and will not, (i) violate or conflict with any provision of the Certificate of Incorporation or By-laws of either Lucent or Acquisition, (ii) violate any law, rule, regulation, order, writ, injunction, judgement or decree of any court, governmental authority, or regulatory agency, except for violations which, individually or in the aggregate, will not have a Material Adverse Effect on Lucent and Acquisition taken as a whole, or
     (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any note, bond, indenture, lien, mortgage, lease, permit, guaranty or other agreement, instrument or obligation, oral or written, to which Lucent or Acquisition is a party or by which any of the properties of Lucent or Acquisition may be bound, except for violations, breaches or defaults which, individually or in the aggregate, will not have a Material Adverse Effect on Lucent, its Subsidiaries and Acquisition taken as a whole.

          (c) The execution and delivery of this Agreement by each of Lucent and Acquisition does not and the performance by it of this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, or any other Person except: (i) in connection with the requirements of the HSR Act; (ii) the Securities Act, the Securities and Exchange Act of 1934 (together with the rules and regulations promulgated thereunder, the "Exchange Act") and applicable state securities laws; (iii) the filing and recordation of appropriate merger documents as required by the California Code; and (iv) any such consent, approval, authorization, permission, notice or filing which if not obtained or made would not have a Material Adverse Effect on Lucent or Acquisition.


          4.3 Capitalization. (a) The total authorized shares of capital stock of Lucent consists of (i) 3,000,000,000 shares of Common Stock, par value $.01 per share (the "Lucent Common Stock") and (ii) 250,000,000 shares of Lucent Preferred Stock, par value $1.00 per share the ("Lucent Preferred Stock"). At the close of business on September 30, 1997, (i) 642,070,130 shares of Lucent Common Stock were issued and outstanding and no shares of Lucent Preferred Stock were issued and outstanding, (ii) 7,474 shares of Lucent Common Stock were held by Lucent in its treasury, (iii) the total number of shares of Lucent Common Stock available for grant under the Lucent 1996 Long-Term Incentive Program and the Lucent 1997 Long-Term Incentive Plan in each calendar year is 2.5% of the total number of outstanding shares of Lucent Common Stock as of the first day of such calendar year and (v) 6,000,000 shares were reserved for issuance in connection with the Lucent Long Term Savings and Security Plan. All the outstanding shares of Lucent Common Stock have been duly and validly authorized and issued and are fully paid and nonassessable. None of the shares of Lucent Common Stock has been issued in violation of the preemptive rights of any stockholder of the Company. The shares of Lucent Common Stock were issued in compliance in all material respects with all applicable Federal and state securities laws and regulations.



          (b) Except for Lucent plans providing for issuance of Lucent Common Stock to officers, directors and employees of Lucent or as set forth in
     Schedule 4.2, there are no existing agreements, subscriptions, options, warrants, calls, commitments, trusts (voting or otherwise), or rights of any kind whatsoever granting to any Person any interest in or the right to purchase or otherwise acquire from Lucent or granting to Lucent any interest in or the right to purchase or otherwise acquire from any Person, at any time, or upon the occurrence of any stated event, any securities of Lucent, whether or not presently issued or outstanding, nor are there any outstanding securities of Lucent or any for other entity which are convertible into or exchangeable for other securities of Lucent, nor are there any agreements, subscriptions, options, warrants, calls, commitments or rights of any kind granting to any Person any interest in or the right to purchase or otherwise acquire from Lucent any securities so convertible or exchangeable.


          4.4 Litigation. (a) Neither Lucent nor Acquisition is a party to any suit, action, arbitration or legal, administrative, governmental or other proceeding or investigation pending or, to its knowledge threatened, which reasonably could adversely affect or restrict its ability to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder.

          (b) There is no judgment, order, writ, injunction or decree of any court, governmental agency or arbitration tribunal to which Lucent or Acquisition is subject which might adversely affect or restrict its ability to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder.

          4.5 SEC Filings; Lucent Financial Statements. (a) Since October 1, 1996, Lucent and each of its Subsidiaries has filed all forms, reports and documents required to be filed with the SEC under the Securities Act or the Exchange Act. All such required forms, reports and documents are referred to herein as the "Lucent SEC Reports." As of their respective dates, the Lucent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Lucent SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this

     Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to made the statements therein, in the light of the circumstances under which they were made, not misleading.


          (b) Except as disclosed in the Lucent SEC Reports, the financial statements (including, in each case, any related notes thereto) contained in the Lucent SEC Reports (the "Lucent Financials"), including any Lucent SEC Reports filed after the date hereof until the Closing, and (x) comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (z) fairly presented the consolidated financial position of Lucent and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments and to any other adjustments described therein. The balance sheet of Lucent contained in the Lucent SEC Reports, as of June 30, 1997 is hereinafter referred to as the "Lucent Balance Sheet." As of June 30, 1997, neither Lucent nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed under GAAP on the Lucent Balance Sheet or in the related notes which if not so disclosed, individually or in the aggregate, could result in a Material Adverse Effect.


          4.6 Operations and Obligations. Except as described in the Lucent SEC Reports, since the date of the Lucent Balance Sheet, (i) except as a result of the transactions contemplated by this Agreement or in connection with the acquisition by Lucent or any of its Subsidiaries of all or substantially all the capital stock or all or substantially all the assets of another Person, there has not been any development that has had or reasonably would be expected to have a Material Adverse Effect on Lucent and its Subsidiaries taken as a whole; (ii) there has not been any damage, destruction or loss (whether or not covered by insurance) having a Material Adverse Effect on Lucent and its subsidiaries taken as a whole; (iii) there has not been any material change by Lucent in its accounting methods, principles or practices, except as required by changes in GAAP; or (iv) except as a result of the transactions contemplated by this Agreement or in connection with the acquisition by Lucent or any of its Subsidiaries of all or substantially all the capital stock or all or substantially all the assets of another Person, there has not been any material revaluation by Lucent of any of its assets including, without limitation, writing down the value of capitalized software or inventory or writing off notes or accounts receivable which could have a Material Adverse Effect.

     5.  Conduct Pending Closing; Agreements.


     5.1 Conduct of Business Pending Closing. From the date hereof until the Closing, the Company shall (and shall cause each of its Subsidiaries to):


          (a) maintain its existence in good standing;

          (b) maintain the general character of its business and properties and conduct its business in the ordinary and usual manner consistent with past practices, except as expressly permitted by this Agreement;

          (c) maintain business and accounting records consistent with past practices; and

          (d) use its reasonable best efforts (i) to preserve its business intact, (ii) to keep available to the Company the services of its present officers and employees, and (iii) to preserve for the Company or such Subsidiary the goodwill of its suppliers, customers and others having business relations with the Company or such Subsidiary.

     5.2 Prohibited Actions Pending Closing. Unless otherwise provided for herein or approved by Lucent in writing, from the date hereof until the Closing, the Company shall not (and shall not permit any of its Subsidiaries to):

          (a) amend or otherwise change its Articles of Incorporation or By-laws;

          (b) issue or sell or authorize for issuance or sale (other than any issuance of Company Common Stock upon the exercise of any outstanding option to purchase Company Common Stock which option was issued prior to the date hereof in accordance with the terms of the relevant stock option agreement as in effect on September 30, 1997), or, except as permitted by
     Section 5.2(h), grant any options or make other agreements with respect to, any shares of its capital stock or any other of its securities, except for those provisions of the agreement with the Exchange Agent which provisions are in furtherance of this Agreement;

          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise with respect to any of its capital stock;

          (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

          (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof or any material amount of assets; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, except in the ordinary course of business and consistent with past practice; (iii) enter into any contract or agreement resulting in obligations to the Company in excess of $250,000 other than in the ordinary course of business, consistent with past practice; (iv) authorize any capital commitment which is in excess of $100,000 or capital expenditures which are, in the aggregate, in excess of $200,000; or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.2(e);

          (f) mortgage, pledge or subject to Lien, any of its assets or properties or agree to do so except for (i) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business that are not yet due and payable or are being contested in good faith; (ii) pledges or deposits made in the ordinary course of business; (iii) Liens of mechanics, materialmen, warehousemen or other like Liens securing obligations incurred in the ordinary course of business that are not yet due and payable or are being contested in good faith; or (iv) similar Liens and encumbrances which are incurred in the ordinary course of business and which do not in the aggregate materially detract from the value of such assets or properties or materially impair the use thereof in the operation of its or their business;

          (g) assume, guarantee or otherwise become responsible for the obligations of any other Person or agree to so do;

          (h) enter into or agree to enter into any employment agreements or arrangements; provided that the Company may enter into such agreements or arrangements with employees hired after the date hereof so long as (i) such agreements or arrangements are entered into in the ordinary course of business, (ii) the terms and conditions of such agreements or arrangements are consistent with standards in the internetworking industry and (iii) in connection with all such employment agreements or arrangements, the Company does not grant to such employees options representing the right to receive in the aggregate more than 2,500 shares of Company Common Stock.

          (i) (x) increase the compensation payable or to become payable to its officers or employees, except for increases in accordance with past practices in salaries or wages of employees of the Company or any of its Subsidiaries who are not officers of the Company or such Subsidiary; (y) grant any severance or termination pay to, or enter into any severance agreement with any director, officer or other employee of the Company or any of its Subsidiaries, except for severance or termination pay to employees of the Company or any of its Subsidiaries in an amount not to exceed $100,000 in the aggregate; or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

          (j) take any action, other than in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivables);

          (k) make any Tax election or settle or compromise any material federal, state, local or foreign income Tax liability;

          (l) settle or compromise any pending or threatened suit, action or claim which is material or which relates to any of the transactions contemplated by this Agreement;

          (m) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (i) the payment, discharge or satisfaction, in the ordinary course of business, of liabilities reflected or reserved against in the 1997 Balance Sheet or subsequently incurred in the ordinary course of business and consistent with past practice or (ii) as contemplated by this Agreement;

          (n) except in connection with the sale of the Company's products in the ordinary course of business and consistent with past practice, sell, assign, transfer, license, sublicense, pledge or otherwise encumber any of the Intellectual Property Rights; or

          (o) announce an intention, commit or agree to do any of the foregoing.

     5.3 Access; Documents; Supplemental Information. (a) From and after the date hereof until the Closing, the Company shall afford, shall cause its Subsidiaries to afford and, with respect to clause (ii) below, shall use its reasonable best efforts to cause the independent certified public accountants for the Company to afford, (i) to the officers, independent certified public accountants, counsel and other representatives of Acquisition and Lucent, upon reasonable notice free and full access at all reasonable times to the properties, books and records including tax returns filed and those in preparation of the Company or any of its Subsidiaries and the right to consult with the officers, employees, accountants, counsel and other representatives of the Company or any of its Subsidiaries in order that Acquisition and Lucent may have full opportunity to make such investigations as they shall reasonably desire to make of the operations, properties, business, financial condition and prospects of the Company and its Subsidiaries, (ii) to the independent certified public accountants of Acquisition and Lucent, free and full access at all reasonable times to the work papers and other records of the accountants relating to the Company and its Subsidiaries, and (iii) to Acquisition and Lucent and their representatives, such additional financial and operating data and other information as to the properties, operations, business, financial condition and prospects of the Company and its Subsidiaries as Acquisition and Lucent shall from time to time reasonably require.

     (b) From the date of this Agreement through and including the Closing, Acquisition, Lucent and the Company agree to furnish to each other copies of any notices, documents, requests, court papers, or other materials received from any governmental agency or any other third party with respect to the transactions contemplated by this Agreement, except where it is obvious from such notice, document, request, court paper or other material that the other party was already furnished with a copy thereof.

     (c) The Company shall deliver to Lucent, without charge, the following financial information (the "Supplemental Financial Information"): (i) within 45 days after each fiscal quarter ending after the date hereof and prior to the Effective Time, the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and the unaudited consolidated statements of income, shareholders' equity and cash flows of the Company and its Subsidiaries for such quarter and for the portion of the fiscal year then completed, (ii) within 90 days after each fiscal year ending after the date hereof and prior to the Effective Time, the audited consolidated balance sheet of the Company and its Subsidiaries as of the end of such year and the audited consolidated statements of income, shareholders' equity and cash flows of the

Company and its Subsidiaries for such year, in each case prepared in accordance with GAAP certified by KPMG Peat Marwick LLP, and (iii) promptly upon the reasonable request by Lucent, such additional financial information as may be required in connection with any filing by Lucent pursuant to the requirements of federal or state securities laws. Such Supplemental Financial Information shall present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries for the period covered, subject in the case of unaudited financials to normal year-end adjustments.


     (d) Lucent shall deliver to the Company, without charge, a copy of any filing made by Lucent with the SEC under the Exchange Act, including, without limitation, any Form 10-Q, 8-K or 10-K, not later than five business days after the date of such filing with the SEC.



     5.4 No Solicitation. The Company shall not, nor shall it authorize or permit any of its affiliates or any officer, director, employee, investment banker, attorney or other adviser or representative of the Company or any of its affiliates to (a) solicit, initiate, or encourage the submission of, any Acquisition Proposal (as hereinafter defined), (b) enter into any agreement with respect to any Acquisition Proposal or (c) participate in any discussions or negotiations regarding, or furnish to any Person any information for the purpose of facilitating the making of, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation, of which the Company or any of its Affiliates had knowledge at the time of such violation, of the restrictions set forth in the immediately preceding sentence by any officer, director, employee, investment banker, attorney, employee, or other adviser or representative of the Company or any of its Affiliates, whether or not such Person is purporting to act on behalf of the Company or any of its Affiliates or otherwise, shall be deemed to be a breach of this Section 5.4 by the Company and its Affiliates. The Company promptly shall advise Lucent of any Acquisition Proposal and inquiries with respect to any Acquisition Proposal. "Acquisition Proposal" means any proposal for a merger or other business combination involving the Company or any of its Affiliates or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in the Company or any of its Affiliates, any voting securities of the Company or any of its Affiliates or a substantial portion of the assets of the Company (other than sales of the Company's products and services in the ordinary course of business consistent with past practice).


     5.5 Registration; Filings; Other Actions. (a) As promptly as practicable after the date hereof, Lucent shall prepare and file the Registration Statement with the SEC. Lucent acknowledges that the Company and its counsel may participate in the preparation of the Registration Statement, provided that the final determination of any issues related thereto shall be made by Lucent. Lucent shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Lucent shall also take such actions (other than qualifying to do business in any jurisdiction in which Lucent is now not so qualified) as may be required to be taken under any applicable state securities laws in connection with the issuance of Lucent Common Stock in the Merger and upon the exercise of the Substitute Options. The Company shall furnish all information concerning the Company and the holders of the Common Stock as may be reasonably requested in connection with any of the foregoing.

     (b) As promptly as practicable after the date hereof, Lucent and the Company shall file, with the Federal Trade Commission and the Antitrust Division of the Department of Justice the notifications and other information required to be filed under the HSR Act with respect to the transactions contemplated hereby. Each of Lucent and the Company will use its reasonable best efforts to ensure that all such filings by it shall be, as of the date filed, true and accurate and in accordance with the requirements of the HSR Act and any such rules and regulations. Each of Lucent and the Company agrees to make available, or cause to be made available, to the other such information as each of them may reasonably request relative to its business, assets and property as may be required of each of them to file any additional information requested by such agencies under the HSR Act and any such rules and regulations; provided that the parties shall have entered into mutually acceptable arrangements to ensure the continued confidentiality of any such information.

     (c) Each party hereto agrees, subject to applicable laws relating to the exchange of information, promptly to furnish the other parties hereto with copies of written communications (and memoranda setting forth the substance of all oral communications) received by such party, or any of its subsidiaries, affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date hereof), from, or delivered by any of the foregoing to, any governmental or regulatory authority, domestic or foreign, relating to or in respect of the transactions contemplated under this Agreement.

     5.6 Comfort Letters. (a) The Company shall use its reasonable best efforts to cause to be delivered to Lucent a "comfort" letter of KPMG Peat Marwick LLP, the Company's independent public accountants, dated the date on which the Registration Statement shall become effective and as of the Effective Time, and addressed to Lucent and the Company, in form and substance reasonably satisfactory to Lucent and reasonably customary in scope and substance for letters delivered by independent public accounts in connection with transactions such as those contemplated by this Agreement.

     (b) Lucent shall use its reasonable best efforts to cause to be delivered to the Company a "comfort" letter of Coopers & Lybrand L.L.P., Lucent's independent public accountants, dated the date on which the Registration Statement shall become effective and as of the Effective Time, addressed to the Company and Lucent, in form and substance reasonably satisfactory to the Company and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

     5.7 Stock Exchange Listings. Lucent shall use all reasonable best efforts to list on the NYSE, upon official notice of issuance, the shares of Lucent Common Stock to be issued in connection with the Merger and the shares of Lucent Common Stock to be reserved for issuance upon exercise of the Substitute Options.

     5.8 Company Stock Options; Unvested Restricted Stock. (a) Not later than the Effective Time, each stock option to purchase Company Common Stock (the "Stock Options") which is outstanding immediately prior to the Effective Time pursuant to the Company's 1994 Stock Option Plan in effect on the date hereof (the "1994 Stock Plan") shall be assumed by Lucent and become and represent an option (a "Substitute Option") to purchase the number of shares of Lucent Common Stock (decreased to the nearest full share) determined by multiplying (i) the number of shares of Company Common Stock subject to such Stock Option immediately prior to the Effective Time by (ii) the Exchange Ratio, which Stock Options shall have an exercise price per share of Lucent Common Stock (rounded up to the nearest tenth of a cent) equal to the exercise price per share of Common Stock immediately prior to the Effective Time divided by the Exchange Ratio. Lucent shall pay cash to holders of Stock Options in lieu of issuing fractional shares of Lucent Common Stock upon the exercise of Substitute Options for shares of Lucent Common Stock. After the Effective Time, except as provided herein, each Substitute Option shall be exercisable upon the same terms and conditions as were applicable under the related Stock Option immediately prior to the Effective Time. The Company agrees that it will not grant any stock appreciation rights or limited stock appreciation rights and will not permit cash payments to holders of Stock Options in lieu of the substitution therefor of Substitute Options, as described in this Section 5.8.

     (b) The adjustments provided herein with respect to any "Stock Options" that are "Incentive Stock Options" as defined in Section 422 of the Code shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code.

     (c) As soon as practicable after the Effective Time, Lucent shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of Lucent Common Stock equal to the number of shares subject to the Substitute Options. Such registration statement shall be kept effective (and the current status of the prospectus required thereby shall be maintained) at least for so long as any Substitute Options remain outstanding.

     (d) As soon as practicable after the Effective Time, Lucent shall deliver to the holders of Stock Options appropriate notices setting forth such holders' rights pursuant to the 1994 Stock Plan and the agreements evidencing the grants of such Stock Options and that such Stock Options and agreements shall be assumed by Lucent and shall continue in effect on the same terms and conditions (subject to the adjustment set forth in this Section 5.8).

     (e) At the Effective Time, each Restricted Stock Purchase Agreement (a "Restricted Stock Agreement") set forth on Schedule 5.8 shall be assumed by Lucent and each share of restricted Company Common

Stock which is outstanding and unvested thereunder immediately prior to the Effective Time pursuant to the 1994 Stock Plan shall become the right to 0.482 (as adjusted in accordance with Section 1.6) share of Lucent Common Stock subject to the same restrictions and vesting as set forth in each such Restricted Purchase Agreement (the "Substitute Restricted Stock"). Lucent shall pay cash to each holder of such restricted Common Stock in lieu of issuing fractional shares of Lucent Common Stock as soon as practicable after the date on which all Substitute Restricted Stock under such holder's Restricted Purchase Agreement shall vest. The Company shall use its reasonable best efforts to terminate the right of any holder of Stock Options who is not a party to a Restricted Stock Agreement on the date hereof to enter into such an Agreement.

     5.9 Indemnification. From and after the Effective Time, Lucent shall, or shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company to indemnify each person who is or was a director or officer (an "Indemnified Party") of the Company or any of its Subsidiaries pursuant to any indemnification provision under any agreement between the Company and an Indemnified Party the Company's Articles of Incorporation or By-laws as each is in effect on the date hereof. All rights to such indemnification in favor of any Indemnified Party, as provided in the Company's Articles of Incorporation and By-laws in effect at the date hereby shall survive the Merger and shall continue in full force and effect, without amendment thereto, for a period of six years from the Effective Time to the extent such indemnification is consistent with the California Code. Notwithstanding any other provision of this Agreement to the contrary, this Section 5.9 shall survive the consummation of the Merger, is intended for the benefit of, and enforceable by the Company, Lucent, the Surviving Corporation and each Indemnified Party and such Indemnified Party's heirs and representatives and shall be binding upon Lucent and the Surviving Corporation.

     5.10 Affiliates. Prior to the Closing, the Company shall deliver to Lucent a letter identifying all Persons who are, at the time this Agreement is submitted for approval to the shareholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each such Person to execute and deliver to Lucent, on or before the Closing Date, an agreement substantially in the form of Exhibit A.


     5.11 Notification of Certain Matters. The Company shall give prompt notice to Lucent, and Lucent shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event which would be likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (ii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied; and (ii) any failure of the Company or Lucent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided that the delivery of any notice pursuant to this Section
5.11 shall not limit or otherwise affect the remedies available to the party receiving such notice.


     5.12 Reorganization. Each of Lucent and the Company shall use its best efforts to cause the business combination to be effected by the Merger to be qualified as a "reorganization" described in Section 368(a) of the Code. Lucent shall take no action, and shall not cause the Surviving Corporation to take any action, following the Effective Time that would have the effect of causing the Merger to fail to so qualify.

     5.13 Actions by the Parties. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto will use its reasonable best efforts to take or cause to be taken all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable law and regulations to consummate and make effective in the most expeditious manner practicable, the transactions contemplated by this Agreement including (i) the obtaining of all necessary actions and non-actions, waivers and consents, if any, from any governmental agency or authority and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any governmental agency or authority; (ii) the obtaining of all necessary consents, approvals or waivers from any other Person; (iii) the defending of any claim, investigation, action, suit or other legal proceeding, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and (iv) the execution of additional instruments necessary to consummate the transactions contemplated by this Agreement. Each party will promptly consult with the other and provide necessary information (including copies thereof) with respect to all filings made by such party with any governmental agency or authority in connection with this Agreement and the transactions contemplated hereby.

     6.  Conditions Precedent.

     6.1  Conditions Precedent to Each Party's Obligation to Effect the
Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date of the following conditions:

          (a) Shareholder Approval. The Merger shall have been duly approved by a vote of a majority of the outstanding shares entitled to vote thereon in accordance with the California Code and the Articles of Incorporation and By-laws of the Company.

          (b) Stock Exchange Listing. The shares of Lucent Common Stock issuable in accordance with the Merger and upon exercise of the Substitute Options shall have been authorized for listing on the NYSE, subject to official notice of issuance.

          (c) HSR and Other Approvals. (i) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

             (ii) All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any governmental or regulatory authority, domestic or foreign, which the failure to obtain, make or occur would have the effect of making the Merger or any of the transactions contemplated hereby illegal or would have a Material Adverse Effect on Lucent or the Company (as Surviving Corporation), assuming the Merger had taken place, shall have been obtained, made or occurred.

          (d) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of Lucent or the Company, threatened by the SEC. All necessary state securities authorizations shall have been received.

          (e) Tax Matters. Each of Lucent and the Company shall have executed and delivered a letter of representation relating to certain tax matters substantially in the form of Exhibit D. Each of Lucent and the Company shall have received a written opinion from its counsel to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

          (f) No Injunction. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the transactions contemplated hereunder shall be in effect.

     6.2 Conditions Precedent to Obligations of Acquisition and Lucent. All obligations of Acquisition and Lucent under this Agreement are subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent (any of which may be waived in writing in whole or in part by Acquisition and Lucent):

          (a) Performance of Obligations; Representations and Warranties. The Company shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing. Each of the Company's representations and warranties contained in Section 3 of this Agreement to the extent it is qualified by Material Adverse Effect shall be true and correct and each of the Company's representations and warranties to the extent it is not so qualified by Material Adverse Effect, shall be true and correct except as would have a Material Adverse Effect, in each case, on and as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing, except for changes permitted by this Agreement and except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be as of such earlier date. Lucent and Acquisition shall have received a certificate dated the Closing Date and signed by the Chairman, President or a Vice-President of the Company, certifying that, the conditions specified in this Section 6.2(a) have been satisfied.

          (b) Opinion of Counsel. Lucent and Acquisition shall have received the favorable written opinion dated the Closing Date of Wilson Sonsini Goodrich & Rosati, counsel to the Company, in form satisfactory to Lucent and Acquisition.

          (c) Resignations. The Company shall have delivered to Lucent and Acquisition the written resignation of each director and officer of the Company as shall be requested in writing by Lucent. The Company also shall have delivered to Lucent the written resignation of all Trustees of all the benefit plans of the Company as shall be requested in writing by Lucent.

          (d) No Material Adverse Change. There shall have been no material adverse change in the assets, business, financial condition or operations of the Company and no event or events shall have occurred that could reasonably be expected to have a Material Adverse Effect (other than (i) conditions affecting the internetworking industry generally and (ii) resulting from the announcement of this transaction) on the Company and Lucent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer to such effect.

          (e) Consents. The Company shall have received all necessary consents, in form and substance satisfactory to Lucent and Acquisition, from the other parties (i) to each contract or agreement listed on Schedule 6.2(e) and (ii) all other contracts, leases or agreements to which the Company is a party, except where the failure to receive such consent would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, impair the ability of the Company to perform its obligations hereunder or to prevent or delay the consummation of the transactions contemplated hereunder.

          (f) Employment Agreement. Each of the individuals listed on Schedule 6.2(f) shall have entered into employment agreements with Lucent, each substantially in the form of Exhibit B hereto, and such agreements shall be in full force and effect.

          (g) Non-Competition Agreements.  Each of the individuals listed on
     Schedule 6.2(g) shall have entered into Non-Competition Agreements with the Surviving Corporation, each substantially in the form of Exhibit C hereto, and such agreements shall be in full force and effect.

          (h) Affiliates. Lucent shall have received from each person named in the letter referred to in Section 5.10, an executed copy of an agreement substantially in the form of Exhibit A.

     6.3 Conditions Precedent to the Company's Obligations. All obligations of the Company under this Agreement are subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent (any of which may be waived in writing in whole or in part by the Company):

          (a) Performance of Obligations; Representations and
     Warranties. Acquisition and Lucent shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by them prior to or at the Closing. Each of the representations and warranties of Acquisition and Lucent contained in Section 4 of this Agreement to the extent it is qualified by Material Adverse Effect shall be true and correct and each of the representations and warranties of Acquisition and Lucent to the extent it is not so qualified by Material Adverse Effect shall be true and correct except as would have a Material Adverse Effect in each case, on and as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing except for changes permitted by this Agreement and except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be as of such earlier date. The Company shall have received certificates dated the Closing Date and signed by the President or a Vice-President of Acquisition and an authorized signatory of Lucent, certifying that the conditions specified in this Section 6.3(a) have been satisfied.

          (b) Opinion of Counsel. The Company shall have received the favorable written opinion dated the Closing Date of Sidley & Austin, special counsel to Acquisition and Lucent, and internal counsel to Acquisition and Lucent, each in form satisfactory to the Company.

          (c) No Material Adverse Change. There shall have been no material adverse change in the assets, business, financial condition or operations of Lucent and no event or events shall have occurred that could reasonably be expected to have a Material Adverse Effect (other than (i) conditions affecting the internetworking industry generally and (ii) resulting from the announcement of this transaction) on Lucent and the Company shall have received a certificate signed on behalf of Lucent by an authorized signatory thereof.

     7.  Nonsurvival of Representations and Warranties.

     7.1 Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section shall not limit any covenant or agreement by the parties which contemplates performance after the Effective Time.

     8.  Brokers' and Finders' Fees.


     8.1 Company. The Company represents and warrants to Acquisition and Lucent that no broker, investment banker or financial advisor, other than Morgan Stanley & Co. Incorporated, the fees and expenses of which shall be paid by the Company is entitled to a brokerage fee, financing commission or other commission in respect of the execution of this Agreement or the consummation of the transactions contemplated hereby. The Company agrees that if the transactions contemplated by this Agreement are not consummated (other than as a result of a breach or default by Lucent or Acquisition), it shall indemnify and hold Acquisition and Lucent harmless against any and all claims, losses, liabilities, costs or expenses which may be asserted against them as a result of the Company's or any of its Affiliates' dealings, arrangements or agreements with any such Person.


     8.2 Acquisition and Lucent. Acquisition and Lucent represent and warrant to the Company that no broker, investment banker or financial advisor is entitled to any brokerage fee, financing commission or other commission in respect of the execution of this Agreement or the consummation of the transactions contemplated hereby. Acquisition and Lucent agree that if the transactions contemplated hereby are not consummated (other than as a result of a breach or default by the Company), they shall jointly and severally indemnify and hold the Company and the shareholders of the Company harmless against any and all claims, losses, liabilities, costs or expenses which may be asserted against them, as a result of Acquisition's or Lucent's or any of their respective Affiliates' dealings, arrangements or agreements with any such Person.

     9. Expenses. Each party hereto shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby, except that all printing expenses and SEC filing fees shall be divided equally between Lucent and the Company.

     10. Press Releases. Except as required by law or Lucent's listing agreement with the New York Stock Exchange, Acquisition, Lucent and the Company shall not issue any press release or otherwise make public any information with respect to this Agreement nor the transactions contemplated hereby, prior to the Closing, without the prior written consent of the other parties to this Agreement.

     11. Contents of Agreement; Parties in Interest; etc. This Agreement and the agreements expressly referred to or contemplated herein and the letter agreement dated August 12, 1997 concerning confidentiality (the "Confidentiality Agreement") set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and, except as set forth in this Agreement, such other agreements, the Exhibits hereto and the Confidentiality Agreement, there are no representations or warranties, express or implied, made by any party to this Agreement with respect to the subject matter of this Agreement and the Confidentiality Agreement. Except for the matters set forth in the Confidentiality Agreement, any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement and the agreements referred to or contemplated herein.

     12. Assignment and Binding Effect. This Agreement may not be assigned by either party hereto without the prior written consent of the other party; provided, that Acquisition may assign its rights and obligations under this Agreement to any directly or indirectly wholly-owned subsidiary of Lucent, upon written notice to the Company if the assignee shall assume the obligations of Acquisition hereunder and Lucent shall remain liable for its obligations hereunder. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

     13. Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof only by a written instrument duly executed by such party.

     14.  Termination.

     This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time whether before or after the approval and adoption of this Agreement and the transactions contemplated hereby by the shareholders of the Company or the shareholders of Acquisition:


          (a) by the mutual agreement of Lucent and the Company;


          (b) by Lucent, Acquisition or the Company if (i) the Effective Time shall not have occurred by March 31, 1998; provided that the right to terminate this Agreement under this Section 14(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or (ii) any court of competent jurisdiction in the United States or other United States governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

          (c) by the Company in the event Lucent or Acquisition materially breaches its obligations under this Agreement, unless such breach is cured within 10 business days after notice to Lucent by the Company; or

          (d) by Lucent or Acquisition in the event the Company materially breaches its obligations under this Agreement unless such breach is cured within 10 business days after notice by Lucent or Acquisition.

     15. Definitions. As used in this Agreement the terms set forth below shall have the following meanings:

          (a) "Affiliate" of a Person means any other Person who (i) directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, such Person or (ii) owns more than 5% of the capital stock or equity interest in such Person. "Control" means the possession of the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

          (b) "Benefit Plan" shall mean any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other material plan, arrangement or understanding (whether or not legally binding) providing material benefits to any current or former employee, officer or director of the Company or any Subsidiary.

          (c) "Code" shall mean the Internal Revenue Code of 1986, as amended.


          (d) "Environmental Laws" shall mean all applicable federal, state, local or foreign laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to protection and clean-up of the environment and activities or conditions related thereto, including those relating to the generation, handling, disposal, transportation or release of Hazardous Substances.

          (e) "Exchange Agent" shall mean a bank or trust company designated as the exchange agent by Lucent (which designation shall be reasonably acceptable to the Company).

          (f) "GAAP" shall mean generally accepted accounting principles.

          (g) "Hazardous Substances" shall mean any and all hazardous and toxic substances, wastes or materials, any pollutants, contaminants, or dangerous materials (including, but not limited to, polychlorinated biphenyls, PCBs, friable asbestos, volatile and semi-volatile organic compounds, oil, petroleum products and fractions, and any materials which include hazardous constituents or become hazardous, toxic, or dangerous when their composition or state is changed), or any other similar substances or materials.

          (h) "Liens" shall mean any mortgage, pledge, lien, security interest, conditional or installment sale agreement, encumbrance, charge or other claims of third parties of any kind.


          (i) "Person" shall mean any individual, corporation, partnership, limited partnership, limited liability company, trust, association or entity or government agency or authority.


          (j) "Subsidiary" shall mean any corporation, partnership, joint venture or other entity in which the Company (a) owns, directly or indirectly, 50% or more of the outstanding voting securities or equity interests or (b) is a general partner.

          (k) "Tax" (and, with correlative meaning, "Taxes" and "Taxable") shall mean any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority.

          (l) "Tax Return" shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

     16. Notices. Any notice, request, demand, waiver, consent, approval, or other communication which is required or permitted to be given to any party hereunder shall be in writing and shall be deemed given only if delivered to the party personally or sent to the party by facsimile transmission (promptly followed by a hard-copy delivered in accordance with this Section 16), by reputable overnight courier service or by registered or certified mail (return receipt requested), with postage and registration or certification fees thereon prepaid, addressed to the party at its address set forth below:

          If to Acquisition or Lucent:

        Lucent Technologies Inc.
        c/o Business Communications Systems
        211 Mt. Airy Road
        Basking Ridge, New Jersey 07920
        Attn: President

        with copies to:

        Lucent Technologies Inc.
        c/o Business Communications Systems
        211 Mt. Airy Road
        Basking Ridge, New Jersey 07920
        Attn: General Counsel, Business Communications Systems

          If to the Company:

          Livingston Enterprises, Inc.
        4464 Willow Road
        Pleasanton, California 94588
        Attn: Steven M. Willens

        with a copy to:

        Wilson Sonsini Goodrich & Rosati
        A Professional Corporation
        650 Page Mill Road
        Palo Alto, California 94304
        Attn: Steven E. Bochner, Esq.

or to such other address or Person as any party may have specified in a notice duly given to the other party as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, telegraphed or mailed.

     17. Amendment. This Agreement shall not be amended, modified, revised, supplemented or terminated orally and no waiver of compliance with any provision hereof and no consent provided for herein shall be effective other than by a written instrument executed by the parties hereto. This Agreement may be amended upon the taking of requisite corporate action by the parties hereto.

     18. Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of California without giving effect to any California choice of law principles.

     19. No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto, and their respective successors and assigns, and they shall not be construed as conferring, and are not intended to confer, any rights on any other Person other than, in the case of Section 5.9, as expressly provided therein.

     20. Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of the Agreement shall remain in full force and effect. Upon such determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the parties to the fullest extent permitted by applicable law.

     21. Extensions. At any time prior to the Effective Time, either party may by appropriate action, extend the time for compliance by or waive performance of any representation, warranty, agreement, condition or obligation of the other party.

     22. Section Headings. All section headings are for convenience only and shall in no way modify or restrict any of the terms or provisions hereof.

     23. Schedules and Exhibits. All Schedules and Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement.

     24. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and the Company, Acquisition and Lucent may become a party hereto by executing a counterpart hereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed this Agreement on the date first above written.

Attest:                                          LUCENT TECHNOLOGIES INC.

                                                 By: /s/ WILLIAM O'SHEA
---------------------------------------------    ---------------------------------------------
Secretary                                        Title: President, BCS

Attest:                                          LASALLE ACQUISITION, INC.

/s/ JEAN F. RANKIN                               By: /s/ PAUL D. DICZOK
---------------------------------------------    ---------------------------------------------
Secretary                                        Title: Chief Financial Officer

Attest:                                          LIVINGSTON ENTERPRISES, INC.

/s/ RONALD WILLENS                               By: /s/ STEVEN M. WILLENS
---------------------------------------------    ---------------------------------------------
Secretary                                        Title: President and Chief Executive Officer

                           GLOSSARY OF DEFINED TERMS


                               DEFINED TERM                                  LOCATION OF DEFINITION
--------------------------------------------------------------------------   ----------------------
Acquisition...............................................................    Preamble
Acquisition Common Stock..................................................    Recitals
Acquisition Proposal......................................................    Section 5.4
Affiliate.................................................................    Section 15(a)
Agreement.................................................................    Recitals
Agreement of Merger.......................................................    Section 1.1(b)
Authorizations............................................................    Section 3.13(b)
Benefit Plan..............................................................    Section 15(b)
California Code...........................................................    Section 1.1(b)
Certificate of Merger.....................................................    Section 1.1(b)
Certificates..............................................................    Section 1.8(b)
Closing...................................................................    Section 1.1(b)
Closing Date..............................................................    Section 1.1(b)
Code......................................................................    Section 15(c)
Commonly Controlled Entity................................................    Section 3.16(a)
Company...................................................................    Preamble
Company Common Stock......................................................    Recitals
Confidentiality Agreement.................................................    Section 11
Control...................................................................    Section 15(a)
Dissenting Shares.........................................................    Section 1.7
Effective Time............................................................    Section 1.1(b)
Environmental Laws........................................................    Section 15(d)
ERISA.....................................................................    Section 3.16(a)
Exchange Act..............................................................    Section 4.2(c)
Exchange Agent............................................................    Section 15(e)
Exchange Fund.............................................................    Section 1.8(a)
Exchange Ratio............................................................    Section 1.5(c)
Executive Employees.......................................................    Section 3.17
Financial Statements......................................................    Section 3.5(a)
GAAP......................................................................    Section 15(f)
Hazardous Substances......................................................    Section 15(g)
HSR Act...................................................................    Section 3.3(a)
Immaterial Authorizations.................................................    Section 3.13(b)
Incentive Stock Options...................................................    Section 5.8(b)
Indemnified Party.........................................................    Section 5.9
Intellectual Property Rights..............................................    Section 3.14(a)
IRS.......................................................................    Section 3.15(c)
Laws......................................................................    Section 3.13
Liens.....................................................................    Section 15(h)
Lucent....................................................................    Preamble
Lucent Balance Sheet......................................................    Section 4.5(b)
Lucent Common Stock.......................................................    Section 4.3(a)
Lucent Financials.........................................................    Section 4.5(b)
Lucent Preferred Stock....................................................    Section 4.3(a)
Lucent SEC Reports........................................................    Section 4.5(a)
Material Adverse Effect...................................................    Section 3.1

                               DEFINED TERM                                  LOCATION OF DEFINITION
--------------------------------------------------------------------------   ----------------------
Merger....................................................................    Recitals
NYSE......................................................................    Section 1.9
Pension Plans.............................................................    Section 3.16(a)
Person....................................................................    Section 15(i)
Plans.....................................................................    Section 3.16(a)
Registration Statement....................................................    Section 4.2(a)
Restricted Stock Agreement................................................    Section 5.8(e)
Right.....................................................................    Section 1.5(c)
SEC.......................................................................    Section 4.2(a)
Securities Act............................................................    Section 4.2(a)
Shares....................................................................    Section 3.2(a)
Stock Options.............................................................    Section 5.8(a)
Subsidiary................................................................    Section 15(j)
Substitute Option.........................................................    Section 5.8(a)
Substitute Restricted Stock...............................................    Section 5.8(e)
Supplemental Financial Information........................................    Section 5.3(c)
Surviving Corporation.....................................................    Section 1.1(a)
Tax.......................................................................    Section 15(k)
Tax Return................................................................    Section 15(l)
Welfare Plans.............................................................    Section 3.16(a)
1994 Stock Plan...........................................................    Section 5.8(a)
1997 Balance Sheet........................................................    Section 3.5(a)

                                                                      APPENDIX B

                          CALIFORNIA CORPORATIONS CODE

                        DISSENTERS' RIGHTS -- CHAPTER 13

SECTION 1300. RIGHT TO REQUIRE PURCHASE--"DISSENTING SHARES" AND "DISSENTING SHAREHOLDER" DEFINED.

     (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

     (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of
     Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
     (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
     (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than a meeting.

          (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4) Which the dissenting shareholder has submitted the endorsement, in accordance with Section 1302.

     (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

SECTION 1301.  DEMAND FOR PURCHASE

     (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subsection (b) of Section 1300, unless they lose their status as dissenting shares under
Section 1309.

     (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

     (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SECTION 1302.  ENDORSEMENT OF SHARES

     Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SECTION 1303.  AGREED PRICE -- TIME FOR PAYMENT

     (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

     (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

SECTION 1304.  DISSENTERS' ACTION TO ENFORCE PAYMENT

     (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

     (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

     (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

SECTION 1305.  APPRAISERS' REPORT -- PAYMENT -- COSTS

     (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

     (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

     (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

     (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

     (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

SECTION 1306.  DISSENTING SHAREHOLDER'S STATUS AS CREDITOR

     To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

SECTION 1307.  DIVIDENDS PAID AS CREDIT AGAINST PAYMENT.

     Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

SECTION 1308.  CONTINUING RIGHTS AND PRIVILEGES OF DISSENTING
               SHAREHOLDERS.

     Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

SECTION 1309.  TERMINATION OF DISSENTING SHAREHOLDER STATUS.

     Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

          (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

          (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

          (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

          (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

SECTION 1310.  SUSPENSION OF PROCEEDINGS FOR PAYMENT OF PENDING
               LITIGATION.

     If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

SECTION 1311.  EXEMPT SHARES.

     This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

SECTION 1312.  ATTACKING VALIDITY OF REORGANIZATION OR MERGER.

     (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

     (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

     (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

     The Lucent Certificate provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of Lucent or is or was serving at the request of Lucent as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by Lucent to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits Lucent to provide broader indemnification rights than said law permitted Lucent to provide prior to such amendment), against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith. Such right to indemnification includes the right to have Lucent pay the expenses incurred in defending any such proceeding in advance of its final disposition, subject to the provisions of the DGCL. Such rights are not exclusive of any other right which any person may have or thereafter acquire under any statute, provision of the Certificate, Lucent By-Law, agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of such provision will in any way diminish or adversely affect the rights of any director, officer, employee or agent of Lucent thereunder in respect of any occurrence or matter arising prior to any such repeal or modification. The Certificate also specifically authorizes Lucent to maintain insurance and to grant similar indemnification rights to employees or agents of Lucent.

     The DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

     The Lucent Certificate provides that a director of Lucent will not be personally liable to Lucent or its stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by the Lucent as amended from time to time, for liability (i) for any breach of the director's duty of loyalty to Lucent or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of such provision will eliminate or reduce the effect of such provision in respect of any matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise prior to such amendment or repeal.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     The following is a list of Exhibits included as part of this Registration Statement. Lucent agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request. Items marked with an asterisk are filed herewith.


  *2.1   Agreement and Plan of Merger dated as of October 14, 1997 among Lucent Technologies
         Inc., LaSalle Acquisition, Inc. and Livingston Enterprises, Inc. (included as
         Appendix A to the Proxy Statement/Prospectus).
   3.1   Restated Certificate of Incorporation of Lucent is hereby incorporated by reference to Exhibit No. (3.1) to Amendment No. 3 to the Registration Statement on Form S-1 of
         Lucent filed with the SEC on April 1, 1996 (Registration No. 333-00703) ("Amendment
         No. 3").
   3.2   By-Laws of Lucent are hereby incorporated by reference to Exhibit No. (3.2) to
         Amendment No. 3.
   4.3   Rights Agreement between Lucent and First Chicago Trust Company of New York, as
         Rights Agent, dated as of April 4, 1996 in hereby incorporated by reference to
         Exhibit No. (4.2) to Amendment No.3.
  +5.1   Opinion of Lucent Vice President - Law, as to the legality of the securities being registered.
  +8.1   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation as to certain
         United States federal income tax consequences of the Merger.
 +11.1   Statement re: Computation of Per Share Earnings.
 *23.1   Consent of KPMG Peat Marwick LLP, dated November 7, 1997.
 *23.2   Consent of Coopers & Lybrand L.L.P., dated November 7, 1997.
 +23.3   Consent of Lucent Vice President - Law (included as part of Exhibit 5.1) dated
         October 23, 1997.
 +23.4   Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included as part of Exhibit 8.1) dated October 23, 1997.
 +23.5   Consent of Lucent Vice President - Taxes and Tax Counsel dated October 23, 1997.
 +24.1   Powers of Attorney.
 +99.1   Form of proxy to be mailed to holders of Livingston Common Stock.


---------------
* Filed herewith


+ Previously filed with Initial Registration Statement on Form S-4 on October
  23, 1997.


ITEM 22.  UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar amount of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (c)(1) The Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (e) The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

     (f) The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in Murray Hill, New Jersey, on the 7th day of November, 1997.



                            LUCENT TECHNOLOGIES INC.



              By: JAMES S. LUSK                            By: /s/ FLORENCE L. WALSH
---------------------------------------------    ---------------------------------------------
        Vice President and Controller               (Florence L. Walsh, attorney-in-fact)*


     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement or amendment thereto has been signed by the following persons in the capacities and on the date indicated.

Principal Executive Officer:

Richard A. McGinn
Chief Executive Officer

Principal Financial Officer:

Donald K. Peterson
Executive Vice President
and Chief Financial Officer

Principal Accounting Officer:

James S. Lusk
Vice President and Controller

Directors:

Paul A. Allaire
Carla A. Hills
Drew Lewis
Richard A. McGinn
Paul H. O'Neill
Donald S. Perkins
Henry B. Schacht
Franklin A. Thomas
John A. Young.

                                          By:     /s/ FLORENCE L. WALSH

                                            ------------------------------------

                                                     (Florence L Walsh,
                                                      attorney-in-fact)*



                                          November 7, 1997


                                          *by power of attorney

                                  EXHBIT INDEX



                                                                                       SEQUENTIAL
EXHIBIT                                                                                   PAGE
NUMBER                                   DESCRIPTION                                     NUMBER
------    --------------------------------------------------------------------------   ----------
 *2.1     Agreement and Plan of Merger dated as of October 14, 1997 among Lucent
          Technologies Inc., LaSalle Acquisition, Inc. and Livingston Enterprises,
          Inc. (included as Appendix A to the Proxy Statement/Prospectus).
  3.1     Restated Certificate of Incorporation of Lucent is hereby incorporated by reference to Exhibit No. (3.1) to Amendment No. 3 to the Registration
          Statement on Form S-1 of Lucent filed with the SEC on April 1, 1996
          (Registration No. 333-00703) ("Amendment No. 3").
  3.2     By-Laws of Lucent are hereby incorporated by reference to Exhibit No.
          (3.2) to Amendment No. 3.
  4.3     Rights Agreement between Lucent and First Chicago Trust Company of New
          York, as Rights Agent, dated as of April 4, 1996 in hereby incorporated by reference to Exhibit No. (4.2) to Amendment No. 3.
 +5.1     Opinion of Lucent Vice President - Law, as to the legality of the securities being registered.
 +8.1     Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation as
          to certain United States federal income tax consequences of the Merger.
+11.1     Statement re: Computation of Per Share Earnings.
*23.1     Consent of KPMG Peat Marwick LLP, dated November 7, 1997.
*23.2     Consent of Coopers & Lybrand L.L.P., dated November 7, 1997.
+23.3     Consent of Lucent Vice President - Law (included as part of Exhibit 5.1)
          dated October 23, 1997.
+23.4     Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
          (included as part of Exhibit 8.1) dated October 23, 1997.
+23.5     Consent of Lucent Vice President - Taxes and Tax Counsel dated October 23,
          1997.
+24.1     Powers of Attorney.
+99.1     Form of proxy to be mailed to holders of Livingston Common Stock.


---------------

* Filed herewith



+ Previously filed with Initial Registration Statement on Form S-4 on October
  23, 1997.